EXHIBIT 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

MYERS INDUSTRIES, INC.,

MYERS TIRE SUPPLY, LLC,

and

TAPS HOLDINGS, LLC

Dated as of August 31, 2026

This document is intended solely to facilitate discussions among the parties. This document is not intended to create, nor will it be deemed to create, a legally binding or enforceable offer or agreement of any type or nature, unless and until it is executed by all of the parties.

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	3.25.	Indebtedness; Guarantees	50

	3.26.	Title to Assets	50

	3.27.	Inventory	50

	3.28.	Banks	50

4.	REPRESENTATIONS AND WARRANTIES OF SELLER.		51

	4.1.	Organization	51

	4.2.	Authorization	51

	4.3.	Title to Company Equity	51

	4.4.	No Violation or Approval; Consents	51

	4.5.	Litigation	52

	4.6.	Brokers	52

5.	REPRESENTATIONS AND WARRANTIES RELATING TO BUYER.		52

	5.1.	Organization	52

	5.2.	Authorization	52

	5.3.	No Violation or Approval; Consents	52

	5.4.	Litigation	53

	5.5.	Available Funds	53

	5.6.	Solvency	53

	5.7.	Brokers	53

	5.8.	Investment Intent	53

6.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER.		53

	6.1.	Representations and Warranties	53

	6.2.	Performance of Obligations	54

	6.3.	Company and Seller Compliance Certificates	54

	6.4.	Seller IRS Form	54

	6.5.	Injunctions	54

	6.6.	Debt Lien Release Letter	54

	6.7.	No Material Adverse Effect	54

	6.8.	Resignations	54

	6.9.	1293 Main Documentation	54

	6.10.	1293 Main Lease Agreement	54

	6.11.	1554 Main Lease Agreement	54

	6.12.	Transition Services Agreement	54

	6.13.	Patch Rubber Supply Agreement	55

	6.14.	Transaction Expenses	55

	6.15.	Consents and Approvals	55

	6.16.	Other Deliveries	55

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7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND SELLER.		55

	7.1.	Representations and Warranties	55

	7.2.	Performance of Obligations	55

	7.3.	Buyer Compliance Certificate	55

	7.4.	Injunctions	55

	7.5.	Payments and other Deliveries	55

	7.6.	1554 Main Lease Agreement	55

	7.7.	1293 Main Lease Agreement	55

	7.8.	Transition Services Agreement	56

.	7.9.	Patch Rubber Supply Agreement	56

8.	COVENANTS OF THE PARTIES.		56

	8.1.	Noncompetition and Nonsolicitation	56

	8.2.	Access to Premises and Information	58

	8.3.	Conduct of Business Prior to Closing	58

	8.4.	Confidentiality.	60

	8.5.	Preparation for Closing	61

	8.6.	Business Records	61

	8.7.	Employees	62

	8.8.	Tax Matters	63

	8.9.	Reserved.	69

	8.10.	Notification of Certain Matters	69

	8.11.	Representation and Warranty Policies	69

	8.12.	Reserved	69

	8.13.	Termination of Affiliate Contracts	69

	8.14.	Exclusive Dealing	69

	8.15.	Wrong Pockets	69

	8.16.	Payment of Bonuses	70

9.	INDEMNIFICATION.		70

	9.1.	Survival	70

	9.2.	Indemnification by Seller	70

	9.3.	Indemnification by Buyer	71

	9.4.	Certain Limitations.	71

	9.5.	Indemnification Procedures for Third Party Claims.	73

	9.6.	Indemnification Procedure for Claims Between the Parties	74

	9.7.	Tax Treatment of Indemnification Payments	74

	9.8.	Sole and Exclusive Remedy	74

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10.	TERMINATION.		75

	10.1.	Termination	75

	10.2.	Effect of Termination	76

11.	MISCELLANEOUS.		76

	11.1.	Notices	76

	11.2.	Expenses of Transaction	76

	11.3.	Entire Agreement	76

	11.4.	Severability	76

	11.5.	Amendment	77

	11.6.	Parties in Interest	77

	11.7.	Assignment	77

	11.8.	Governing Law	77

	11.9.	Consent to Jurisdiction	77

	11.10.	Waiver of Jury Trial	78

	11.11.	Reliance	78

	11.12.	Specific Enforcement	78

	11.13.	No Waiver	78

	11.14.	Negotiation of Agreement	78

	11.15.	Disclosure Schedules	79

	11.16.	Non-Recourse	79

	11.17.	DISCLAIMER	79

	11.18.	Due Diligence Review	80

	11.19.	Attorney-Client Privilege and Waiver of Conflicts	81

	11.20.	Release	82

	11.21.	Headings	83

	11.22.	Counterparts; Electronic Signature	83

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EXHIBITS

Exhibit A – Form of 1293 Main Lease Agreement

Exhibit B – Form of 1554 Main Lease Agreement

Exhibit C – Form of Transition Services Agreement

Exhibit D – Form of Patch Rubber Supply Agreement

SCHEDULES

Schedule 1(a) – Closing Net Working Capital Calculation Schedule

Schedule 1(b) – Accounting Principles

Schedule 6.15 – Consents and Approvals

Schedule 8.3 – Conduct of Business Prior to Closing

Schedule 8.8.2(a) – Purchase Price Allocation

Schedule 8.8.10 – Company-Retained Tax Refunds

Schedule 8.13 – Termination of Affiliate Contracts

Schedule 8.16 – Payment of Bonuses

Schedule 9.2(d) – Indemnification by Seller

Schedule 11.1 – Notice Addresses

Disclosure Schedules

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (as amended, modified, or supplemented from time to time, this “Agreement”) is made as of August 31, 2026, among Myers Industries, Inc., an Ohio corporation (“Seller”), Myers Tire Supply, LLC, a Delaware limited liability company (the “Company”), and TAPS Holdings, LLC, a Delaware limited liability company (“Buyer”).

WHEREAS, Seller historically operated the Business as a division of Seller;

WHEREAS, in anticipation of Seller’s strategic plan to divest the Business (“Project Helix”), Seller formed the Company on June 12, 2025, by filing the Certificate of Formation of the Company with the Secretary of State of the State of Delaware;

WHEREAS, in furtherance of Project Helix and in connection with the Contemplated Transactions, on January 31, 2026, Seller contributed to the Company all of the issued and outstanding Equity Interests of each Myers Subsidiary (the “Contribution” and, together with the Conversions, the “Restructuring”);

WHEREAS, in furtherance of Project Helix and in connection with the Contemplated Transactions, at least two days prior to the Closing Date, Seller filed a Certificate of Conversion with the Secretary of State of the State of Ohio and a Certificate of Conversion with the Secretary of State of the State of Delaware pursuant to which Myers Tire Supply Distribution, Inc., an Ohio corporation (“MTS Distribution, Inc.”), converted into Myers Tire Supply Distribution, LLC, a Delaware limited liability company (“MTS Distribution”) (for purposes of this Agreement, all references to MTS Distribution shall include MTS Distribution, Inc. in the period prior to the consummation of the MTS Distribution Conversion unless otherwise expressly indicated). The transactions set forth in this Recital are referred to herein as the “MTS Distribution Conversion”;

WHEREAS, in furtherance of Project Helix and in connection with the Contemplated Transactions, at least two days prior to the Closing Date, Seller filed a Certificate of Conversion with the Secretary of State of the State of Ohio and a Certificate of Conversion with the Secretary of State of the State of Delaware pursuant to which DSS Direct, Inc., an Ohio corporation (“DSS, Inc.”), converted into DSS Direct, LLC, a Delaware limited liability company (“DSS”) (for purposes of this Agreement, all references to DSS shall include DSS, Inc. in the period prior to the consummation of the DSS Conversion unless otherwise expressly indicated). The transactions set forth in this Recital are referred to herein as the “DSS Conversion”;

WHEREAS, in furtherance of Project Helix and in connection with the Contemplated Transactions, at least two days prior to the Closing Date, Seller filed a Certificate of Conversion with the Secretary of State of the State of Ohio and a Certificate of Conversion with the Secretary of State of the State of Delaware pursuant to which MyersTireSupply.com, Inc., an Ohio corporation (“MTS.com, Inc.”), converted into MyersTireSupply.com, LLC, a Delaware limited liability company (“MTS.com”) (for purposes of this Agreement, all references to MTS.com shall include MTS.com, Inc. in the period prior to the consummation of the MTS.com Conversion unless otherwise expressly indicated). The transactions set forth in this Recital are referred to herein as the “MTS.com Conversion”; and

WHEREAS, Buyer desires to purchase all of the issued and outstanding Company Equity on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants and agreements contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.
DEFINITIONS.

1.1. Certain Matters of Construction. For purposes of this Agreement, except as specified otherwise, the words “hereof”, “herein”, “hereunder” and words of similar import will refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement will include all subsections thereof. The word “party” will refer to Buyer, Seller, and the Company. The word “including” means including without limitation. The word “will” has the same meaning as the word “shall.” Definitions will be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender will include each other gender. The term “dollars” and character “$” shall mean United States dollars. The term “or” is not exclusive, unless the context otherwise requires. All references in this Agreement to any Section, Exhibit or Schedule will, unless otherwise specified, be deemed to be a reference to a Section, Exhibit or Schedule of or to this Agreement, in each case as such may be amended in accordance herewith, all of which are made a part of this Agreement. Unless otherwise provided, references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time.

1.2. Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings:

“1293 Main Lease Agreement” is defined in Section 6.10.

“1554 Main Lease Agreement” is defined in Section 6.11.

“Access Request” is defined in Section 3.14.4.

“Accounting Principles” means the same accounting methods, principles, practices, procedures and estimation methodologies (including in respect of the exercise of management judgment) (a) set forth on Schedule 1(b), (b) only to the extent not addressed in the preceding clause (a), utilized in the preparation of the Latest Financials (solely to the extent in compliance with GAAP), and (c) to the extent not addressed in the preceding clauses (a) or (b), GAAP as in effect as of the date of the Latest Financials. For the avoidance of doubt, in the event of conflict, clause (a) shall take precedence over clauses (b) and (c) and clause (b) shall take precedence over clause (c).

“Accrued Income Taxes” means unpaid federal, state, local or non-U.S. Income Taxes payable by the Group Companies determined as of the end of the day on the Closing Date, which shall (a) take into account the transactions contemplated by this Agreement, (b) take into account any amount realized to be included in taxable income of any Group Company for any Pre-Closing Tax Period as a result of (i) any change in accounting method made prior to the Closing (including under any applicable law analogous to Section 481 of the Code) and (ii) any prepaid amount or deferred revenue accrued on or prior to the Closing Date, (c) be calculated on a jurisdiction-by-jurisdiction and taxpayer-by-taxpayer basis in amounts not less than zero for any taxable period, taxpayer, or with respect to any jurisdiction or with respect to any type of Income Tax payable by any taxpayer, (d) take into account any applicable estimated Income Tax payments made prior to the Reference Time (and borne by Seller) but only to the extent that such estimated Income Tax payments actually reduce (but not below zero) amounts that would otherwise be unpaid Income Taxes with respect to such jurisdiction and tax period, and (e) not include any offsets or reductions with respect to Tax refunds or overpayments of Income Tax (except to the extent applied as an estimated payment). For the avoidance of doubt, “Accrued Income Taxes” shall not include any Income Taxes payable by Seller or the Seller Group.

“Acquisition Transaction” is defined in Section 8.14.

“Action” means any claim, counterclaim, suit, litigation, arbitration, mediation, audit, demand, notice of violation, action or other proceeding (whether civil, criminal or administrative) commenced, conducted, brought by or before any Governmental Authority or arbitrator.

“Affiliate” means, as to any Person, any other Person controlling, controlled by or under common control with such Person, or, as to a Person that is a natural Person, any other Person who is a member of such natural Person’s immediate family (i.e., a spouse, parent, child (including an adopted child) or grandchild of that individual). For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliated Group” means a group of Persons that elects to, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other analogous group recognized by applicable Law.

“Agreement” is defined in the Preamble.

“Anti-Bribery Laws” is defined in Section 3.11.3.

“Applicable Privacy and Data Security Laws” is defined in Section 3.14.1.

“Business” means the Distribution of certain tools, supplies and auto shop equipment for the tire, wheel and under-vehicle service industries, including tire valve hardware, tire patches, tire changers, tire tools and back shop supplies, as conducted by the Group Companies as of the Closing.

“Business Activities” is defined in Section 8.1.1.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions are required or authorized to close in the City of Akron, Ohio.

“Business Employees” means employees of the Group Companies.

“Business Intellectual Property” means the Intellectual Property Rights used by the Group Companies in connection with the conduct of the Business, including Company Owned IP.

“Buyer” is defined in the Preamble.

“Buyer 401(k) Plan” is defined in Section 8.7.2.

“Buyer Fundamental Representations” is defined in Section 7.1.

“Buyer Indemnitee” is defined in Section 9.2.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) and all federal rules, regulations, notices and guidance promulgated thereunder and IRS Notice 2020-65, 2020-38 IRB.

“CC&R” is defined in Section 3.12.2(h).

“Claimed Amount” is defined in Section 9.6.

“Closing” is defined in Section 2.3.

“Closing Date” is defined in Section 2.3.

“Closing Date Cash” means, with respect to the Group Companies, an amount equal to the sum of all cash and cash equivalents, determined as of the Reference Time in accordance with the Accounting Principles, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, lease or other security deposits, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts. For the avoidance of doubt, Closing Date Cash shall be (a) reduced by checks and drafts written by a Group Company but not yet cleared and wires or deposits in transit, in each case, as of the Reference Time (in each case, to the extent the liability related thereto is not being included in the calculation of the Closing Net Working Capital Amount or Closing Indebtedness) or (b) increased by checks and drafts for the benefit of a Group Company which have been received by a Group Company but not yet cleared and wires or deposits in transit, in each case, as of the Reference Time (in each case, to the extent the asset related thereto has not been included in the calculation of Closing Net Working Capital Amount or Closing Indebtedness), in all cases, other than such wires or deposits in transit relating to the Closing.

“Closing Date Schedule” is defined in Section 2.5.2.

“Closing Date Schedule Due Date” is defined in Section 2.5.2.

“Closing Indebtedness” means Indebtedness calculated as of immediately prior to Closing but giving pro-forma effect to the Debt Lien Release Letter.

“Closing Net Working Capital Amount” means an amount (which may be positive or negative) equal to the Current Assets less the Current Liabilities, as calculated as of the Reference Time; provided, that the Closing Net Working Capital Amount shall not take into account any assets or Liabilities otherwise taken into account in calculating the Purchase Price pursuant to Section 2.2. Closing Net Working Capital Amount shall be determined and calculated in accordance with the Accounting Principles.

“Closing Net Working Capital Calculation Schedule” means a sample calculation of the Closing Net Working Capital Amount as of March 31, 2026, attached as Schedule 1(a) hereto, which has been prepared in accordance with the Accounting Principles and is provided for illustration purposes only.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.

“Company Equity” means the Equity Interests of the Company.

“Company IT Systems” is defined in Section 3.13.12.

“Company Owned IP” means all Intellectual Property Rights owned by the Group Companies.

“Company Proprietary Software” means all versions (whether or not released) of the object code, source code and scripts of any software or firmware, prebuilt solutions, or scripts conceived, created, reduced to practice, developed or under development by or on behalf of the Business, together with all Documentation related thereto.

“Company Registered IP” is defined in Section 3.13.1.

“Company Released Parties” is defined in Section 11.20.2.

“Company Releasing Parties” is defined in Section 11.20.1.

“Confidential Information” means all confidential, non public, protected, trade secret or sensitive data or information or know how, written or oral, concerning the Business and affairs of the Group Companies, whether marked confidential or not, whether directly or indirectly received, including applicable data or information of third parties.

“Confidentiality Agreement” is defined in Section 8.2.

“Contemplated Transactions” means the transactions contemplated by this Agreement and each of the other Transaction Documents, including the Restructuring.

“Contract” means any legally binding contract, agreement, lease, license, sublicense, instrument, note, commitment or undertaking (other than an Employee Plan).

“Contribution” is defined in the Recitals.

“Conversions” (and each individually, a “Conversion”) means, collectively, the DSS Conversion, the MTS Distribution Conversion and the MTS.com Conversion.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants, evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Programs” is defined in Section 3.11.5.

“Current Assets” means the consolidated current assets of the Group Companies and the Business, determined in accordance with the Accounting Principles and shall only include the line items and categories set forth in the illustrative calculation set forth on the Closing Net Working Capital Calculation Schedule; provided that none of (a) Closing Date Cash as definitively determined pursuant to Section 2.5, (b) Income Tax assets, (c) other deferred Tax assets, (d) LIFO reserve, (e) impairment reserves (related to held-for-sale accounting), (f) receivables from Seller’s Affiliates other than Patch Rubber, in each case, without duplication, shall constitute Current Assets, or (g) the current portion of any assets for leases classified as operating leases under the Accounting Principles.

“Current Liabilities” means the consolidated current Liabilities of the Group Companies and the Business, determined in accordance with the Accounting Principles and shall only include the line items and categories set forth in the illustrative calculation set forth on the Closing Net Working Capital Calculation Schedule; provided that none of (a) Income Tax Liabilities, (b) other deferred Tax Liabilities, (c) the current portion of any Closing Indebtedness (including any accrued interest related thereto) as definitively determined pursuant to Section 2.5, (d) the current portion of any liabilities for leases classified as operating leases under the Accounting Principles, (e)

Closing Date Cash as definitively determined pursuant to Section 2.5, (f) payables to Seller’s Affiliates other than Patch Rubber, or (g) any Transaction Expenses as definitively determined pursuant to Section 2.5, without duplication, shall constitute Current Liabilities.

“Customer” means a current or former customer of the Business that is subject to an existing Contract.

“Data Activities” is defined in Section 3.14.1.

“Debt Documents” means those loan documents evidencing clause (a) of the definition of Indebtedness.

“Debt Lien Release Letter” means a letter, in form and substance reasonably acceptable to the parties, providing for the release, upon the Closing, of all Liens on the assets (including the Equity Interests) of the Group Companies securing the Debt Obligations.

“Debt Obligations” means the Indebtedness and other obligations of Seller and its Subsidiaries, secured by a Lien in favor of the secured parties pursuant to the Debt Documents.

“Deferred Revenue” means the aggregate amount of negative customer balances of accounts receivable and amounts included within the unearned revenue account, each as determined in accordance with the Accounting Principles and as shown on Schedule 1(a).

“Designated Accounting Firm” is defined in Section 2.5.3(d).

“Disclosure Schedules” means the various disclosure schedules to this Agreement that are being delivered by Seller, the Company and Buyer in connection with the execution and delivery hereof.

“Dispute Notice” is defined in Section 2.5.3(b).

“Disputed Items” is defined in Section 2.5.3(d).

“Distribution” means the marketing, promotion, offering for sale, sale, and resale of products, together with related storage, handling, transportation, and delivery activities, in each case, acting as an independent reseller and not as a manufacturer of any supplier.

“Documentation” means printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users.

“DSS” is defined in the Recitals.

“DSS Conversion” is defined in the Recitals.

“DSS, Inc.” is defined in the Recitals.

“Electronic Delivery” is defined in Section 11.22.

“Employee Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, and any other employee benefit or compensation plan, program, arrangement, policy or agreement, including any employment agreement, individual consulting agreement, retention, stay, change in control, severance, equity or equity-based compensation, stock or unit options, equity purchase, phantom equity, equity appreciation or other forms of incentive compensation, bonuses, profit-sharing, incentive or deferred compensation, vacation or other paid-time-off, welfare or post-employment welfare (including health, dental, vision, life, and disability), sick pay, pension, retirement, insurance coverage, fringe benefit, or employee loan, in each case, whether or not subject to ERISA, whether written or unwritten, and whether funded or unfunded, (a) that is sponsored, maintained, or contributed to by any Group Company or its ERISA Affiliates for the benefit of any Business Employee (or any beneficiary or dependent of such Person) or (b) with respect to which any Group Company has any Liability (including as a result of any relationship with an ERISA Affiliate), other than any such plan, program, arrangement, policy or agreement that is required under applicable Law and maintained by any Governmental Authority.

“Enforceability Exceptions” is defined in Section 3.2.

“Environmental Conditions” means the presence of Hazardous Substances in the environment (including natural resources, soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or indoor or ambient air).

“Environmental Laws” means any applicable Law relating to pollution, protection of the environment, natural resources, and/or protection of human health and safety of persons from exposures to Hazardous Substances, including Laws relating to or addressing: protection, pollution, cleanup, or restoration of the environment, including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, climate change, or indoor or ambient air; endangered or threatened species; and the use, handling, transportation, treatment, storage, disposal, release or threat of release or discharge of Hazardous Substances, including occupational safety and exposure of employees and other persons to any Hazardous Substances.

“Environmental Liabilities” means any and all Liabilities arising out of or relating to any Environmental Law and/or arising out of or relating to Environmental Conditions, including: (a) any discharge, spill, leak, emission, release, threatened release or migration of, or exposure to, Hazardous Substances; (b) the use, generation, storage, disposal, handling, treatment, recycling, shipment, transportation (or arrangement for any of the foregoing) of any Hazardous Substances; (c) any violation of or noncompliance with any Environmental Law or any Permit required by any applicable Environmental Law; (d) any investigatory, remedial, natural resource, response, removal or corrective obligation or measure required by Environmental Law; or (e) any claim (including property damage and personal injury) by any third party relating to any Hazardous Substances or Environmental Conditions.

“Equity Interests” means, as applicable, (a) with respect to a corporation, any and all shares of capital stock of such corporation; (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units (including restricted units), interests or other partnership interests, limited liability company interests, or membership interests with respect thereto (including profits interests); and (c) with respect to any Person, any securities, options, warrants, restricted units, profits interests, phantom equity, equity appreciation rights, call, purchase or redemption rights, incentive equity or equity linked awards or rights, subscription rights, registration rights or other similar rights or entitlements of, or granted by, such Person or any of its Affiliates, with respect to or that are otherwise convertible into, exercisable for, exchangeable for or otherwise giving any Person any right to acquire, any such capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.

“ERC” means the employee retention credit described in Section 2301 of the CARES Act, including any Treasury Regulations promulgated thereunder, and any judicial authority and administrative interpretations and announcements issued by any Governmental Authorities with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means a trade or business that is treated as a single employer with any Group Company under Section 414(b) or (c) of the Code.

“Estimated Closing Date Cash” is defined in Section 2.5.1.

“Estimated Closing Date Schedule” is defined in Section 2.5.1.

“Estimated Closing Indebtedness” is defined in Section 2.5.1.

“Estimated Closing Net Working Capital Amount” is defined in Section 2.5.1.

“Estimated Purchase Price” means an amount equal to (a) the amount set forth in Section 2.2.1(a), plus (b) the total amount of Estimated Closing Date Cash, minus (c) the Estimated Closing Indebtedness, minus (d) the total amount of Estimated Transaction Expenses, and (e) either (i) plus the amount, if any, by which the Estimated Closing Net Working Capital Amount exceeds the Target Net Working Capital Amount or (ii) minus the amount, if any, by which the Target Net Working Capital Amount exceeds the Estimated Closing Net Working Capital Amount.

“Estimated Transaction Expenses” is defined in Section 2.5.1.

“Expiration Date” is defined in Section 10.1.4.

“Export/Import Laws” is defined in Section 3.11.4.

“Financial Advisor” means KeyBanc Capital Markets Inc.

“Financial Statements” is defined in Section 2.5.2.

“Fraud” means common law fraud of a party determined in accordance with Delaware law as applied by Delaware courts with respect to the making of any representation or warranty set forth in this Agreement; provided, however, that it shall exclude any theory of fraud premised upon constructive fraud, recklessness or negligence.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any United States, foreign, federal, state, provincial, municipal or local government, or political subdivision thereof, or any multinational organization or authority, or any other authority, agency, ministry or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any mediator, arbitrator or arbitral body.

“Governmental Order” means any ruling, award, decision, injunction, judgment, order, decree, stipulation, consent, writ or temporary restraining order entered, issued, promulgated, rendered or made by any Governmental Authority.

“Group Companies” means, collectively, the Company and the Myers Subsidiaries.

“Hazardous Substance” means any pollutant, contaminant, chemical, waste or any other toxic, infectious, carcinogenic, radioactive, ignitable, corrosive, reactive, caustic or otherwise hazardous substances or materials (whether solids, liquids or gases), or any other substances, materials or wastes subject to regulation, control or remediation (or for which Liability may be imposed) under any Environmental Law, including petroleum, its derivatives, by-products and other hydrocarbons, urea formaldehyde, lead-based paint, radon, radioactive materials, polychlorinated biphenyls, and asbestos and asbestos-containing materials.

“Historical Financials” means the unaudited balance sheets and statements of income of the Business on a consolidated basis as of and for the three most recent full fiscal years ended 2023, 2024 and 2025.

“Income Tax” means any Tax that is, in whole or in part, based on or measured by gross or net income, gross receipts or profits (including any franchise Tax or branch profits Tax measured or imposed by reference to such income or in lieu thereof).

“Indebtedness” means with respect to any Person, and without duplication, all outstanding obligations of such Person (a) in respect of indebtedness for borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments (including a purchase money obligation), (c) for the lease obligations required under GAAP to be accounted for on the balance sheet of such Person as finance leases, (d) for the deferred purchase price of any property, assets or services (including all “earn-outs”, seller notes or conditional sale obligations of such Person), in each case, other than ordinary trade accounts payable or accruals taken into account in the Closing Net Working Capital Amount, (e) for outstanding checks, money orders, bank overdrafts and advances of the Group Companies (to the extent not taken into account in the determination of Closing Date Cash), (f) to reimburse or prepay any Person in respect of a drawn letter of credit, banker’s acceptance, surety arrangements or note purchase facility, (g) for any contracts relating to interest rate protection, swap agreements and collar agreements (including any breakage or similar costs payable in connection with any of the foregoing), (h) all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of the Group Companies for any payable or other indebtedness owing to Seller or any of its Affiliates (other than the Group Companies) other than amounts included in the Closing Net Working Capital Amount, (i) in respect to Deferred Revenue other than amounts included in the Closing Net Working Capital Amount, (j) [reserved], (k) for all obligations of a Group Company relating to employees or individual service providers of the Group Companies attributable to periods prior to and including the Closing (including personal leave, bonuses, commissions, sabbatical, severance and workers’ compensation obligations pursuant to agreements entered into by the Group Companies prior to the Closing, whether or not such obligations accrue on or after the Closing Date) except for those specific amounts included in the Closing Net Working Capital Amount, (l) relating to deductions, credits, penalties or offsets claimed by any customer for goods delivered or services rendered in excess of amounts included in the Closing Net Working Capital Amount, (m) for obligations accrued in accordance with the Accounting Principles for the short term incentive plan (as illustrated in Schedule 1(a) attached hereto), (n) in respect of interest, fees, premiums or other charges in respect of any indebtedness described in the foregoing clauses (a) through (m), (o) with respect to guarantees of obligations of the types described in clauses (a) through (i) above of any other Person,

(p) for any Accrued Income Taxes, or (q) for any accrued interest, prepayment penalties or premiums related to any of the foregoing; provided, that, for the avoidance of doubt, Indebtedness shall not include any amounts taken into account in Transaction Expenses, Closing Date Cash or Closing Net Working Capital Amount.

“Identified Filing” is defined in Section 8.8.11(a).

“Indemnification Acknowledgment” is defined in Section 9.5.1(b).

“Indemnified Taxes” means, without duplication, any of the following Taxes: (a) any and all Taxes of any Group Company attributable to any Pre-Closing Tax Period (or portion thereof); (b) all Taxes of the Seller Group; (c) all Taxes of any Person for which any Group Company is or becomes liable (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. laws) as a result of being a member of (or leaving) an Affiliated Group prior to the Closing Date; (d) all Taxes of any Person for which any Group Company is liable as a transferee or successor, by Contract (including any Tax sharing agreement, but excluding any commercial contracts entered into in the Ordinary Course of the Business with unrelated Persons not primarily related to Taxes) pursuant to any applicable Law, or otherwise, to the extent such Taxes relate to an event or transaction occurring before the Closing; (e) any ERC claimed by the Seller Group with respect to a Pre-Closing Tax Period, including any obligation to repay all or any portion of any ERC to any Taxing Authority, any out-of-pocket expenses incurred in connection with any audit, inquiry or investigation by a Taxing Authority with respect thereto, and any professional or consulting fees required to be paid in connection with any such claim; (f) Taxes arising out of or resulting from the transactions contemplated by this Agreement with respect to (A) the Company’s portion of applicable payroll and withholding Taxes resulting from the payment of the Purchase Price and Transaction Expenses under this Agreement, and (B) all Transfer Taxes for which Seller is responsible under Section 8.8.1; and (g) all VDA Costs. “Indemnified Taxes” shall exclude any Taxes (i) that are taken into account in calculating Transaction Expenses, Closing Indebtedness or the Closing Net Working Capital Amount, in each case, as finally determined, or (ii) resulting from (x) any action taken by Buyer or its Affiliates outside the Ordinary Course of the Business and not contemplated by this Agreement or the Transaction Documents on the Closing Date after the Closing, or (y) a breach by Buyer of Section 8.8.7.

“Indemnitee” is defined in Section 9.5.1.

“Indemnitor” is defined in Section 9.5.1.

“Intellectual Property Rights” means all United States and foreign intellectual property and proprietary rights, including (a) all trademarks, service marks, trade names, trade dress, product names, logos, slogans, corporate names and other source identifiers, whether or not registered, together with all translations, adaptations, derivations and combinations thereof, and all applications, registrations and renewals therefor, and all goodwill connected with the use of and symbolized by the foregoing (collectively, “Trademarks”); (b) all Internet domain names, Uniform Resource Locators (URLs) and social media usernames and accounts (collectively, “Domain Names”); (c) all copyrights and copyrightable subject matter, whether or not published and whether or not registered, and all applications, registrations and renewals therefor, and moral and economic rights of authors and inventors; (d) all patents and patent applications, and patent disclosures, and all reissues, reexaminations, divisions, continuations, continuations-in-part, and extensions thereof; (e) all rights in Software; (f) all rights in trade secrets, recipes, technical information, know-how, inventions (whether or not patentable), processes, techniques, designs, drawings, technologies, protocols, methods, formulas, specifications, research and development information, financial information, business and marketing plans and proposals, sales and pricing data, advertising and promotional materials and lists of suppliers, vendors, customers, and distributors; and (g) all other forms of proprietary rights however designated, including rights of publicity and rights of privacy.

“International Supply Agreements” means, collectively, that certain (i) Distribution Agreement, by and between the Company and Myers El Salvador, dated as of the date hereof, (ii) Distribution Agreement, by and between the Company and Myers Guatemala, dated as of the date hereof and (iii) Distribution Agreement, by and between the Company and Myers Panama, dated as of the date hereof.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge of each of Jeffrey Baker, Victor Perez, and Dan Hoehn after a reasonable inquiry, which shall be limited to inquiry of their respective direct reports who are primarily responsible for the subject matter of the applicable representation or warranty, into the fact or matter represented or warranted.

“Kwik Patch” means Kwik Patch Private Limited, an Indian joint venture.

“Latest Financials” means the unaudited balance sheet of the Business on a consolidated basis as of July 31, 2026 and the related statements of income for the seven-month period then ended.

“Law” means any federal, state, provincial, municipal, local or foreign statute, law (including common law), by-law, ordinance, code, rule or regulation or Governmental Order.

“Lease” means any lease, sublease, license, concession, ground lease, occupancy agreement or other agreement or arrangement with respect to real property, including any and all amendments, modifications, lease guarantees or other related documentation, in each case, including all rights to security deposits and other amounts and instruments deposited by or on behalf of the Business thereunder.

“Leased Real Property” means the real property leased, subleased or ground leased by any Group Company as tenant.

“Liability” means any direct or indirect liability, cost, expense, debt or obligation of any kind, character, or description, and whether known or unknown, choate or inchoate, liquidated or unliquidated, accrued or unaccrued, absolute or contingent, due or to become due or otherwise, and regardless of whether or when asserted or by whom.

“Lien” means any hypothecation, mortgage, pledge, lien, prior claim, security interest, encumbrance, servitude, deed of trust, charge, restriction on transfer or similar arrangement or interest in real or personal property of any kind. For purposes of this Agreement, it is understood that “Lien” does not include any non-exclusive license or similar right granted with respect to any Intellectual Property Rights.

“Loss” means any loss, Liability, damage, fine, penalty, Tax, fee, cost, expense, assessment, demand, judgment, charge, interest, debt, payable, claim, deficiency, diminution in value, award or amount paid or incurred in connection with any Action, defense or settlement (in each case, including reasonable amounts paid in settlement, court costs and documented attorneys’, accountants’, investigators’, consultants’ and other experts’ fees and expenses incurred in connection therewith).

“Material Adverse Effect” means any event, change, fact, condition, circumstance or occurrence that, when considered individually or in the aggregate with all other events, changes, facts, conditions, circumstances or occurrences, has or would reasonably be expected to have a material adverse effect on, or material adverse change in, the business, financial condition, or results of operations of the Group Companies, taken as a whole; provided, however, that any such event, change, fact, condition, circumstance, occurrence or effect caused by or resulting from any of the following shall not be considered, and shall not be taken into account in determining the existence of, a “Material Adverse Effect”: (a) the announcement, pendency or consummation of the Contemplated Transactions, or the execution of this Agreement or the performance of obligations hereunder, including the impact of any of the foregoing on relationships with customers, suppliers, employees or independent contractors (provided that this clause (a) shall be disregarded for purposes of the closing conditions set forth in Section 6.1 with respect to representations and warranties relating to required consents or approvals, change in control provisions or similar provisions granting rights of acceleration, termination, modification or waiver based upon the entering into of this Agreement or the consummation of the Contemplated Transactions), (b) conditions affecting the global economy or the financial, credit, commodities or capital markets as a whole (including changes in interest rates or the availability of any debt financing), or generally affecting the industries in which the Group Companies conduct the Business, (c) any change in, adoption of, or change in the interpretation or adoption of any applicable Law or GAAP, (d) any national or international political or social conditions, including the engagement or continuation of the United States in hostilities or the escalation thereof, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (e) public health events, pandemics, epidemics or disease outbreaks, including any worsening thereof, (f) earthquakes, hurricanes, floods or other natural disasters, (g) the failure by any of the Group Companies or the Business to meet any revenue or earnings projections, forecasts or predictions (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a “Material Adverse Effect”), (h) any action taken by, or with the consent of, Buyer or any of its Affiliates with respect to the Contemplated Transactions or with respect to the Company, or (i) any action by Seller or its Affiliates required to be taken, or permitted to be taken, by this Agreement; except, in the case of any of the foregoing clauses (b), (c), (d), (e) and (f) to the extent such changes or effects would have a materially disproportionate effect on any of the Group Companies compared to other Persons in the industries and geographic regions in which the Group Companies conduct the Business.

“Material Contract” is defined in Section 3.9.1.

“Material Customers” is defined in Section 3.23.

“Material Suppliers” is defined in Section 3.24.

“MTS Distribution” is defined in the Recitals.

“MTS Distribution Conversion” is defined in the Recitals.

“MTS Distribution, Inc.” is defined in the Recitals.

“MTS.com” is defined in the Recitals.

“MTS.com Conversion” is defined in the Recitals.

“MTS.com, Inc.” is defined in the Recitals.

“Myers El Salvador” means Myers de El Salvador S.A. de C.V., an El Salvadoran corporation.

“Myers Guatemala” means Orientadores Comerciales S.A., a Guatemalan corporation.

“Myers Panama” means, collectively, Myers de Panama S.A., a Panamanian corporation, and Myers TSCA, S.A., a Panamanian corporation.

“Myers Subsidiaries” means, collectively, DSS, MTS Distribution and MTS.com.

“Myers Tire Supply International” means Myers Tire Supply International, Inc., an Ohio corporation.

“Non-Recourse Party” is defined in Section 11.16.

“Notice of Claim” is defined in Section 9.5.1(a).

“Ordinary Course of the Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of the Business only if such action is consistent in all material respects in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person.

“Organizational Documents” means with respect to any Person (other than an individual), the certificate or articles of incorporation, organization or formation of such Person and any limited liability company, operating or partnership agreement, by-laws or similar documents or agreements relating to the legal organization of such Person, as the same have been amended, restated, modified, and/or supplemented from time to time.

“Owned Real Property” is defined in Section 3.12.1.

“Patch Rubber” means Patch Rubber Company, a North Carolina corporation.

“Patch Rubber Supply Agreement” is defined in Section 6.13.

“Permits” is defined in Section 3.15.

“Permitted Liens” means (a) statutory Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and, in each case, for which an adequate reserve has been established on the Latest Financials and maintained in accordance with GAAP, (b) landlords’, warehousepersons’, mechanics’, materialmens’, carriers’ or other similar statutory Liens arising or incurred in the Ordinary Course of the Business to secure claims for labor, material or supplies that are not yet due and payable, or the amount or validity of which is being contested in good faith by appropriate proceedings and for which an adequate reserve has been established on the Latest Financials and maintained in accordance with GAAP, and that are not, individually or in the aggregate, material to the conduct of the Business or the operations or financial condition of the Group Companies, (c) Liens incurred or deposits or pledges made in the Ordinary Course of the Business in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Laws, (d) zoning, building, entitlement and other land use regulations or restrictions imposed by or on behalf of any Governmental Authority having jurisdiction over any Real Property and which are not the subject of remediation orders or written notices of violation pursuant to the current conduct of the Business, (e) easements, servitudes, rights of way and other imperfections of title, encroachments or encumbrances that do not materially interfere with the present use of the property related thereto, including Liens of mortgagees under mortgages granted by lessor owners of the Leased Real Property, (f) Liens securing the Debt Obligations, but only to the extent discharged at Closing pursuant to the Debt Lien Release Letter, (g) Liens imposed by public utility services to the extent authorized or required by any Governmental Authority under applicable Laws, and (h) restrictions on the ownership or transfer of the securities arising under applicable Laws.

“Person” means any natural person or any corporation, partnership, limited liability company, other legal entity or Governmental Authority.

“Personal Information” means (i) any information that can be used to identify, contact or precisely locate a natural person, including name, address, telephone number, email address, financial account number, government-issued identifier, Internet protocol address or other persistent identifier; (ii) any data or information defined as “personal information,” “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” or “personally identifiable financial information” under any Law; and (iii) any data or information associated with information described in element (i) or (ii) of this definition.

“Post-Closing Representation” is defined in Section 11.19.

“Post-Closing Tax Period” means any taxable period that begins after the Closing Date or the portion of a Straddle Period that begins the day after the Closing Date and ends on the last day of the Straddle Period.

“PPP Program” is defined in Section 3.11.5.

“Pre-Closing Income Return” is defined in Section 8.8.3(a).

“Pre-Closing Other Return” is defined in Section 8.8.3(b).

“Pre-Closing Representation” is defined in Section 11.19.

“Pre-Closing Tax Period” means any taxable period that ends on and includes the Closing Date or the portion of a Straddle Period ending on or prior to the Closing Date.

“Prior Company Counsel” is defined in Section 11.19.

“Privacy Policy” or “Privacy Policies” means, collectively, any and all of the Group Companies’ and the Business’s internal and external privacy and security notices, plans, procedures, guidelines, policies and statements regarding the collection, storage, disclosure, use, transfer, protection, security and processing of Personal Information.

“Purchase Price” is defined in Section 2.2.1.

“Purchase Price Allocation” is defined in Section 8.8.2(a).

“Qualified Benefit Plan” is defined in Section 3.16.1.

“Real Property” is defined in Section 3.12.1.

“Records” is defined in Section 8.2.

“Reference Time” means 11:59 p.m. (Akron, Ohio, time) on the Closing Date.

“Related Party Arrangement” is defined in Section 3.20.

“Representative” means, with respect to any Person, any director, manager, officer or employee of such Person and any agent, consultant, legal, accounting, financial or other advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Restricted Period” is defined in Section 8.1.1.

“Review Period” is defined in Section 2.5.3(b).

“RWI Policy” means the buyer-side representations and warranties insurance policy, issued by DUAL Transactional Risk.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in the Preamble.

“Seller 401(k) Plan” is defined in Section 8.7.2.

“Seller 401(k) Plan Spin-Off” is defined in Section 8.7.2.

“Seller Fundamental Representations” means Sections 3.1(a), 3.2, 3.3, 3.4.1, 3.4.3, 3.4.4, 3.8, 3.22, the first sentence of 3.26, 4.1, 4.2, 4.3, 4.4.1, 4.4.3, 4.4.4, and 4.6.

“Seller Group” means, with respect to federal income taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Seller is the parent and, with respect to state income or franchise Taxes, an affiliated, consolidated, combined, unitary or similar group of which Seller or an Affiliate is the parent or a member, which, for the avoidance of doubt, shall include each of the Group Companies with respect to all Pre-Closing Tax Periods; provided that a Group Company shall not be considered a member of the Seller Group with respect to any Post-Closing Tax Period.

“Seller Indemnitee” is defined in Section 9.3.

“Seller Pre-Closing Communications” is defined in Section 11.19.

“Seller Released Parties” is defined in Section 11.20.1.

“Seller Releasing Parties” is defined in Section 11.20.2.

“Software” means (a) all software, firmware, middleware and computer programs in any form or format, including applications, interfaces, tools and operating systems and object code and source code, (b) all electronic data, databases and data collections, and (c) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Solvent” means, with respect to any Person, that (a) the sum of the assets, at a fair market valuation, of such Person and its Subsidiaries (on a consolidated basis) exceeds their Liabilities, (b) each of such Person and its Subsidiaries (on a consolidated basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts or other Liabilities beyond its ability to pay such debts and other Liabilities as such debts and other Liabilities mature or become due and (c) each of such Person and its Subsidiaries (on a consolidated basis) has sufficient capital with which to conduct its business in which it is engaged or will be engaged.

“Speedy Return” is defined in Section 8.8.3(b).

“Straddle Period” means any Tax period beginning on or before, and ending after, the Closing Date.

“Subsidiary” of any Person means another Person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first Person.

“Subsidiary Equity Interests” is defined in Section 3.3.2.

“Target Net Working Capital Amount” means $34,750,000.

“Tax” or “Taxes” means any U.S. federal, state, local, municipal, foreign or other tax, charge, fee, duty, levy or other similar assessment, including income, gross receipts, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, workers’ compensation, unemployment, disability, property, escheat, unclaimed property, ad valorem, personal property, sales, use, estimated, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, imposed by any Taxing Authority, and including any interest, penalty or addition to tax or additional amount imposed thereon.

“Tax Claim” is defined in Section 8.8.9(a).

“Tax Returns” means any return (including FinCEN Form 114 or Treasury Form TD F 90-22.1), declaration, filing, report, information return, election, claim, request for refund, information statement, or other document relating to Taxes filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition, audit, administration, assessment, investigation or collection of any Tax or Tax Return.

“Third Party Claim” is defined in Section 9.5.1.

“Transaction Documents” means this Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the Contemplated Transactions.

“Transaction Expenses” means all out-of-pocket fees, costs and expenses incurred and unpaid through the Reference Time by any of the Group Companies in connection with the negotiation, documentation and consummation of the Contemplated Transactions, including (a) all legal fees and expenses, (b) all of the accounting, investment banking and other advisory fees and expenses of the Company, (c) all fees, penalties, costs or other amounts payable by any Group Company or the Business in connection with the termination of any Related Party Arrangements, (d) the payments of any sale, change-in-control, transaction or other bonus to a Business Employee, in each case, that is payable solely by reason of the execution of this Agreement or the consummation of the Contemplated Transactions (including, in each case, the employer portion of any employment or payroll Taxes payable thereon or with respect thereto), in each case to the extent vested and unpaid as of the Closing, and (e) all costs to obtain any third party consents identified in Schedule 6.15.

“Transfer Taxes” are defined in Section 8.8.1.

“Transition Services Agreement” is defined in Section 6.12.

“Treasury Regulations” means the regulations promulgated under the Code.

“VDA Completion Deadline” is defined in Section 8.8.11(b).

“VDA Control” is defined in Section 8.8.11(a).

“VDA Costs” means, without duplication, (a) all Taxes attributable to any Pre-Closing Tax Period that are payable in connection with, or pursuant to the resolution, settlement or compromise of, the Identified Filing, and (b) all costs and expenses (including professional fees) of undertaking, prosecuting, participating in, completing or resolving the Identified Filing, in each case whether incurred or payable by Seller, Buyer or any Group Company.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“WARN Laws” means the WARN Act and any similar foreign, state or local laws.

“Willful Breach” means a breach that is a consequence of an act or omission knowingly undertaken or knowingly omitted by the breaching party with the intent of causing a breach of this Agreement.

2.
PURCHASE AND SALE OF THE COMPANY EQUITY; CLOSING.

2.1. Purchase and Sale of the Company Equity. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer and deliver to Buyer, free and clear of all Liens (other than restrictions on transfer under the Securities Act and any other applicable securities Laws), and Buyer shall purchase from Seller, the Company Equity.

2.2. Calculation of Purchase Price.

2.2.1. Purchase Price. The aggregate consideration for the purchase and sale of the Company Equity pursuant to this Agreement will be an amount in cash (such amount, as adjusted pursuant to Section 2.5, the “Purchase Price”) calculated as follows:

(a) $30,000,000, plus

(b) the total amount of Closing Date Cash, minus

(c) the total amount of Closing Indebtedness, minus

(d) the total amount of Transaction Expenses,

(e) plus the amount, if any, by which the Closing Net Working Capital Amount exceeds the Target Net Working Capital Amount, or minus the amount, if any, by which the Target Net Working Capital Amount exceeds the Closing Net Working Capital Amount.

2.2.2. Withholding. Buyer, any Group Company, or any other applicable withholding agents shall be entitled to deduct and withhold from the Purchase Price any withholding Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld. To the extent that any such amounts are so deducted or withheld, the applicable withholding agent shall, promptly upon learning of any such withholding requirement, provide written notice to such Person of such withholding requirement and shall reasonably cooperate with such Person to reduce or eliminate any such requirement pursuant to applicable Law. To the extent that any such amounts are so deducted or withheld pursuant to applicable Law, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.3. The Closing. Subject to the terms and conditions hereof, the closing of the purchase and sale of the Company Equity pursuant to this Agreement (the “Closing”), shall take place electronically, as promptly as practicable, but in no event later than the third Business Day, after the satisfaction or waiver of each of the conditions set forth in Articles 6 and 7 hereof (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), or at such other time and place as Buyer and Seller may agree in writing (the day on which the Closing takes place, the “Closing Date”). Subject to the provisions of Article 10, the failure of any party to consummate the Closing on the date and time determined pursuant to this Section 2.3 shall not result in the termination of this Agreement and shall not relieve such party of any obligation under this Agreement.

2.4. Closing Deliveries and Payments.

2.4.1. Closing Deliveries and Payments by Buyer. Upon the terms and subject to the conditions set forth in this Agreement, Buyer shall deliver or cause to be delivered at the Closing the following:

(a) to Seller, by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Buyer prior to the Closing Date, an amount in cash equal to the Estimated Purchase Price;

(b) to accounts designated by Seller prior to the Closing Date, by wire transfer of immediately available funds, such cash amounts as are necessary to pay in full the Transaction Expenses (other than amounts necessary to pay Taxes included in Transaction Expenses, which shall be paid by the Company to the applicable Taxing Authority in accordance with applicable Law) and any item of Estimated Closing Indebtedness that by its terms is required to be paid off at or prior to the Closing; and

(c) the various certificates, instruments and documents referred to in Article 7.

2.4.2. Closing Deliveries by Seller and the Company. Upon the terms and subject to the conditions set forth in this Agreement, Seller and/or the Company, as applicable, shall deliver or cause to be delivered at the Closing the following:

(a) a copy of the resolutions or written consent duly adopted by the board of managers, members, or board of directors (or equivalent governing body), as applicable, of each of (i) Seller authorizing the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the performance by Seller of the Contemplated Transactions and (ii) the Company, authorizing the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, and the performance by the Company of the Contemplated Transactions;

(b) a membership interest assignment, in form and substance reasonably acceptable to Buyer, pursuant to which Seller transfers and assigns to Buyer 100% of the Company Equity at the Closing on the terms set forth herein; and

(c) the various certificates, instruments and documents referred to in Article 6.

2.5. Estimated Purchase Price; Purchase Price Adjustment.

2.5.1. The Company shall prepare and deliver to Buyer, at least three (3) Business Days prior to the Closing Date, (a) a written statement (the “Estimated Closing Date Schedule”) setting forth in reasonable detail the Company’s good faith estimates of the Closing Net Working Capital Amount (the “Estimated Closing Net Working Capital Amount”), the Closing Date Cash (the “Estimated Closing Date Cash”), Closing Indebtedness (the “Estimated Closing Indebtedness”) and the Transaction Expenses (the “Estimated Transaction Expenses”) and (b) the Company’s calculation of the Estimated Purchase Price, such estimates to be prepared in accordance with the definitions herein, the Accounting Principles, and, if applicable, consistent with the example set forth on the Closing Net Working Capital Calculation Schedule. Other than as set forth in Sections 2.5.4 and 2.5.5, the Company and its officers, managers, employees, and Affiliates shall not have any liability with respect to any discrepancy between the figures set forth in the Estimated Closing Date Schedule and the Closing Date Schedule (as finally determined pursuant to Section 2.5.3 below). During the period after the delivery of the Estimated Closing Date Schedule and prior to the Closing Date, Buyer shall have an opportunity to review the Estimated Closing Date Schedule, and the Company shall provide Buyer and its Representatives reasonable access to the books and records of the Group Companies, as applicable, and other documents reasonably requested by Buyer in connection therewith. The Company shall consider in good faith any comments made by Buyer with respect to the calculations set forth in the Estimated Closing Date Schedule, and, to the extent the Company agrees to any such revisions, incorporate the same into the calculation of the Estimated Purchase Price; provided, that any disagreement between Buyer and the Company on the calculation of the Estimated Purchase Price will not, in and of itself, delay the Closing and the Company’s calculations will be used for the determination of the Estimated Purchase Price.

2.5.2. As soon as reasonably practicable, but no later than ninety (90) days following the Closing Date (the “Closing Date Schedule Due Date”), Buyer shall, at its expense, (a) cause to be prepared a statement (the “Closing Date Schedule”) setting forth in reasonable detail Buyer’s good faith calculation of the Closing Net Working Capital Amount, Closing Date Cash, Closing Indebtedness and Transaction Expenses, in each case without giving effect to the Contemplated Transactions or any purchase accounting or similar adjustments resulting from the consummation of the Contemplated Transactions except to the extent the definitions herein explicitly provide otherwise and (b) deliver to Seller the Closing Date Schedule, prepared in good faith and in accordance with this Section 2.5.2. The amounts included in the Closing Date Schedule, including the Closing Net Working Capital Amount, Closing Date Cash, Closing Indebtedness and Transaction Expenses, shall (i) be prepared in accordance with the definitions herein and the Accounting Principles and the Closing Net Working Capital Amount shall be prepared in a format consistent with the illustration set forth on the Closing Net Working Capital Calculation Schedule, (ii) not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the Contemplated Transactions and (iii) not take into account (for purposes of establishing reserves or otherwise) any change, circumstance, act, decision, fact or development occurring after the applicable time in the definitions thereof; provided that the Closing Net Working Capital Amount, the Closing Date Cash, Closing Indebtedness and the Transaction Expenses set forth in the Closing Date Schedule will be used in lieu of the Estimated Closing Net Working Capital Amount, the Estimated Closing Date Cash, the Estimated Closing Indebtedness and the Estimated Transaction Expenses. Buyer shall provide, and cause the Group Companies to provide, to Seller and its Representatives a reasonably detailed explanation of the basis for any differences in any elements of the Closing Date Schedule and the Estimated Closing Date Schedule. If Buyer fails to timely deliver the Closing Date Schedule in accordance with the foregoing, the Estimated Closing Date Schedule shall be deemed for all purposes of this Section 2.5 to be the Closing Date Schedule and Seller may deliver a Dispute Notice with respect thereto in accordance with Section 2.5.3. The post-Closing adjustment as set forth in this Section 2.5 is not intended to adjust for errors or omissions that may be found with respect to the Historical Financials and the Latest Financials (together, the “Financial Statements”) or any inconsistencies between the Financial Statements and GAAP (in each case, except as explicitly required by the Accounting Principles) or permit the introduction of different accounting principles, methods, policies, practices, procedures, classifications, conventions, categorizations, definitions, judgments, assumptions, techniques or estimation methods with respect to financial statements (including any of the foregoing as they relate to the nature of accounts, calculation of levels of reserves or levels of accruals) from the Accounting Principles.

2.5.3. Review; Disputes.

(a) From and after the Closing, Buyer shall provide Seller and any accountants or advisors retained by Seller with reasonable access to the Records of the Group Companies and the Business for the purpose of enabling Seller and its accountants and advisors to calculate, and to review Buyer’s calculation of, the Closing Net Working Capital Amount, Closing Date Cash, Closing Indebtedness and Transaction Expenses.

(b) If Seller disputes the calculation of any of the Closing Net Working Capital Amount, Closing Date Cash, Closing Indebtedness and/or Transaction Expenses set forth in the Closing Date Schedule, then Seller shall deliver a written notice (a “Dispute Notice”) to Buyer at any time during the 30 day period commencing upon receipt by Seller of the Closing Date Schedule (or, in the event Buyer fails to timely deliver the Closing Date Schedule, the 91st day following the Closing Date) (the “Review Period”). The Dispute Notice shall set forth the basis for the dispute of any such calculation in reasonable detail.

(c) If Seller does not deliver a Dispute Notice to Buyer prior to the expiration of the Review Period, Buyer’s calculation of Closing Net Working Capital Amount, Closing Date Cash, Closing Indebtedness and/or Transaction Expenses set forth in the Closing Date Schedule (or the Company’s calculation of the Estimated Closing Net Working Capital Amount, the Estimated Closing Date Cash, the Estimated Closing Indebtedness and the Estimated Transaction Expenses, in the event that Buyer fails to timely deliver the Closing Date Schedule) shall be deemed final and binding for all purposes of this Agreement.

(d) If Seller delivers a Dispute Notice to Buyer prior to the expiration of the Review Period, then Seller and Buyer shall use commercially reasonable efforts to reach agreement on the Closing Net Working Capital Amount, Closing Date Cash, Closing Indebtedness and/or Transaction Expenses that are in dispute. If Seller and Buyer are unable to reach agreement on the Closing Net Working Capital Amount, Closing Date Cash, Closing Indebtedness and/or Transaction Expenses that are in dispute (the “Disputed Items”) within twenty (20) days after the end of the Review Period, either party shall have the right to refer such Disputed Items to a mutually acceptable nationally recognized independent accounting firm with which neither Buyer nor Seller has an existing relationship (the “Designated Accounting Firm”) after such 20th day. The Designated Accounting Firm shall be requested to render a written determination of the Disputed Items (acting as an expert and not as an arbitrator) within thirty (30) days after referral of the matter to the Designated Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and must be based solely on (i) the definitions and other applicable provisions of this Agreement and (ii) written submissions of and responses by Seller and Buyer (which the Designated Accounting Firm shall forward to the other party upon receipt of such written submissions) (which, in each case shall be limited to the Disputed Items set forth in the Dispute Notice and, with respect to each Disputed Item, shall set forth a value not in excess of, nor less than, the greatest or lowest value, respectively, set forth in the Dispute Notice and the basis for proposing such value) to the Designated Accounting Firm, and not on independent review, which such determination shall be conclusive and binding upon the parties, nonappealable, and not be subject to further review, and shall be considered a final arbitration award that is enforceable pursuant to the terms of the Federal Arbitration Act. In calculating the Closing Net Working Capital Amount, Closing Date Cash, Closing Indebtedness and Transaction Expenses, the Designated Accounting Firm shall be limited to addressing only the Disputed Items referred to in the Dispute Notice; and such calculation shall, with respect to any Disputed Item, be no greater than the higher amount calculated by Buyer or Seller, as the case may be, and no lower than the lower amount calculated by Buyer or Seller, as the case may be. The determination of the Designated Accounting Firm shall reflect in detail the differences, if any, between the Closing Net Working Capital Amount, Closing Date Cash, Closing Indebtedness and Transaction Expenses reflected therein and the Closing Net Working Capital Amount, Closing Date Cash, Closing Indebtedness and/or Transaction

Expenses set forth in the Closing Date Schedule. Neither Seller nor Buyer, nor their respective Representatives, will have any ex parte communications or meetings with the Designated Accounting Firm concerning the subject matter hereof without the prior written consent of the other party. The fees and expenses of the Designated Accounting Firm (other than fees under Section 2.5.2) shall be allocated between Buyer, on the one hand, and Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party.

2.5.4. If (a) the Purchase Price as finally determined in accordance with this Section 2.5 is greater than (b) the Estimated Purchase Price, then, no later than five Business Days after such determination, Buyer shall cause to be paid to Seller or its designees an amount equal to the excess of the Purchase Price over the Estimated Purchase Price.

2.5.5. If (a) the Purchase Price as finally determined in accordance with this Section 2.5 is less than (b) the Estimated Purchase Price, then, no later than five Business Days after such determination, Seller shall cause to be paid to Buyer or its designees an amount equal to such deficiency.

2.5.6. The parties hereto agree that any payment by Buyer pursuant to this Section 2.5 shall be treated for U.S. federal and applicable state and local Income Tax purposes as an addition to the Purchase Price, and that any payment by Seller pursuant to this Section 2.5 shall be treated for Tax purposes as a reduction of the Purchase Price.

3. REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES.

Seller hereby represents and warrants to Buyer that the statements contained in this Article 3 are accurate and correct as of the date hereof and as of the Closing (unless a specific date is set forth in such representation or warranty, in which case such representation or warranty is true and correct as of such specific date), except in all cases as set forth in the corresponding Disclosure Schedules.

3.1. Organization. Each Group Company is (a) duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and (b) duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its Business makes such qualification, licensing or good standing necessary, except, in the case of the foregoing clause (b), where the failure to be so qualified or licensed or in good standing has not, and would not reasonably be expected to, result in any material Liability to the Group Companies. Schedule 3.1 sets forth an accurate and complete list of each jurisdiction in which the Company is qualified, authorized, registered or licensed to do business as a foreign entity. Seller has delivered to Buyer prior to the date of this Agreement accurate and complete copies of: (i) the Organizational Documents of each Group Company currently in effect; and (ii) the minute books, equity transfer ledger, option grant ledger, and any related or similar equity ownership records of each Group Company.

3.2. Authorization. Each Group Company has all requisite organizational power and authority to execute and deliver this Agreement, as applicable, and each other Transaction Document to which such Group Company is (or will be) a party, to perform such Group Company’s obligations hereunder and thereunder and to consummate the Contemplated Transactions. Each Group Company has taken all organizational actions or proceedings required to be taken by or on the part of such Group Company to authorize and permit the execution and delivery by such Group Company of this Agreement, as applicable, and each other Transaction Document to which such Group Company is (or will be) a party and the instruments required to be executed and delivered by it pursuant hereto and thereto, and the performance by such Group Company of its obligations hereunder and thereunder and the consummation by such Group Company of the Contemplated Transactions. This Agreement, as applicable, and each other Transaction Document to which each Group Company is a party have been (or in the case of Transaction Documents required to be executed and delivered at or prior to the Closing, will be) duly executed and delivered by such Group Company, and assuming the due authorization, execution and delivery by each of the other parties hereto or thereto, constitute (or will constitute) the legal, valid and binding obligation of such Group Company, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors’ rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity (the “Enforceability Exceptions”).

3.3. Capitalization and Subsidiaries.

3.3.1. Schedule 3.3.1 accurately and completely sets forth: (i) each class and series of Company Equity; (ii) the aggregate number of shares, units, membership interests or other denomination of Company Equity of each class and series that are authorized for issuance; (iii) the aggregate number of shares, units, membership interests or other denomination of issued and outstanding Company Equity of each such class and series; and (iv) a list of the names of each record and beneficial owner of such Company Equity, and opposite the name of each such owner, the number, class, and series of Company Equity owned by each such owner. All of the issued and outstanding Company Equity (a) is duly authorized, validly issued and fully paid and is non-assessable, (b) has been offered, issued, sold or delivered in compliance with applicable Laws and not in violation of any preemptive or other similar rights and (c) is free and clear of any preemptive rights, appreciation rights, redemption rights, co-sale rights, rights of first refusal (or any other contingent rights) or offer, put or call rights, any other similar restrictions on transfer or Liens (other than (x) restrictions under applicable federal, state and other securities Laws or (y) under the Organizational Documents of the Company). Except as set forth on Schedule 3.3.1, there are no (A) Equity Interests of the Company (including the Company Equity) authorized, issued, reserved for issuance or outstanding, (B) agreements, options, warrants, preemptive rights or other rights or arrangements existing or outstanding to acquire, subscribe for or vote any Equity Interests of the Company (including the Company Equity), or securities or indebtedness outstanding that are convertible into or exchangeable for any Equity Interests of the Company (including the Company Equity) or (C) obligations of the Company to issue, sell, transfer or vote any Equity Interests of the Company (including the Company Equity).

3.3.2. Schedule 3.3.2 accurately and completely sets forth, for each Myers Subsidiary: (i) each class and series of Equity Interests; (ii) the aggregate number of shares, units, membership interests or other denomination of Equity Interests of each class and series that are authorized for issuance; (iii) the aggregate number of shares, units, membership interests or other denomination of issued and outstanding Equity Interests of each such class and series; and (iv) a list of the names of each record and beneficial owner of such Equity Interests, and opposite the name of each such owner, the number, class, and series of Equity Interests owned by each such owner. All of the issued and outstanding Equity Interests (the “Subsidiary Equity Interests”) of each Myers Subsidiary are set forth on Schedule 3.3.2 and (a) are duly authorized, validly issued, fully paid and non-assessable, (b) were offered, issued, sold or delivered in compliance with applicable Laws and not in violation of any preemptive or other similar rights and (c) are free and clear of any preemptive rights, appreciation rights, redemption rights, co-sale rights, rights of first refusal (or any other contingent rights) or offer, put or call rights, any other similar restrictions on transfer or Liens (other than (x) restrictions under applicable federal, state and other securities Laws or (y) under the Organizational Documents of the applicable Myers Subsidiary). Except as set forth on Schedule 3.3.2, there are no (A) Subsidiary Equity Interests authorized, issued, reserved for issuance or outstanding, (B) agreements, options, warrants, preemptive rights, conversion rights or other rights or arrangements existing or outstanding to acquire, subscribe for or vote any Subsidiary Equity Interests, or securities outstanding that are convertible into or exchangeable for any Subsidiary Equity Interests, or (C) obligations by the Company to issue, sell, transfer or vote any Subsidiary Equity Interests.

3.4. No Violation or Approval; Consents. Except as set forth on Schedule 3.4 and assuming the taking of each action (including the obtaining of each necessary consent, authorization or approval) or the making of all necessary filings with Governmental Authorities as set forth on Schedule 3.4, the execution, delivery and performance by the Company and its Affiliates of this Agreement and each other Transaction Document to which the Company and/or its Affiliates are (or will be) a party and the consummation of the Contemplated Transactions in accordance with this Agreement and the other Transaction Documents do not and will not:

3.4.1. require the consent, waiver, approval, order or authorization of, or filing with, any Governmental Authority;

3.4.2. (a) result in any breach or violation of, (b) give any third-party rights to termination, cancellation, amendment, vesting or acceleration under, (c) constitute a default under (or an event of default which, with the giving of notice or the passage of time, or both, would constitute a default), (d) require the consent of any third party under, (e) conflict with, or (f) give rise to the imposition of a Lien (other than Permitted Liens) on any of the assets, properties or Equity Interests of any Group Company (including the Company Equity) under, any Contract to which any Group Company is party or bound;

3.4.3. breach, conflict with, violate or constitute a default (or an event of default which, with the giving of notice or the passage of time, or both, would constitute a default) under, the Organizational Documents of any Group Company;

3.4.4. breach, conflict with or violate any applicable Law or any Governmental Order to which any Group Company or its assets or properties are subject;

3.4.5. cause any Group Company to become subject to, or to become liable for the payment of, any Tax or any other Liability; or

3.4.6. contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by any Group Company or any employee of a Group Company.

3.5. Financial Statements.

3.5.1. Attached to Schedule 3.5.1 are the Historical Financials and the Latest Financials. The Historical Financials and the Latest Financials fairly present in all material respects the financial position of the Business as of the dates specified and the results of operations of the Business for the periods covered thereby in accordance with the Accounting Principles and, to the extent applicable, GAAP, consistently applied, subject to the absence of (i) footnote disclosures and other presentation items, and (ii) changes resulting from normal year-end adjustments. The books of account, minute books, member records and other records of the Business from which the

Historical Financials and the Latest Financials have been prepared are accurate and complete in all material respects.

3.5.2. All accounts receivable reflected in the Historical Financials and the Latest Financials or since arisen (i) are valid and genuine and have arisen out of bona fide sales and deliveries of goods, performance of services and other transactions in the Ordinary Course of the Business, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (iii) do not reflect discounts other than those offered in the Ordinary Course of the Business, (iv) to the Knowledge of the Company are not subject to defenses, set-offs or counterclaims, (v) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, (vi) are not the subject of any Action brought by or on behalf of Seller or any of its Affiliates (including the Group Companies), and (vii) unless paid prior to the Closing Date, to the Knowledge of the Company, are current and collectible in the Ordinary Course of the Business subject to reserves for doubtful accounts reflected or accrued in the Historical Financials and the Latest Financials. Since January 1, 2025 and as of the Closing Date, and except as set forth on Schedule 3.5.2, Seller or any of its Affiliates (including the Group Companies) have not accelerated the collection of any accounts receivable outside of the Ordinary Course of the Business. Schedule 3.5.2 sets forth an accurate and complete schedule of the accounts receivable as of July 31, 2026, including an accurate aging report for each account receivable.

3.5.3. All accounts payable of the Business (i) are valid and genuine and have arisen out of bona fide business transactions in the Ordinary Course of the Business, and (ii) are not delinquent as of the Closing Date. Since January 1, 2025 and as of the Closing Date, and except as set forth on Schedule 3.5.3, Seller or any of its Affiliates (including the Group Companies) have not delayed or postponed the payment of any account payable of the Business and there are no unpaid invoices or bills representing amounts alleged to be owed by any Group Company, or other alleged obligations of any Group Company, which such Group Company has disputed or determined to dispute or refused to pay. Schedule 3.5.3 contains an accurate aging report for each account payable as of July 31, 2026.

3.6. Undisclosed Liabilities. Neither the Business nor any Group Company has any Liabilities of the type required by GAAP to be set forth on a consolidated balance sheet of the Business other than Liabilities (a) reflected on and reserved in the Latest Financials, (b) incurred in the Ordinary Course of the Business after the date of the Latest Financials, or (c) disclosed on Schedule 3.6.

3.7. Absence of Certain Changes.

3.7.1. Since January 1, 2025, each of the Group Companies and the Business have been operated in the Ordinary Course of the Business, and without limiting the generality of the foregoing, except (x) with respect to the Restructuring or (y) as set forth on Schedule 3.7.1, there has been no:

(a) Material Adverse Effect;

(b) material change outside of the Ordinary Course of the Business in the assets, Liabilities, financial condition or operations of the Company reflected in the Latest Financials;

(c) material adverse change in the contingent obligations of the Group Companies by way of guaranty, endorsement, indemnity, warranty or otherwise;

(d) material damage, destruction or loss, whether or not covered by insurance, to the assets or property of any Group Company;

(e) termination without replacement, or failure to maintain, any insurance policy covering the tangible assets and Leased Real Property of any Group Company;

(f) ceasing of the payment of any Group Company’s accounts payable that are payable in the Ordinary Course of the Business, or material deviation from or alteration to any Group Company’s practices, policies or procedures in paying accounts payable or collecting accounts receivable;

(g) material change in any method of accounting or accounting practice of the Business;

(h) incurrence, assumption or guarantee of any Indebtedness except unsecured current obligations and Liabilities incurred in the Ordinary Course of the Business;

(i) declaration or payment of any distribution or dividend to Seller’s equityholders;

(j) write-offs or write-downs of any inventory, accounts receivable or accounts payable, other than in the Ordinary Course of the Business;

(k) sale, lease, transfer, or assignment by any Group Company of any of such Group Company’s assets, tangible or intangible, involving more than $50,000 in the aggregate, other than for fair consideration in the Ordinary Course of the Business;

(l) entry by any Group Company into any Contract (or series of Contracts) (i) involving more than $50,000 of expenditures, or (ii) outside of the Ordinary Course of the Business;

(m) amendment (whether or not in writing) to any Material Contract;

(n) adverse change in the relationship of any Group Company with a counterparty to a Material Contract;

(o) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Rights;

(p) acceleration, termination, modification to or cancellation of any Contract or Permit;

(q) grant, commitment to pay or increase in the rate or terms of any bonuses, whether monetary or otherwise, or any general wage or salary increase for any Business Employee or officer of, or independent contractor or consultant engaged by, any Group Company, in each case outside of the Ordinary Course of the Business;

(r) entry into any employment agreement or collective bargaining agreement covering any Business Employees, written or oral, or modification of the terms of any such existing agreement;

(s) implementation or announcement of any plant closing, material reduction in labor force or mass lay-off;

(t) loan to, or entry into any other transaction with, any Business Employee, outside the Ordinary Course of Business;

(u) resignation or termination of any Business Employee or any officer of any Group Company;

(v) commencement of, settlement of, determination of or default with respect to any Action;

(w) capital investment in, or any loan to, or any acquisition of the securities or assets of any other Person (or series of related capital investments, loans, and acquisitions) by any Group Company;

(x) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(y) (i) failure to prepare and timely file all material Tax Returns required to be filed during such period or timely withhold and remit any employment Taxes, (ii) making, change, or revocation of any Tax election that is contrary or inconsistent with past practice, (iii) filing of any amended Tax Return or past-due Tax Return, (iv) adoption of or change to any Tax accounting method or Tax accounting period, (v) filing of any Tax Return with respect to a Group Company in a jurisdiction where such Group Company did not file a Tax Return of the same type in the immediately preceding Tax period, (vi) request of or entry into any Tax ruling or entry into any closing or similar agreement with any Governmental Authority, (vii) settlement or compromise of any Tax audit, investigation, claim, proceeding or assessment, (viii) surrender of any right to claim a Tax refund, credit, or other benefit, (ix) making of any voluntary Tax disclosure, Tax amnesty, or similar filing, (x) filing of any claim for refund of Taxes, (xi) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or (xii) reporting position taken with respect to Taxes that is contrary to or inconsistent with past practice;

(z) adoption, amendment, modification or termination of any Employee Plan for the benefit of any Business Employee, other than as required (i) to comply with applicable Law or (ii) by the terms of any Employee Plan;

(aa) action or omission by any Group Company which, if taken or omitted to be taken after the date hereof, would require the consent of Buyer in accordance with Section 8.3; or

(bb) entry into any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

3.8. Taxes.

3.8.1. All Income Tax Returns and other material Tax Returns that are required to be filed by each Group Company have been duly and timely filed (taking into account all validly obtained extensions), and all such Tax Returns are true, correct and complete in all material respects and have been prepared in compliance with all applicable Laws. All material Taxes due and owing by any Group Company (whether or not shown on any Tax Return) have been duly and timely paid.

3.8.2. The Seller Group has duly timely filed (taking into account all validly obtained extensions) all Income Tax Returns that it was required to file with respect to the business and activities of the Group Companies and has timely paid in full all Income Taxes payable with respect to the business and activities of the Group Companies. Seller has, or has caused to be, made available to Buyer accurate and complete copies of (i) all pro forma Income Tax Returns with respect to the business and activities of the Group Companies for Taxable periods ended after December 31, 2021, and (ii) Tax Returns filed by the Group Companies for Taxable periods ended after December 31, 2021, and has made available to Buyer with respect thereto all examination reports and statements of deficiencies proposed, assessed against, or agreed to, for any of the Group Companies. Schedule 3.8.2 is a complete and accurate list of all federal, state, local, and non-U.S. Tax Returns filed by or with respect to the business and activities of the Group Companies that have been audited with respect to Taxable periods ended after December 31, 2021.

3.8.3. No Group Company is currently the beneficiary of any extension of time within which to file any Tax Return required to be filed by a Group Company (other than any such extension automatically granted in the ordinary course under applicable Law). There are no outstanding waivers or agreements regarding the application of the statute of limitations with respect to any Tax Return of a Group Company or Tax of a Group Company (other than consents with respect to periods for which the applicable statute of limitations, as extended, has since expired), and no request for any such waiver or agreement has been made in writing or is currently pending.

3.8.4. No federal, state, local or non-U.S. audits or other Actions have been commenced or are ongoing, pending or, to the Knowledge of the Company, proposed or threatened in writing within the past three (3) years, with regard to (i) any Income Tax Returns of the Seller Group filed with respect to any Group Company, or (ii) any income or other Tax Returns filed by any Group Company or Taxes due and owing by any Group Company. No deficiency for Taxes has been claimed, asserted or assessed against any Group Company that has not been fully and timely paid or settled, and no such deficiency is currently outstanding.

3.8.5. There are no powers of attorney granted by any Group Company concerning any Tax matter or agreements entered into with any Taxing Authority that would have a continuing effect on a Group Company after the Closing Date.

3.8.6. There are no Liens for Taxes on any assets of the Group Companies, except for Taxes not yet due and payable.

3.8.7. No Group Company (a) is a party to, is bound by, or has any obligation under, any Tax sharing, allocation or indemnification agreement or similar contract or arrangement (other than pursuant to (i) commercial contracts entered into in the Ordinary Course of Business with unrelated Persons not primarily related to Taxes, or (ii) any such agreement, contract or arrangement solely as between or among Group Companies), (b) has been a member of a consolidated, combined, unitary or affiliated Tax group for any U.S. federal, state, local or foreign Tax purposes (other than the Seller Group), (c) has any liability for Taxes of any Person (other than with respect to the Seller Group) by reason of being a member of any affiliated group, within the meaning of Section 1504(a) of the Code or filing consolidated federal income Tax Returns under Treasury Regulation Section 1.1502-6, Treasury Regulation Section 1.1502-78 or similar provision of state, local or non-U.S. Tax Law, or (d) has any liability for Taxes of any Person as a transferee, successor, by Contract, or otherwise (other than pursuant to the foregoing parentheticals of this Section 3.8.7).

3.8.8. No Group Company has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4. The U.S. federal income Tax Returns of the Seller Group disclose all positions taken therein with respect to any Group Company that could give rise to a substantial understatement of federal Income Tax within the meaning of Section 6662 of the Code.

3.8.9. No Group Company has executed or entered into a “closing agreement” pursuant to Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law), and no Group Company has requested or is subject to any private letter ruling of the IRS or comparable ruling or agreement of any other Governmental Authority with respect to any Group Company, in each case, to the extent such agreement or ruling is in effect and would be binding upon any Group Company or Buyer after the Closing Date.

3.8.10. No written claim has been made by a Taxing Authority in a jurisdiction in which a Group Company does not file or has not had filed by Seller a particular type of Tax Return (or pay a particular type of Tax) that such Group Company is or may be required to pay such type of Tax to (or file such type of Tax Return with) that Taxing Authority, which written claim has not been resolved with such Taxing Authority. Schedule 3.8.10 sets forth each jurisdiction in which any Group Company files Tax Returns or pays Taxes as of the Closing Date.

3.8.11. All Taxes required to be withheld by a Group Company in connection with any amounts paid or owing to any supplier, independent contractor, creditor, equity holder or other third party have been duly and timely withheld and such withheld Taxes have been duly and timely paid to the proper Taxing Authority and such Group Company has complied in all material respects with all information reporting and backup withholding requirements in connection therewith. Each Group Company has timely collected all material sales and use, goods and services, and similar Taxes required to be collected, and has timely remitted such amounts to the appropriate Governmental Authority or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable Tax statutes and regulations, in all material respects.

3.8.12. No Group Company (and, following the Closing Date, Buyer or any of its Affiliates, in each case, in respect of any of the Group Companies) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (a) change in method of accounting made prior to the Closing or use of an improper method of accounting for a Tax period or portion thereof ending on or prior to the Closing Date; (b) installment sale or open transaction disposition made prior to the Closing; (c) prepaid amount received, advance payments received, or deferred revenue received or accrued on or prior to the Closing Date; (d) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date; (e) “intercompany transactions” within the meaning of Section 1.1502-13 of the Treasury Regulations that occurred prior to the Closing or any “excess loss accounts” within the meaning of Section 1.1502-19 of the Treasury Regulations attributable to a Pre-Closing Tax Period (or, in each case, any similar provision of state, local or foreign Law); (f) adjustment to taxable income for any Tax period pursuant to Section 481 or 263A of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) as a result of transactions or events occurring, or accounting methods employed, prior to the date of this Agreement; or (g) interest held by any Group Company in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) before the Closing Date pursuant to Section 951, 951A or 965 of the Code. No Group Company is required to include any amount in income pursuant to Section 965 of the Code or pay any installment of the “net tax liability” described in Section 965(h)(1) of the Code.

3.8.13. No Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes Contemplated Transactions. Except as set forth on Schedule 3.8.13, no Group Company is subject to any accumulated earnings tax under Section 531 of the Code or personal holding company Tax under Section 541 of the Code.

3.8.14. No Group Company is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

3.8.15. All transactions with related parties that involve any of the Group Companies comply in all material respects with the principles set forth in Code Section 482 and Treasury Regulations promulgated thereunder (and any corresponding provision of state, local or non-U.S. applicable Law) and any other applicable Law on transfer pricing and the Seller Group has maintained all applicable records with respect to transfer pricing relating to any Group Company required to avoid the imposition of Tax penalties under applicable Law. No Group Company is or, within the last three (3) years, has ever been subject to a transfer pricing audit, dispute, assessment or other contest by any Governmental Authority (whether or not involving the interpretation, application or enforcement of a double taxation arrangement, convention or Tax treaty).

3.8.16. Each Group Company has timely and properly filed all material returns and reports required under any escheat or unclaimed property Law, and all such returns and reports are accurate and complete in all material respects. Each Group Company has timely paid all material amounts due under any escheat or unclaimed property Law, and no Group Company has any material liability under any escheat or unclaimed property Law.

3.8.17. The aggregate unpaid Taxes of the Group Companies (a) did not, as of the date of the Latest Financials, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet in the Latest Financials and (b) do not exceed that reserve as adjusted for the passage of time through the end of the Closing Date in accordance with the past custom and practice of the Group Companies in preparing the Historical Financials and the Latest Financials.

3.8.18. No Group Company is the beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Governmental Authority, other than those of general applicability.

3.8.19. No Group Company has been, and none is currently, subject to Tax in any country (other than the country in which it is organized) by virtue of having a permanent establishment, residence, or fixed place of business in such country.

3.8.20. None of the property or assets of any Group Company (i) secures any debt the interest on which is tax-exempt under Section 103(a) of the Code, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, or (iii) is “tax exempt-bond financed property” within the meaning of Section 168(g)(5) of the Code.

3.8.21. No Group Company has claimed any ERC or deferred the payment of any payroll Taxes pursuant to Section 2302 of the CARES Act or IRS Notice 2020-65.

3.8.22. At all times from its respective incorporation until its respective Conversion, each Myers Subsidiary was properly classified as a C corporation for U.S. federal and applicable state and local income Tax purposes. At all times since its respective Conversion, each Myers Subsidiary has been properly classified as an entity disregarded as separate from its owner for U.S. federal income Tax purposes, and no Person has elected to treat such Group Company as other than a disregarded entity for U.S. federal and applicable state and local income Tax purposes. At all times since its formation, the Company has been properly classified as an entity disregarded as separate from its owner for U.S. federal income Tax purposes, and no Person has ever elected to treat the Company as other than a disregarded entity for U.S. federal and applicable state and local income Tax purposes.

3.9. Material Contracts.

3.9.1. Schedule 3.9.1 sets forth an accurate and complete list (in each case, with specific reference to the applicable clause(s) below that relates to such Contract) of the following Contracts, whether or not written, to which any Group Company is a party, which relates to a Group Company, or pursuant to which the properties, rights or assets of any Group Company is bound, and which are currently in effect or under which a party has enforceable or outstanding rights or obligations (each, a “Material Contract” and collectively, the “Material Contracts”):

(a) any Contract that requires payments by or to the Group Companies of (i) $200,000 or more in the twelve (12)-month period ending on the date hereof, or (ii) $250,000 or more in the aggregate over the remaining term thereof;

(b) any lease of personal property requiring (i) annual rental payments by the Group Companies of $50,000 or more or (ii) aggregate payments by the Group Companies of $100,000 or more;

(c) any Contract with a Material Customer;

(d) any Contract with a Material Supplier;

(e) any Contract with any Governmental Authority to which the Company is a party;

(f) any Contract that requires any Group Company to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;

(g) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which any Group Company is a party;

(h) any partnership, joint venture, franchise, development (including any area development), royalty, management or other similar agreement;

(i) any Contract that limits the freedom of any Group Company or its successors, assigns or Affiliates to (i) compete, engage or participate with any Person or in any line of business, business activity, geographic area, market or industry or (ii) solicit or hire any Person;

(j) any Contract relating to Indebtedness for borrowed money of the Business or the Group Companies or any guarantee by any Group Company of any third party’s Indebtedness for borrowed money, or any Lien on any property or assets of the Business or the Group Companies relating to such Indebtedness;

(k) any Contract that is a settlement, conciliation or similar agreement (i) with any Governmental Authority binding upon any Group Company or any of its assets or properties or (ii) with respect to any Action pursuant to which any Group Company has any material ongoing obligations or liability;

(l) any Contract (i) pursuant to which any party is granted exclusive rights, (ii) containing any “most favored nation” rights, rights of first refusal, rights of first offer, rights of first negotiation or similar rights or (iii) containing any “take or pay” minimum commitments or similar provisions;

(m) any Contract or Lease involving commitments by a Group Company to make capital expenditures, or for the sale, acquisition or construction of fixed assets or real estate, in each case in excess of $50,000;

(n) any Contract to acquire by merging or consolidating with, or by purchasing or licensing a portion of the Equity Interests or assets of, or by any other manner, any Group Company, business, corporation, partnership, association or other business organization or division thereof;

(o) any Contract under which any Group Company has made or committed to make any loans, advances or capital contributions to, or investments in, any other Person;

(p) any Related Party Arrangements;

(q) any Contract with a collective bargaining representative, trade union, labor organization, group of employees, employee association, works councils or similar representative bodies including any national or sector specific collective agreements;

(r) any management, consulting, agency or similar Contract or commitment;

(s) any members, shareholder or other equityholders agreement, voting agreement, voting trust agreement, registration rights agreement or similar Contract relating to the governance, organization, management or operation of any Group Company;

(t) any IP-In Agreements and IP-Out Agreements;

(u) any Contract pursuant to which any Group Company has indemnified any Person for, or assumed any Liabilities relating to, Hazardous Substances subject to Environmental Laws;

(v) any Contract not entered into in the Ordinary Course of the Business;

(w) any Lease, sublease or similar Contract with any Person under which any Group Company is a lessee or sublessee of any real property;

(x) any Lease, sublease or similar Contract with any Person under which any Group Company is a lessor or sublessor of, or makes available for use to any Person, (i) any real property or (ii) any portion of any premises otherwise occupied by any Group Company; and

(y) any Contract other than as set forth above to which any Group Company is a party or by which any of the assets of any Group Company is bound or subject that is material to such Group Company or the use or operation of its assets.

3.9.2. The Company has delivered to Buyer accurate and complete copies of each Contract listed on Schedule 3.9.1, including all amendments, modifications and supplements thereto, and, with respect to each unwritten Material Contract, Schedule 3.9.1 sets forth an accurate and complete summary of the material terms of such unwritten Material Contract. (a) Each Material Contract is in full force and effect and is a valid and binding agreement of the Group Company party thereto, as applicable and, to the Knowledge of the Company, each other party thereto, enforceable in accordance with its terms, subject to the Enforceability Exceptions, (b) no Group Company nor the Business is in material breach or default, or has received any notice (in writing or, to the Knowledge of the Company, otherwise) of any material breach, default or event (or threat thereof) that, with or without notice or lapse of time, or both, would constitute a material breach or default by any Group Company under any Material Contract which has not been cured, and (c) to the Knowledge of the Company, no other party to a Material Contract is in material breach of or default under such Material Contract which has not been cured. Subject to obtaining any necessary consents by the other party or parties to any Contract (as set forth on Schedule 3.4), neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions shall (i) cause a termination or lapse, or create in the other party thereto the right to terminate, any Contract, (ii) increase or accelerate the obligations of any Group Company under any Contract, (iii) give any additional rights to any other party to any Contract, or (iv) trigger any provision under any Contract that would have any of the foregoing effects.

3.9.3. No Group Company has received any written notice of any party’s express intention to terminate any Material Contract, and, to the Knowledge of the Company, no Person intends to terminate any Material Contract. No Material Customer is, as of the Closing Date, renegotiating any material amount paid or payable to any Group Company under any Material Contract or any other material term or provision of any Material Contract.

3.9.4. There is no claim pending or threatened (in writing or, to the Knowledge of the Company, otherwise) against any Group Company relating to any services performed or not performed by such Group Company.

3.9.5. For the purposes of this Section 3.9, all Liabilities or payments relating to Contracts involving the same Person (including Persons that any Group Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

3.10. Litigation. Except as set forth on Schedule 3.10, during the past five (5) years, there have not been, and there are not currently, any Actions, whether governmental or non-governmental, that have existed (regardless of whether settled), or that are pending or threatened (in writing or, to the Knowledge of the Company, otherwise), against, relating to or affecting the Business or any officer, manager, director or employee thereof in his or her capacity as such, or any of its or their respective assets, properties or businesses, and which involve a monetary claim or claims or injunctive or other equitable relief, other than routine workers’ compensation claims arising in the Ordinary Course of the Business. Schedule 3.10 hereto sets forth an accurate and complete list of all such Actions within the past five (5) years, including the names of the parties, the forum for such matter, a summary of the details of the matter, the settlement or other disposition of the matter (including the monetary value of such settlement or other disposition) or, if such matter is still pending, a statement to that effect. Except as set forth on Schedule 3.10:

3.10.1. there is not in effect any Governmental Order against, relating to or affecting any Group Company or the Business, or any officer, director or employee thereof in his or her capacity as such, enjoining, barring, suspending, prohibiting or otherwise limiting the same from conducting or engaging in any material aspect of the Business, or requiring any Group Company or any such officer, director or employee to take certain action with respect to any material aspect of the Business;

3.10.2. the Group Companies are not in default under any Governmental Order respecting the Business, and the Group Companies are not subject to or a party to any order, judgment, decree or ruling arising out of any Action under any applicable Laws respecting antitrust, monopoly, restraint of trade, unfair competition or similar matters; and

3.10.3. there is no Action pending or threatened (in writing or, to the Knowledge of the Company, otherwise), which questions the validity of this Agreement or any other Transaction Document, or any actions taken or to be taken pursuant hereto or thereto.

3.11. Compliance with Laws.

3.11.1. Except as set forth on Schedule 3.11.1, (a) each Group Company is, and has within the past three (3) years been, in compliance in all material respects with all applicable Laws (including all filings and disclosures required thereunder) that are applicable to such Group Company, the conduct of the Business in the manner currently conducted or the ownership or use of such Group Company’s assets; and (b) no event has occurred, and no condition or circumstance exists, that would (with or without notice or lapse of time, and without regard to any cure period) be reasonably expected to constitute or result directly or indirectly in a violation in any material respect by any Group Company of, or a failure on the part of such Group Company to comply with, any applicable Law; and (c) no Group Company has received any notice (in writing or, to the Knowledge of the Company, otherwise) from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential material violation of, or failure to comply with, any applicable Law.

3.11.2. Except as set forth on Schedule 3.11.2, neither Seller nor any Group Company has, and to the Knowledge of the Company, none of the Representatives of Seller or any Group Company have, during the past five (5) years, engaged in any illegal or fraudulent conduct on behalf of, or for the benefit of, the Business. No Group Company nor to the Knowledge of the Company any Representative of any Group Company has used any company or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political or business activity or established or maintained any unlawful or unrecorded funds in violation of applicable Law on behalf of, or for the benefit of, the Business. Neither Seller nor any Group Company has, and to the Knowledge of the Company none of the Representatives of Seller or any Group Company have, during the past five (5) years, accepted or received on behalf of the Business any unlawful contributions, payments, gifts or expenditures in violation of applicable Law.

3.11.3. Without limiting the generality of the foregoing, each Group Company is, and since January 1, 2021 has been, in material compliance with all applicable legal requirements under (a) the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd−1, et seq.), and (b) all other applicable anti-corruption and bribery laws, in each case, in jurisdictions in which such Group Company is carrying on business or otherwise operating, including those jurisdictions where such laws impose Liability for the conduct of associated third parties (collectively, “Anti-Bribery Laws”). Since January 1, 2021, no Group Company has received any communication (in writing or, to the Knowledge of the Company, otherwise) from any Governmental Authority that alleges that such Group Company or any of its respective agents or Representatives is in violation of, or has, or may have, any Liability under, any Anti-Bribery Law. Each Group Company (x) is not a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order and (y) has not engaged in any dealings or transactions with any such Person. No Group Company nor, to the Knowledge of the Company, any of their employees or agents has, directly or indirectly through third parties, improperly paid, promised or offered to pay, or authorized the improper payment of, any money or given any promise or offer to give, or authorized the giving of anything of value, to any other Person for purposes of corruptly obtaining or retaining business for or with, or directing business to, any Person, by (i) influencing any official act, decision or omission of such Person, (ii) inducing such Person to do or omit to do any act in violation of the lawful duty of such Person, (iii) securing any improper advantage or (iv) inducing such Person to affect or influence any act or decision of another Person. No Group Company nor, to the Knowledge of the Company, any of their respective employees or agents has, directly or indirectly, promised, offered or provided any corrupt payment, gratuity, emolument, bribe, kickback, excessive gift or hospitality or other illegal or unethical benefit to a customer or other third party or to any other Person in violation of any Anti-Bribery Law.

3.11.4. Each Group Company and the Business have complied in all material respects with all Laws applicable to it related to export control and the import and export of goods, services, commodities, Software, technology and other items (“Export/Import Laws”). No Group Company nor the Business has violated the anti-boycott provisions of 50 U.S.C. Sections 2401 et seq. or taken any action that may be penalized under Section 999 of the Code. No Group Company nor the Business has engaged in any exportation or re-exportation of goods, services, commodities, Software or technology in a manner that is prohibited under any applicable Export/Import Laws. The Group Companies and the Business have timely paid all applicable import and customs duties, tariffs, levies and impositions and have timely submitted all applicable documents required under the Export/Import Laws to the applicable Governmental Authority for the importation of goods, commodities and other items and all such documents submitted were true, accurate and complete when submitted. There is no Action pending, or to the Knowledge of the Company, threatened against any Group Company or the Business before or by any Governmental Authority related to any violation of any Export/Import Laws. Each Group Company and the Business has established and maintains reasonable internal controls, policies and procedures intended to ensure compliance with applicable Export/Import Laws.

3.11.5. Except as set forth on Schedule 3.11.5, if any Group Company applied for, or received, any funds or other benefit under any program relating to the COVID-19 public health crisis, including related to the CARES Act, Provider Relief Funds, CMS Accelerated and Advance Programs, the Paycheck Protection Program (the “PPP Program”) administered under the CARES Act or Economic Injury Disaster Loans administered by the Small Business Administration (collectively, “COVID-19 Programs”), each of the Group Companies, as applicable, were eligible to receive such funds or benefits under the applicable COVID-19 Program requirements. All funds received by any Group Company under the PPP Program have been fully forgiven by the Small Business Administration, and all liability of the Group Companies under each such loan was discharged by the applicable PPP Program lender pursuant to the CARES Act.

3.11.6. Within the past three (3) years, all products and materials stored, handled, packaged, labeled, fulfilled, or shipped by any Group Company or the Business on behalf of their customers have been stored, handled, packaged, labeled, fulfilled, and shipped in material compliance with (i) all applicable contractual requirements with customers and vendors, including temperature, humidity, chain-of-custody, and security specifications and (ii) industry standards generally followed by similarly situated companies in the product distribution industry for handling comparable products, including Hazard Analysis and Critical Control Points protocols where required by Law or Contract. There have been no material incidents of spoilage, contamination, adulteration, tampering, or loss with respect to such products or materials during the three (3) year period prior to the date hereof.

3.12. Real Property.

3.12.1. The Company owns and possesses good, marketable, indefeasible and insurable (at standard rates) title in fee simple to that certain real property described on Schedule 3.12.1 (the “Owned Real Property” and, together with the Leased Real Property, the “Real Property”) free and clear of all Liens other than Permitted Liens. The Company has made available to Buyer copies of the vesting deed showing the Company’s fee ownership in the Owned Real Property and all title insurance policies, underlying title exception documents, surveys relating to the Owned Real Property, in each case to the extent in the possession of the Company, Seller or any of their Affiliates.

3.12.2. Except as set forth on Schedule 3.12.2, with respect to the Owned Real Property:

(a) all buildings, structures, fixtures and improvements included in the Owned Real Property are in all material respects in normal operating condition and repair, ordinary wear and tear excepted, and are owned and operated in compliance in all material respects with applicable Law;

(b) there are no parties in possession of any portion of the Owned Real Property other than the Group Companies, whether as lessees, tenants at will, trespassers or otherwise, and neither the Company, nor, to the Knowledge of the Company, any other Person, has granted any oral or written right to any Person to lease the Owned Real Property;

(c) there are no options or rights in any third party to purchase or acquire any ownership interest in the Owned Real Property, including pursuant to any executory contracts of sale, rights of first refusal or options;

(d) no Actions, proceedings, litigation, government investigations, condemnation or eminent domain proceeding is pending or, to the Knowledge of the Company, threatened that could reasonably be expected to preclude or impair the use of the Owned Real Property;

(e) there are no conditional use permits issued or, to the Knowledge of the Company, required to be issued or pending or approved variances and there are no current zoning violations on record in connection with the Owned Real Property;

(f) all utilities required in connection with the use, occupancy and operation of each parcel of the Owned Real Property are sufficient for its present purposes and are operational and in working order in all material respects;

(g) neither Seller nor the Company has received any written notice of any assessments, general or special, that have been or are in the process of being levied against any parcel of Owned Real Property, and to the Knowledge of the Company, there are no threatened or contemplated assessments;

(h) except as may be recorded in the records of the Summit County, Ohio Fiscal Office Recorder Division, there are no other documents, agreements or other instruments containing covenants, conditions and restrictions (collectively, “CC&Rs”) affecting the Owned Real Property, and the Company is in compliance in all material respects with all such CC&Rs. Neither Seller nor the Company has entered into any unrecorded CC&Rs with respect to the Owned Real Property. Neither Seller nor the Company has received notice (i) of any pending or proposed amendments to any CC&Rs affecting the Owned Real Property or (ii) that any portion of the Owned Real Property, the Company or Seller is in violation of any CC&Rs that remains uncured as of the date hereof;

(i) none of the driveways, parking areas and loading docks located at the Owned Real Property are shared with any Person nor subject to any easement or common use agreements. No fact or condition exists that would result in the termination or impairment of access of the Owned Real Property to or from publicly dedicated roadways; and

(j) To the Knowledge of the Company, neither Seller nor the Company has received any notices of intent to file mechanics liens against all or any portion of the Owned Real Property, and all contractors, subcontractors, materialmen, suppliers, laborers and other parties engaged by Seller or the Company who have performed services and/or provided material to or with respect to the Owned Real Property have been paid in full where due.

3.12.3. Schedule 3.12.3(a) sets forth an accurate and complete list of (a) the Leased Real Property (together with the address of each property and the date and name of the parties to each Lease) currently leased by the Group Companies; and (b) all Leases (together with all amendments, modifications, side letters and all supplemental documents relating thereto). The applicable Group Company has valid leasehold interests in all of its respective Leased Real Property (in each case other than those assets and interests disposed of in the Ordinary Course of the Business), free and clear of any Liens other than Permitted Liens. Except as set forth on Schedule 3.12.3(b), no Group Company is a party to any Contract to sell or lease to any other Person any of its interests in the Leased Real Property. No Group Company has executed or delivered any purchase and sale contract or option agreement, right of first refusal or any other right granting any person or entity other than Buyer the right to acquire the Real Property. The Company has received no notice (in writing or, to the Knowledge of the Company, otherwise) of any breach or default by any Group Company which has not been cured under any covenant, condition or restriction of record.

3.12.4. The Company has made available to Buyer a true and correct copy of the Lease for each Leased Real Property (together with all amendments thereto and all supplemental documents, including guarantees, subordination non-disturbance and attornment agreements, and estoppels relating thereto). Each Lease relating to the Leased Real Property is legal, valid, binding and enforceable upon each of the parties thereto, subject to the Enforceability Exceptions, and is in full force and effect, and all rent and other sums and charges payable by any Group Company, as tenant thereunder, are current.

3.12.5. Except as set forth on Schedule 3.12.5, with respect to the Leases, (a) each such Lease (together with all amendments thereto and all supplemental documents relating thereto) is valid and in full force and effect, is unmodified and represents the entire agreement between the applicable Group Company and the applicable lessor, (b) no Group Company nor, to the Knowledge of the Company, any other party to such Lease is in default of its obligations under any such Leases, (c) the applicable Group Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and, to the Knowledge of the Company, there are no disputes with respect to such Lease and (d) no Group Company has collaterally assigned or granted any other security interest in such Lease or any interest therein other than such collateral assignments or security interests that constitute Permitted Liens and will be removed or terminated prior to the Closing Date.

3.12.6. Except for Permitted Liens or as set forth on Schedule 3.12.6, (a) no Group Company has leased, subleased, licensed or otherwise granted to any Person the right to use or occupy any portion of the Real Property and (b) no Person other than the Group Companies has the right to use the Real Property. No Group Company has executed or delivered any purchase and sale contract or option agreement, right of first refusal or any other right granting any person or entity other than Buyer the right to acquire the Group Companies’ interests in the Leases.

3.12.7. Except as set forth on Schedule 3.12.7, there are no pending or, to the Knowledge of the Company, threatened condemnation proceedings with respect to any of the Real Property that would materially affect the use, operation and/or maintenance thereof as the same are now being used, operated and/or maintained.

3.12.8. Except as set forth on Schedule 3.12.8, there is not any required or deferred maintenance or impending or ongoing repairs with respect to the Real Property that should reasonably be completed for purposes of maintaining the operation of the Business. Except as set forth on Schedule 3.12.8, there are no structural, mechanical or other material defects or deficiencies in the Real Property, all of which are in good operating condition and repair, subject to ordinary wear and tear and taking into account their respective age and remaining useful life.

3.12.9. The Real Property comprises all of the real property used in or otherwise related to the Business.

3.12.10. No Group Company is obligated to pay any leasing fees or commissions, brokerage fees or commissions, finder’s fees or commissions or any compensation of any nature whatsoever to any person, firm, corporation or entity with respect to the Real Property (including due to the exercise of an extension option or any other rights by any Group Company under the Leases).

3.13. Intellectual Property.

3.13.1. Schedule 3.13.1 contains an accurate and complete list, as of the date hereof, of all registrations and applications included in the Company Owned IP, including patents, registered Trademarks, registered copyrights and Domain Names (the “Company Registered IP”), specifying as to each such item, as applicable, (a) the registered (and if different, beneficial) owner, (b) jurisdiction, (c) application or registration number, and (d) date of application or registration. As of the date hereof, and in the last three (3) years, no Action has been pending or, to the Knowledge of the Company, threatened against any Group Company that challenges the legality, validity, ownership, enforceability, or scope of any Company Registered IP. All Company Registered IP is subsisting, valid and enforceable. All renewal and maintenance fees, annuities or other fees payable to any Governmental Authority or domain name registry to maintain the Company Registered IP as active and due prior to the date hereof have been paid in full, and all necessary filings have been duly and properly made in accordance with applicable Laws. A Group Company owns or has the enforceable right to use all Intellectual Property Rights in the manner currently used in the operation of the Business.

3.13.2. The Business Intellectual Property constitutes all Intellectual Property Rights necessary for the operation of the Business as presently conducted by the Group Companies (provided that the foregoing will not be construed as relating to the infringement, misappropriation or other violation of third party Intellectual Property Rights). The Group Companies are the sole and exclusive owners of the Company Owned IP, free and clear of Liens (other than Permitted Liens). The Business Intellectual Property other than Company Owned IP is licensed or sublicensed to the Group Companies pursuant to valid agreements.

3.13.3. Except as disclosed on Schedule 3.13.3(a), in the last six (6) years, no Action has been asserted, or is pending or threatened in writing or, to the Knowledge of the Company, otherwise (including by way of any written invitation to license) against any Group Company or the Business alleging that any Group Company or the Business has infringed, misappropriated, or otherwise violated any Intellectual Property Rights of any other Person, and within the last six (6) years, the conduct of the Business has not infringed, misappropriated, or otherwise violated any Intellectual Property Rights of any other Person. Except as disclosed on Schedule 3.13.3(b), no Person has infringed, misappropriated or otherwise violated any Company Owned IP and none of the Group Companies or the Business has asserted or threatened any Action alleging any such infringement, misappropriation or other violation. No Group Company or Company Owned IP is subject to any Action or outstanding Governmental Order restricting in any manner the use, exploitation, enforcement, transfer or licensing of any Business Intellectual Property.

3.13.4. Trade secrets owned by the Group Companies or the Business are not part of the public knowledge or literature and have not been used, divulged or appropriated for the benefit of any Person other than the Group Companies, Seller and its Affiliates. With respect to the Group Companies’ or the Business’s customer lists and any trade secrets owned by or developed by or for the Group Companies or the Business, the Group Companies take reasonable measures to maintain confidentiality and preserve the economic value of such information. No Group Company has received any notice (in writing or, to the Knowledge of the Company, otherwise) that any trade secret of the Group Companies or the Business is or has become part of the public knowledge or literature.

3.13.5. Except as disclosed on Schedule 3.13.5, all Business Employees and contractors of the Group Companies and the Business that have contributed to the development of any Company Registered IP or other material Company Owned IP have assigned all right, title and interest that such Person may have in such Company Registered IP or other material Company Owned IP to one of the Group Companies pursuant to a valid and enforceable written agreement or by operation of Law. No current or former Business Employee, officer, director or contractor of any Group Company has any claim, right (whether or not currently exercisable), or interest to or in any Company Registered IP.

3.13.6. Schedule 3.13.6 contains an accurate and complete list of all Company Proprietary Software. The Group Companies have not licensed or provided to any Person, or permitted any Person to access or use, any source code for any of the Company Proprietary Software, other than employees, contractors and consultants of the Group Companies or the Business that have confidentiality and invention assignment obligations to the applicable Group Company with respect to such source code. No source code for the Company Proprietary Software is, or has ever been, in escrow. No Group Company has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any of the Company Proprietary Software to any escrow agent or other Person.

3.13.7. No Company Proprietary Software uses, incorporates, contains, is combined with, is distributed with, is derived from, has embedded in it or is being or was developed using any software that is subject to an “open source,” copyleft, freeware or other Software licensed under a similar license or distribution model in a manner that: (i) imposes or could impose a requirement or condition that any Group Company grant a license under its patent rights or that any Company Proprietary Software or part thereof (A) be disclosed or distributed in source code form or in its entirety or in part, (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge; (ii) has been subject to any claim or allegation by any Person that any Company Proprietary Software is subject to any such license; or (iii) otherwise imposes or could impose any other material limitation, restriction, or condition on the right or ability of any Group Company to use, distribute or control any such software. Each Group Company is in compliance with all license agreements governing any open source, copyleft, freeware or other code that such Group Company uses. Each Group Company has the right to use all software development tools, library functions, or compilers that such Group Company uses to (x) create, modify, compile, or support any of the Company Proprietary Software, or (y) provide any services provided by the Business.

3.13.8. All of the Company Proprietary Software is free from material defects in design, workmanship and materials and conforms to the written Documentation and specifications therefor, excluding any defects or bugs that are discovered, fixed, and resolved in the Ordinary Course of the Business. The Company Proprietary Software is free of any computer code or any other procedures, routines or mechanisms which may: (i) disrupt, disable, harm or impair in any material way such software’s operation; (ii) cause such software to damage or corrupt any data, storage media, programs, equipment or communications of the Business and the Group Companies or their clients, or otherwise interfere with the operations of the Business or the Group Companies, in each case, in any material respect; or (iii) permit any third party to access any such software to cause any material disruption, disablement, harm, impairment, damage erasure, or corruption (sometimes referred to as “traps,” “viruses,” “access codes,” “back doors,” “Trojan horses,” “time bombs,” “worms,” or “drop dead devices”).

3.13.9. The Company has provided to Buyer the details of any third party which has access to the Company Proprietary Software, and all such related source code is kept in a secure environment under the control of the Group Companies.

3.13.10. Schedule 3.13.10 contains an accurate and complete list of all Contracts under which any Group Company (i) has acquired or been granted any license, permission or any other right to utilize or otherwise exploit any Business Intellectual Property (other than licenses, permissions or any other rights relating to generally available “off the shelf” Software) (“IP-In Agreements”) or (ii) granted any right to any Person to utilize or otherwise exploit any Business Intellectual Property (“IP-Out Agreements”).

3.13.11. Except as disclosed on Schedule 3.13.11, the consummation of the Contemplated Transactions will not result in the loss or impairment of any Business Intellectual Property.

3.13.12. The Group Companies own or have a valid right to access and use all computer systems, programs, networks, hardware, software, software engines, databases, operating systems, websites, website content and links and equipment used to process, store, maintain and operate data, information and functions owned or used by the Business (the “Company IT Systems”). The Group Companies have taken commercially reasonable efforts to (i) provide for archival back-up, recovery and restoration of its critical business data and (ii) have in place business continuity and disaster recovery plans that are designed to minimize and mitigate the occurrence, duration and effect of any unscheduled unavailability of the Company IT Systems.

3.13.13. The consummation of the Contemplated Transactions will not impair or interrupt in any respect: (i) the Group Companies’ access to and use of, or its right to access and use, the Company IT Systems; and (ii) to the extent applicable, the Group Companies’ customers’ authorized access to and use of the Company IT Systems. There (A) have been no unauthorized intrusions or breaches of security with respect to the Company IT Systems; (B) has not been any malfunction of the Company IT Systems that has not been remedied or replaced; and (C) has been no unplanned downtime or service interruption with respect to the Company IT Systems which has materially impacted the Business. The Company IT Systems are fully functional and sufficient for conducting the Business.

3.14. Data Privacy.

3.14.1. The Group Companies collect, process, store, access, secure, disclose (“Data Activities”) and transfer all data that constitutes Personal Information in compliance in all material respects with (i) all applicable Laws relating to privacy, data security, cyber security, and data protection, anti-spam, and e-commerce, and (ii) all then-current industry standards, guidelines, and best practices with respect to privacy, security, and data protection including the collection, processing, storage, protection, and disclosure of all Personal Information (collectively, the “Applicable Privacy and Data Security Laws”). The Group Companies have implemented written policies relating to Data Activities, including a publicly posted website privacy policy available at myersindustries.com/privacy. Schedule 3.14.1 sets forth all applicable Privacy Policies. The Group Companies and the Business are, and for the last three (3) years have been, in compliance with the Privacy Policy, including past iterations thereof, and made all material disclosures to users or customers required by Applicable Privacy and Data Security Laws, and none of such disclosures made or contained in the Privacy Policy has been inaccurate, misleading or deceptive or in violation of any Applicable Privacy and Data Security Laws. The Group Companies and the Business have provided all necessary notifications to any third party, and has obtained all appropriate consents, regarding their Data Activities. Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of Contemplated Transactions will violate the Privacy Policy or any Applicable Privacy and Data Security Laws or require the consent of or notice to any Person concerning such Person’s Personal Information.

3.14.2. The Group Companies established, maintain and update at least annually, and have maintained, physical, technical, and administrative security measures and written policies, compliant with Applicable Privacy and Data Security Laws, to protect the confidentiality, integrity, security, and availability of the software, systems, and websites that are involved in the collection and/or processing of Personal Information and/or business data taking into account the sensitivity of the data or systems on behalf of the Business, and maintain notification procedures in the case of any breach of security compromising Personal Information and/or business data. The Group Companies have designated one or more individuals responsible for coordinating the security measures and security policies. The Group Companies have taken commercially reasonable steps to institute proper information security and eliminate viruses, spyware, bots, keystroke loggers, Trojan horses and any other code designed for malicious purposes from any software, deliverables and Group Companies’ and their employees’ or independent contractors’ computers. Commercially reasonable steps include but are not limited to: firewalls, security monitoring and alarms, intrusion detection systems, up-to-date anti-virus protection, up-to-date patches, required password authentication at login, keeping a verifiable record of all laptops including serial number and name of employee, and periodic security audits in accordance with industry best practices. Except as set forth on Schedule 3.14.2, the Group Companies maintain appropriate physical security controls to control access to systems and facilities that limit access to authorized individuals. If for any reason the Group Companies are required to destroy Personal Information, the Group Companies do so promptly and in a manner that renders such Personal Information unrecoverable consistent with NIST 800-88 (9/2006 Rev 1) guidelines or equivalent.

3.14.3. If the Group Companies access, store, collect, process or transmit any payment card transactions, the Group Companies comply, and assure that any vendor handling payment card information complies, with PCI DSS requirements and certifies its compliance therewith on an annual basis. The Group Companies promptly destroy all Personal Information from any media no longer required for the Business (e.g., discarded computers or hard drives).

3.14.4. The Group Companies established, maintain, and update at least annually, mechanisms and written policies and procedures compliant with Applicable Privacy and Data Security Laws, to receive, process, and securely respond to a request by any Person to access, correct, delete, or exercise any other right with regard to Personal Information (an “Access Request”) and have complied with all Access Requests as required by any Applicable Privacy and Data Security Law.

3.14.5. Schedule 3.14.5 sets forth a full and complete history since January 1, 2021 of (i) all known material breaches of Personal Information collected by or on behalf of the Business; (ii) all known material failures, crashes, security breaches or incidents, unauthorized access, use, modification, or disclosure, or other adverse events or incidents related to Personal Information and/or business data that would require notification of individuals, other affected parties, law enforcement, or any governmental entity; (iii) any subpoenas, demands, or other notices from any Governmental Authority investigating, inquiring into, or otherwise relating to any actual or potential violation of any Applicable Privacy and Data Security Law; (iv) any Action of any kind that has been served on, or initiated against the Business, the Group Companies, or any of their officers, directors, or employees (in their capacity as such) by any private party or Governmental Authority, foreign or domestic, alleging the loss, misuse, unauthorized acquisition or breach of Personal Information.

3.14.6. Schedule 3.14.6 sets forth a full and complete list of all third parties to whom the Group Companies (i) sell, rent, release, disclose, disseminate, makes available, transfer, or otherwise communicate Personal Information for monetary or other valuable consideration; (ii) share, rent, release, disclose, disseminate, make available, transfer, or otherwise communicate Personal Information to a third party for cross-context behavioral advertising, whether or not for monetary or other valuable consideration; and/or (iii) provide information, through the use of cookies, tags, or other technology, for the purposes of analytics, tracking, targeting, or marketing. The Group Companies perform regular computer security vulnerability assessments and promptly resolve deficiencies.

3.15. Permits. Schedule 3.15 sets forth a complete and accurate list of all licenses, franchises, permits, registrations, certificates, Contracts, marketing rights, consents, authorizations, accreditations, approvals and other operating authority issued by any Governmental Authority (including all renewals or assignments thereof, collectively, the “Permits”) necessary for the Group Companies or any employee to operate and conduct the Business or to occupy any premises in which the Business is operated or conducted, and there does not exist any waivers or exemptions relating thereto. The Permits are in full force and effect and, except as set forth on Schedule 3.15, the Contemplated Transactions will not have an adverse effect on the Group Companies’ right to utilize the Permits as a result of the Closing. There is no default on the part of the Group Companies, the Business or any employee or to the Knowledge of the Company, on the part of any other party under any of the Permits. There exist no grounds for revocation, termination, suspension, restriction, amendment or limitation of any of the Permits. No notices (written or, to the Knowledge of the Company, otherwise) have been received by the Group Companies or the Business with respect to any threatened, pending, or possible revocation, termination, suspension, restriction, amendment, nonrenewal or limitation of the Permits. No investigation or review by any Governmental Authority of the Group Companies, the Business or any employee is pending or threatened (in writing or, to the Knowledge of the Company, otherwise), and no Governmental Authority has notified the Group Companies or the Business (in writing or, to the Knowledge of the Company, otherwise) of its intention to conduct any such investigation or review. The Company has delivered or made available accurate and complete copies of all Permits to Buyer.

3.16. Employee Benefit Plans.

3.16.1. Schedule 3.16.1 sets forth an accurate and complete list of each Employee Plan as of the date of this Agreement. With respect to each Employee Plan, the Company has made available to Buyer accurate, current and complete copies of each of the following, as applicable: (i) where the Employee Plan has been reduced to writing, the plan documents together with all amendments; (ii) where the Employee Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements, custodial agreements, or insurance policies; (iv) copies of any summary plan descriptions and employee handbooks; (v) in the case of any Employee Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) a copy of the recent advisory, opinion or determination letter from the Internal Revenue Service; (vi) in the case of any Employee Plan for which Forms 5500 are required to be filed, a copy of the most recently filed Forms 5500, with all schedules attached; and (vii) copies of all non-routine notices, letters or other correspondence from the U.S. Department of Treasury, Internal Revenue Service, U.S. Department of Labor or Pension Benefit Guaranty Corporation relating to the Employee Plan within the last three years. All Employee Plans shall be retained by Seller or its Affiliates following the Closing and, following the Closing, no Group Company shall have any Liability with respect to any Employee Plan.

3.16.2. Each Employee Plan has been maintained and administered in all material respects in accordance with its terms and all applicable Law, including ERISA and the Code. Each Qualified Benefit Plan has received a favorable and current determination letter from the Internal Revenue Service, or can rely on an advisory or opinion letter from the Internal Revenue Service with respect to a volume submitter or prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan is exempt from federal income taxes under Section 401(a) of the Code, and, to the Knowledge of the Company, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such advisory or opinion letter from the Internal Revenue Service, as applicable. Nothing has occurred with respect to any Employee Plan that has subjected or would reasonably be expected to subject a Group Company to a penalty under Section 502 of ERISA or to an excise tax under the Code. All benefits, contributions and premiums relating to each Employee Plan that are due and payable on or before the date hereof have been timely paid in accordance with the terms of such Employee Plan and the terms of all applicable Laws. With respect to any Employee Plan, no event has occurred or is reasonably expected to occur that has resulted in or could subject Seller or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates (including the Group Companies), to a Tax under Section 4971 of the Code or the assets of any of the foregoing Persons to lien under Section 412(n) of the Code.

3.16.3. Except as set forth on Schedule 3.16.3, none of the Group Companies or any ERISA Affiliate has in the last six years sponsored, maintained, contributed to or had any obligation to contribute to a plan or arrangement that is or was (i) subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (iii) a “multiple employer plan” (within the meaning of Section 3(40) of ERISA or Section 413(c) of the Code); (iv) a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code); or (v) a “multiple employer welfare arrangement” (within the meaning of Section 3(40)(A) of ERISA).

3.16.4. Other than as required under COBRA or other applicable Law, no Employee Plan provides any health, life or disability insurance or benefits following the retirement or other termination of employment of any Business Employee (other than death benefits when termination occurs upon death).

3.16.5. There is no pending, or to the Knowledge of the Company, threatened Action relating to an Employee Plan (other than routine claims for benefits), and no Employee Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or is the subject of an application or filing under, or is a participant in, an amnesty or voluntary compliance program sponsored by any Governmental Authority.

3.16.6. Each Employee Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended to comply and has been operated and administered in material compliance with all applicable requirements of Section 409A of the Code and guidance promulgated thereunder. Neither Seller nor any Group Company has any obligation to gross-up, indemnify, or otherwise reimburse any current or former Business Employee or individual service provider of such Group Company for any taxes, interest, penalties, or any other liability imposed under or related to Section 409A of the Code.

3.16.7. Except as set forth on Schedule 3.16.7, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions, either alone or in conjunction with any other event, will (i) result in any payment or compensation becoming due to any Business Employee under any Employee Plan, (ii) accelerate the time of payment, funding (through a grantor trust or otherwise), or vesting, or increase the amount of compensation or benefits due any Business Employee or any director, officer, or consultant of any Group Company (including funding of compensation or benefits through a trust or otherwise) under any Employee Plan, (iii) increase any benefits otherwise payable to any Business Employee under any Employee Plan, or (iv) result in the payment of any amount that may be deemed an “excess parachute payment” under Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code (or any corresponding provisions of state, local or non-U.S. Tax Law) with respect to any disqualified individual (within the meaning of Section 280G of the Code).

3.16.8. With respect to the Business Employees, Seller and each Group Company is in compliance in all material respects with all applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and all regulations thereunder (together, the “ACA”), as well as any similar provisions of state or local applicable Law, including all requirements relating to eligibility waiting periods and the offer of or provision of minimum essential coverage that is compliant with Section 36B(c)(2)(C) of the Code and the regulations issued thereunder to full-time employees as defined in Section 4980H(c)(4) of the Code and the regulations issued thereunder. No excise tax or penalty under the ACA, including Sections 4980D and 4980H of the Code, is outstanding, has accrued, or has arisen, in each case, with respect to any Business Employee for any period prior to the Closing, with respect to any Employee Plan. Seller and the Group Companies have no unsatisfied obligations to any Business Employees or their qualified beneficiaries pursuant to the ACA, or any state or local applicable Law governing health care coverage or benefits that would result in any liability to the Group Companies. With respect to the Business Employees, Seller has maintained, in all material respects, records reasonably necessary to demonstrate compliance by the Group Companies with the ACA and any other similar state or local applicable Law.

3.17. Employees; Contractors.

3.17.1. Schedule 3.17.1 accurately sets forth, with respect to each Business Employee as of the date of this Agreement (including any such employee who is on a form of extended leave or inactive work status): (i) the name, (ii) title and classification (i.e., full-time, part-time, temporary); (iii) the aggregate dollar amounts of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit sharing payments and other payments or benefits of any type) received from Seller, the Group Companies or the Business with respect to services performed in 2025 and through the seven-month period ending July 31, 2026; (iv) annualized base compensation or hourly wage, as applicable; (v) the number of hours of unused paid sick-time that each employee has accrued and the aggregate dollar amount thereof; (vi) the number of hours of unused vacation time, personal time, and other paid time off that each such employee has accrued and the aggregate dollar amount thereof; (vii) the length of employment; (viii) workers compensation or disability payments; (ix) leave or layoff status, if applicable; (x) classification as either exempt or non-exempt (under the Fair Labor Standards Act and applicable state wage law); (xi) name of employer; and (xii) state and city where such employee is based. Except as set forth in Schedule 3.17.1, neither Seller nor any Group Company nor the Business has any employment agreement with any Business Employee, and all such employees are employed on an “at will” basis. Schedule 3.17.1 sets forth all former Business Employees who have elected and are participating in COBRA health insurance under an Employee Plan as of the date of this Agreement.

3.17.2. Schedule 3.17.2 accurately sets forth with respect to each Person currently being retained as a consultant or independent contractor by the Group Companies as of the date of this Agreement: (i) name, (ii) type of services provided, (iii) date of engagement, (iv) term of engagement and anticipated end date, (v) whether the engagement is at-will, (vi) fees paid and/or payable to the Person, and (vii) service location (state and city). Each individual identified or required to be identified on Schedule 3.17.2 as currently being retained by the Group Companies in connection with the Business as an independent contractor has signed an independent contractor agreement, and, except as set forth on Schedule 3.17.2, for each such individual, such independent contractor agreement remains in full force and effect. Each Person retained by the Group Companies in connection with the Business as a consultant or independent contractor is, or if applicable, was in the last three (3) years, properly classified as an independent contractor and no individual or Governmental Authority has threatened (in writing or, to the Knowledge of the Company, otherwise) any Action regarding misclassification of any independent contractor. No Person currently being retained as a consultant or independent contractor by the Group Companies should be classified as an employee of any Group Company under applicable Law.

3.18. Labor Matters.

3.18.1. The Group Companies and the Business are in material compliance with, and within the last three (3) years, have complied in all material respects with, all applicable Laws governing labor and employment and are not, and have never been, engaged in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Group Companies, the Business or any Business Employee thereof, and no Person has threatened to commence any such slowdown, work stoppage, labor dispute or union-organizing activity or any similar activity or dispute.

3.18.2. Schedule 3.18.2 accurately and completely sets forth the number of Business Employees involuntarily terminated by the Business or the Group Companies since December 31, 2023, and contains an accurate and complete list of the following information for each Business Employee of the Group Companies or the Business who has been involuntarily terminated or laid off, or whose hours of work have been reduced by more than 50% since such date: (i) the date of such termination, layoff or reduction in hours; (ii) the general reason for such termination, layoff or reduction in hours and (iii) the location to which such Business Employee was assigned. For each former Business Employee identified on Schedule 3.18.2, the Group Companies have identified which Business Employees have received an executed waiver and release from the former Business Employee pursuant to which the former Business Employee waived and released any claims that the former Business Employee may have had against the Group Companies or the Business arising from or relating to the former Business Employee’s employment with, and termination by, the Group Companies or the Business. The Company has made available to Buyer an executed copy of each such executed waiver and release for those identified former Business Employees terminated since December 31, 2023.

3.18.3. Neither the Business nor any Group Company has violated any WARN Laws. During the 90-day period prior to the date hereof, the Business and the Group Companies have terminated 19 employees. Neither any Group Company nor the Business have carried out any layoffs, furloughs, or hours or pay reductions that would, if continued, constitute an “employment loss” (as defined under applicable WARN Laws) and that would, together with any “employment loss” (as that term is defined in applicable WARN Laws), constitute a “mass layoff” or “plant closing” (as such terms are defined in applicable WARN Laws) and that would require notice under any applicable WARN Law. As of the date hereof, the Group Companies do not have any plans to undertake any “mass layoff” or “plant closing” that would reasonably be expected to trigger notice obligations under any WARN Law.

3.18.4. Schedule 3.18.4 sets forth an accurate and complete list of any success or change of control bonuses payable to any Business Employee or other Person who shall be entitled to in connection with or as a result of the Closing, with the amount of such success or change of control bonuses set forth opposite each such Business Employee’s or other Person’s name.

3.18.5. The Group Companies and the Business are in material compliance with, and for the past three (3) years have complied in all material respects with, the requirements of all federal, state and local Laws regarding immigration, including but not limited to the requirements under the federal Immigration Reform and Control Act of 1986 regarding verification of employment eligibility, documentation fraud, document retention, non-discrimination, and the prohibition against knowing employment of workers who are not authorized to work in the United States. The Group Companies have on file a valid and current I-9 form for (i) all current Business Employees of the Group Companies or the Business who were hired on November 6, 1986 or later, and (ii) all former Business Employees of the Group Companies or the Business whose employment commenced within the past three years or terminated within the last year. The Group Companies have on file both a valid and current I-9 form and documentation from the U.S. Citizenship and Immigration Services’ e-Verify program confirming the authorization to work in the United States for all Business Employees hired since January 1, 2010, whether or not such Business Employee had previously been a Business Employee of the Group Companies or the Business. The Group Companies and the Business have no Business Employees currently working under a visa, including but not limited to an H-2A or H-2B visa, and have not sponsored, signed a petition for, or entered into any contract related to a visa for any Business Employee or past Business Employee, including but not limited to an H-2A or H-2B visa.

3.18.6. Within the last three (3) years (or, prior to such three (3) year period, to the Knowledge of the Company), no allegations (in writing or, to the Knowledge of the Company, otherwise) of sexual, racial or other harassment, discrimination or retaliation have been made against (A) any officer, manager or director of the Group Companies or the Business or (B) any Business Employee or contractor who, directly or indirectly, supervises employees. Within the last three (3) years, neither the Group Companies nor the Business have entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct, discrimination or retaliation by an employee, contractor, manager, director, officer or other Representative.

3.18.7. Except as set forth on Schedule 3.18.7, no Group Company nor the Business currently has any Liability, and no event has occurred or condition exists that could reasonably be expected to result in any Liability to any Group Company or the Business for any work-related injury or illness resulting in (i) a Business Employee’s death, (ii) a Business Employee’s inability to perform their job for a period of more than twelve (12) weeks in the last twelve (12) months, or (iii) incurring of medical or medical monitoring expenses in excess of $50,000.

3.18.8. None of the Business or any Group Company is under investigation with respect to or has been threatened (in writing or, to the Knowledge of the Company, otherwise) to be charged with or given written notice of any conflict with or default or violation of, any Law relating to employment or labor. Except as set forth on Schedule 3.18.8, no Group Company is a party to any pending Action against it relating to labor or employment.

3.19. Environmental Compliance. Except as set forth on Schedule 3.19:

3.19.1. The Real Property, the Group Companies and the Business are, and have been, in material compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with any Permits required by applicable Environmental Laws;

3.19.2. With respect to the Group Companies, the Business, and the Real Property, (a) no written notice, claim, inquiry, order, request for information, complaint, penalty or communication has been made, and (b) there is no Action pending or, to the Knowledge of the Company, threatened, which in either case (i) alleges the actual or potential violation of or noncompliance with any Environmental Law or any Permit required by any applicable Environmental Law, alleges any potential Liability or damages arising under or relating to any Environmental Law including any investigatory, remedial, natural resource, response, removal or corrective obligations, or seeks to revoke, amend, modify or terminate any Permit required by any applicable Environmental Law and (ii) relates to the Group Companies, the Business or the Real Property;

3.19.3. None of the Real Property has been subject to any past or present contamination, release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, transporting, exposure of any Person to, or disposing or arranging for the disposal of, any Hazardous Substances in violation of any Environmental Law that could reasonably be expected to give rise to a material Environmental Liability for any Group Company;

3.19.4. Neither this Agreement nor any of the Contemplated Transactions will give rise to any obligations for site investigation or cleanup or notification to or consent of Governmental Authorities or third parties, pursuant to any Environmental Laws;

3.19.5. No Group Company has assumed, undertaken or provided an indemnity with respect to, or otherwise become subject to, any material Environmental Liability of any other Person for which such Environmental Liability would not be an Environmental Liability for such Group Company in the absence of such indemnity; and

3.19.6. Copies of all final environmental Phase I reports, compliance audits, notices of violation, environmental sampling results, Phase II environmental reports, consent orders prepared by or on behalf of or issued to Seller or any Group Company that are in the possession or reasonable control of Seller or any Group Company, in relation to the Real Property, have been made available to Buyer.

3.20. Transactions with Related Parties. Except as set forth on Schedule 3.20, no Affiliate, employee, officer, director or manager of any Group Company or the Business or, to the Knowledge of the Company, any relative of such Person, or any entity in which any of such Persons owns any interest (a) is a party to any Contract with any Group Company; (b) has any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, any competitor, supplier, licensor, distributor, lessor or independent contractor of any Group Company (it being agreed, however, that the passive ownership of securities listed on any national securities exchange representing no more than five percent of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person); (c) has any interest in any property, asset or right used by any Group Company for the conduct or operation of the Business; (d) has outstanding any Indebtedness owed to any Group Company; or (e) is engaged in any transaction with any Group Company (any of the foregoing clauses (a) through (e), a “Related Party Arrangement”), in each case, other than with respect to the payment of compensation to employees, officers and directors (or the equivalent) in the Ordinary Course of the Business on terms at least as favorable to the Group Companies as would be obtained in an arms’ length transaction or under any Employee Plan.

3.21. Insurance. Seller and the Group Companies have in effect and have continuously maintained insurance coverage for the operations and assets of the Business. Schedule 3.21 contains an accurate and complete description of all policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by Seller or any Group Company (other than any policies relating to any Employee Plan), to the extent applicable to the Group Companies or the Business, and true, correct and complete copies (or summaries of the material terms) of such policies have been made available to Buyer. All policies listed on Schedule 3.21 (a) are valid, outstanding and enforceable policies and there is no existing default by any Group Company or the Business with respect to such policies, and (b) will not terminate, or lapse by reason of the Contemplated Transactions. As of the date hereof, neither Seller, any Group Company nor the Business has received (i) any written notice of cancellation or termination of any such policies (other than in connection with ordinary renewals) or refusal of coverage thereunder, (ii) any written notice that any issuer of such policy has filed for protection under applicable bankruptcy Laws or is otherwise in the process of liquidating or has been liquidated, or (iii) any other written notice that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder.

3.22. Brokers. Except for the Financial Advisor, there are no brokerage commissions or fees, investment banker’s fees or commission, finders’ fees or similar compensation payable in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of Seller or any Group Company.

3.23. Material Customers. Schedule 3.23 contains an accurate and complete list of each customer of the Group Companies and the Business that made payments to the Group Companies and the Business in excess of $1,000,000 (as measured by the aggregate dollar-value of total payments therefrom) for the twelve (12)-month period ended December 31, 2025 (each a “Material Customer” and collectively, the “Material Customers”), and specifying the amount of revenue attributable to each such Material Customer during such period. Other than as set forth on Schedule 3.23, to the Knowledge of the Company, no event has occurred that would reasonably be expected to materially and adversely affect the Group Companies’ relations with any Material Customer. No Customer (or former customer of the Business or the Group Companies) during the twelve (12) months preceding the date hereof, has canceled, terminated or delivered any notice (in writing, or to the Knowledge of the Company, otherwise) to terminate any of such Customer’s Contracts with the Business or any Group Company. No Customer during the twelve (12) months preceding the date hereof has delivered any written notice to materially decrease such Customer’s usage of the Business’s services or products. Neither any Group Company nor the Business have received any notice (in writing or, to the Knowledge of the Company, otherwise) that a current Customer intends to terminate or materially and adversely alter its business with respect to the Business, as a result of the transactions contemplated hereby.

3.24. Material Suppliers. Schedule 3.24 contains an accurate and complete list of each supplier of the Group Companies and the Business to whom the Group Companies and the Business made payments in excess of $1,000,000 (as measured by the aggregate dollar-value of total payments thereto) for the twelve (12)-month period ended December 31, 2025 (each a “Material Supplier” and collectively, the“Material Suppliers”), and specifying the amounts paid to each such Material Supplier during such period. Other than as set forth on Schedule 3.24, to the Knowledge of the Company, no event has occurred that would reasonably be expected to materially and adversely affect the Group Companies’ relations with any Material Supplier. No supplier (or former supplier of the Business or the Group Companies) during the twelve (12) months preceding the date hereof, has canceled, terminated or delivered any notice (in writing or, to the Knowledge of the Company, otherwise) to terminate any of such supplier’s Contracts with the Business or any Group Company. No supplier during the twelve (12) months preceding the date hereof has delivered any written notice to materially decrease such supplier’s supply of services or products to the Group Companies or the Business. Neither any Group Company nor the Business have received any notice (in writing or, to the Knowledge of the Company, otherwise) that a current supplier intends to terminate or materially and adversely alter its business with respect to the Business, as a result of the transactions contemplated hereby.

3.25. Indebtedness; Guarantees. Schedule 3.25 correctly sets forth all Indebtedness for borrowed money of the Group Companies and the Business. Except as set forth on Schedule 3.25, no Group Company has any Liability in respect of a guarantee of the Indebtedness or other material Liability of any other Person (other than another Group Company).

3.26. Title to Assets. Except as set forth in Schedule 3.26, the Group Companies have good, marketable and valid title and interest to the properties and assets reflected on the Latest Financials or acquired after the Latest Financials (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Latest Financials in the Ordinary Course of the Business consistent with past practice), free and clear of all Liens, except for Permitted Liens, or, with respect to leased properties and assets, valid leasehold interests in such properties and assets that afford the Group Companies valid leasehold possession of the properties and assets that are the subject of such Leases, in each case, free and clear of all Liens, except Permitted Liens. Such properties and assets constitute, in all material respects, the properties and assets used in, and necessary to conduct, the Business as it is conducted as of the date of this Agreement; provided, that the foregoing shall not be construed to require that any assets or services that are to be provided to the Business pursuant to the Transition Services Agreement or any other Transaction Document be owned or leased by the Group Companies as of the date hereof.

3.27. Inventory. The Group Companies have good and valid title, free and clear of any Lien (other than Permitted Liens) to all finished goods available for sale and all raw materials used to produce goods available for sale, together with all work-in-process, packaging and labels (collectively, “Inventory”) owned by the Business, whether or not reflected on the Latest Financials. The Inventory has been acquired and is maintained in the Ordinary Course of the Business, and, in all material respects, is of a quality and quantity usable and saleable in the Ordinary Course of the Business. The Inventory is not, in any material respect, damaged or defective, obsolete or slow moving, except for items of damaged, defective, obsolete or slow moving Inventory that have been written off, written down or reserved to the lower of cost or market in the applicable Historical Financials or in the Ordinary Course of the Business. The levels of Inventory are, in all material respects, consistent with the historic practices of the Business and are not excessive in any material respect relative to the requirements of the Business as currently conducted. Neither the Business nor any Group Company has received any notice (in writing or, to the Knowledge of the Company, otherwise) from any Customer indicating that such Customer does not intend to purchase Inventory of the type or quantity currently held by the Customer relating to such Customer. Except as set forth on Schedule 3.27, no Inventory is held on a consignment basis.

3.28. Banks. Schedule 3.28 lists as of the date hereof (a) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which any Group Company maintains an account, deposit, safe deposit box, lock box or other arrangement for the collection of accounts receivable or line of credit or other loan facility relationship, or account of any nature, and (b) the names of all Persons authorized to draw thereon, make withdrawals therefrom or to have access thereto.

4.
REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller hereby represents and warrants to Buyer that the statements contained in this Article 4 are accurate and complete as of the date hereof and as of the Closing (unless a specific date is set forth in such representation or warranty, in which case such representation or warranty is true and correct as of such specific date), except in all cases as set forth in the corresponding Disclosure Schedules.

4.1.
Organization. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio.
4.2.
Authorization. Seller has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is (or will be) a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. Seller has taken all organizational actions or proceedings required to be taken by or on the part of Seller to authorize and permit the execution and delivery by Seller of this Agreement, each other Transaction Document to which it is (or will be) a party and the instruments required to be executed and delivered by it pursuant hereto and thereto, and the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the Contemplated Transactions. This Agreement and each other Transaction Document to which Seller is a party have been (or in the case of Transaction Documents required to be executed and delivered at or prior to the Closing, will be) duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes (or will constitute) Seller’s legal, valid and binding obligation, enforceable against Seller in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions.
4.3.
Title to Company Equity. Seller is the record and beneficial owner of all of the issued and outstanding Company Equity, and has good, valid, and marketable title to the Company Equity, as set forth on Schedule 4.3(a). At the Closing, Seller shall transfer to Buyer good, valid, and marketable title to the Company Equity, in each case, free and clear of all Liens except (a) for restrictions on transfer as are imposed by the Securities Act or any other applicable securities Laws and/or (b) as set forth on Schedule 4.3(b).
4.4.
No Violation or Approval; Consents. Except as set forth on Schedule 4.4, and assuming the taking of each action (including the obtaining of each necessary consent, authorization or approval) or the making of all necessary filings with Governmental Authorities as set forth on Schedule 4.4, the execution, delivery and performance by Seller of this Agreement and each other Transaction Document to which Seller is (or will be) a party and the consummation by Seller of the Contemplated Transactions do not and will not:
4.4.1.
require the consent, waiver, approval, order or authorization of, or filing with, any Governmental Authority;
4.4.2.
(a) result in any breach or violation of, (b) give any third-party rights to termination, cancellation, amendment, vesting or acceleration under, (c) require the consent of any third party under, (d) conflict with or (e) except as set forth on Schedule 4.4.2, give rise to the imposition of a Lien on any of the assets or properties, or on the Company Equity owned by Seller, under, any Contract to which Seller is party or bound;
4.4.3.
breach, violate, conflict with or constitute a default (or an event of default which, with the giving of notice or the passage of time, or both, would constitute a default) under the Organizational Documents of Seller; or

4.4.4.
breach, conflict with or violate any applicable Law or any Governmental Order to which Seller or its assets or properties are subject.
4.5.
Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened against Seller or any of its Affiliates or any of their properties, assets or businesses, that in any manner challenges or seeks to prevent, enjoin, alter or delay the Contemplated Transactions, that would reasonably be expected to prevent or impair or delay the ability of Seller to consummate the Contemplated Transactions in accordance with the terms hereof or challenges such Seller’s ownership of the Company Equity.
4.6.
Brokers. Except for the Financial Advisor, no investment banker, broker, finder or similar agent has been employed by or on behalf of Seller or any Group Company in connection with this Agreement or the Contemplated Transactions. Except for those payable to the Financial Advisor, there are no brokerage commissions or fees, investment banker’s fees or commission, finders’ fees or similar compensation payable in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of Seller or any Group Company.
5.
REPRESENTATIONS AND WARRANTIES RELATING TO BUYER.

Buyer hereby represents and warrants to Seller and the Company that the statements contained in this Article 5 are true and correct as of the date hereof and as of the Closing (unless a specific date is set forth in such representation or warranty, in which case such representation or warranty is true and correct as of such specific date), except in all cases as set forth in the corresponding Buyer Disclosure Schedules.

5.1.
Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.
5.2.
Authorization. Buyer has the limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which Buyer is (or will be) party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. Buyer has taken all limited liability company actions or proceedings required to be taken by or on the part of Buyer to authorize and permit the execution and delivery by Buyer of this Agreement and the instruments required to be executed and delivered by it pursuant hereto and the performance by Buyer of its obligations hereunder and the consummation by Buyer of the Contemplated Transactions in accordance with the terms hereof and thereof. This Agreement and each other Transaction Document to which Buyer is (or will be) party have been (or, in the case of the Transaction Documents required to be executed and delivered at or prior to the Closing, will be) duly executed and delivered by Buyer, and assuming the due authorization, execution and delivery by each of the other parties hereto or thereto, constitutes (or will constitute) the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions.
5.3.
No Violation or Approval; Consents. Neither the execution and delivery by Buyer of this Agreement nor the consummation by Buyer of the Contemplated Transactions will:
5.3.1.
require the consent, waiver, approval, order or authorization of, or filing with, any Governmental Authority, other than consents, waivers, approvals, orders, authorizations or filings that, if not obtained or made, would not reasonably be expected to prevent or materially impair or materially delay the ability of Buyer to consummate the Contemplated Transactions in accordance with the terms hereof;

5.3.2.
result in a breach, violation or termination of, or acceleration of obligations under, or default under, or require the consent of any third party under, any Contract to which Buyer is party or Governmental Order to which Buyer is subject, except for such breaches, violations, terminations, accelerations, defaults or consents as would not reasonably be expected to prevent or materially impair or materially delay the ability of Buyer to consummate the Contemplated Transactions in accordance with the terms hereof; or
5.3.3.
result in a breach or violation of, or default under, the Organizational Documents of Buyer.
5.4.
Litigation. As of the date hereof, there is no Action pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates or any of their properties, assets or businesses, that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Contemplated Transactions.
5.5.
Available Funds. Buyer will have on the Closing Date immediately available funds in an amount sufficient to pay in cash all amounts payable pursuant to Article 2 and all fees and expenses of Buyer incurred in connection with the Contemplated Transactions.
5.6.
Solvency. Assuming (a) the accuracy of the Company’s and Seller’s representations and warranties set forth in Articles 3 and 4, respectively, in all material respects, (b) the performance by Seller and the Company of their respective covenants and obligations under this Agreement in all material respects, (c) the satisfaction of the conditions precedent in Article 6, and (d) the solvency of the Company and its consolidated Subsidiaries, taken as a whole, immediately prior to Closing, then immediately after giving effect to the Contemplated Transactions, Buyer and its consolidated Subsidiaries (including the Company), taken as a whole, will be Solvent.
5.7.
Brokers. There are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of Buyer or any of its Affiliates other than fees (if any) that will be paid by Buyer or its Affiliates and for which Seller, its Affiliates and, prior to Closing, the Company will have no responsibility to pay.
5.8.
Investment Intent. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the Contemplated Transactions. Buyer is acquiring the Company Equity for investment for its own account and not with a view to, or for sale in connection with, any distribution of any part thereof. Buyer acknowledges that the Company Equity and the sale thereof have not been registered under the Laws of any jurisdiction.
6.
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER.

The obligations of Buyer to consummate the Closing are subject to the satisfaction or written waiver on or prior to the Closing of each of the following conditions:

6.1.
Representations and Warranties. The representations and warranties (a) of Seller set forth in Sections 3.1(a), 3.2, 3.3, 3.4.3, 3.22, 4.1, 4.2, 4.3, 4.4.3, and 4.6 shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date)), and (b) of Seller set forth in this Agreement, other than those covered by the immediately preceding clause (a), without giving effect to any qualifications or exceptions as to “materiality” or “Material Adverse Effect”, shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date)), except for such failures to be so true and correct as shall not have had, and would not reasonably be expected to have, a “Material Adverse Effect.”
6.2.
Performance of Obligations. Seller and the Company will have performed in all material respects all covenants and agreements required by this Agreement to be performed by Seller or the Company, as applicable, on or prior to the Closing.
6.3.
Company and Seller Compliance Certificates. Each of the Company and Seller will have delivered to Buyer a certificate, in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date to the effect that each of the conditions specified above in Sections 6.1 and 6.2, as applicable, has been satisfied.
6.4.
Seller IRS Form W-9. Buyer will have received a valid, duly executed, and properly completed IRS Form W-9 of Seller.
6.5.
Injunctions. No Governmental Authority will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other Governmental Order (whether temporary, preliminary or permanent) that remains in effect and has the effect of prohibiting the consummation of the Closing.
6.6.
Debt Lien Release Letter. The Company will have obtained and provided to Buyer a true and complete copy of the Debt Lien Release Letter, in form and substance reasonably satisfactory to Buyer.
6.7.
No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred.
6.8.
Resignations. Buyer will have received written resignations, in form and substance reasonably satisfactory to Buyer, effective as of the Closing, of those directors, managers and officers (or equivalent) of the Group Companies designated in writing by Buyer at least five (5) days prior to the Closing Date.
6.9.
1293 Main Documentation. Buyer will have received such documentation as is reasonably requested in connection with the transfer of the Owned Real Property to the Company.
6.10.
1293 Main Lease Agreement. Buyer will have received a copy of a lease agreement for the real property located at 1293 S. Main St., Akron, Ohio 44301, by and between the Company, as landlord, and Seller, as tenant, substantially in the form attached hereto as Exhibit A (the “1293 Main Lease Agreement”), duly executed by Seller.
6.11.
1554 Main Lease Agreement. Buyer will have received a copy of a lease agreement for the real property located at 1554 S. Main St., Akron, Ohio 44301, by and between Seller, as landlord, and the Company, as tenant, substantially in the form attached hereto as Exhibit B (the “1554 Main Lease Agreement”), duly executed by Seller.
6.12.
Transition Services Agreement. Buyer will have received a copy of a transition services agreement by and between the Company and Seller, substantially in the form attached hereto as Exhibit C (the “Transition Services Agreement”), duly executed by Seller.

6.13.
Patch Rubber Supply Agreement. Buyer will have received a copy of a supply agreement by and between the Company and Patch Rubber, substantially in the form attached hereto as Exhibit D (the “Patch Rubber Supply Agreement”), duly executed by Patch Rubber.
6.14.
Transaction Expenses. Buyer will have received evidence reasonably satisfactory to Buyer that all Transaction Expenses have been paid at or prior to the Closing.
6.15.
Consents and Approvals. Seller and the Company will have obtained and delivered all third party consents, approvals, authorizations and waivers set forth on Schedule 6.15.
6.16.
Other Deliveries. Buyer will have received the Estimated Closing Date Schedule and each of the items required to be delivered to Buyer in accordance with Section 2.5.
7.
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND SELLER.

The obligations of the Company and Seller to consummate the Closing are subject to the satisfaction or written waiver on or prior to the Closing of each of the following conditions:

7.1.
Representations and Warranties. The representations and warranties of Buyer (a) set forth in Sections 5.1, 5.2, 5.5 and 5.7 (collectively, the “Buyer Fundamental Representations”) shall be true and correct in all respects (except for de minimis inaccuracies), at and as of the Closing with the same effect as though made at and as of such time and (b) contained in this Agreement, other than those covered by the immediately preceding clause (a), shall be true and correct in all respects at and as of the Closing with the same effect as though made at and as of such time (except for representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct as of such date), except for such failures to be so true and correct that would not reasonably be expected to prevent or materially impair the ability of Buyer to consummate the Contemplated Transactions.
7.2.
Performance of Obligations. Buyer will have performed in all material respects all covenants and agreements required by this Agreement to be performed by Buyer on or prior to the Closing.
7.3.
Buyer Compliance Certificate. Buyer will have delivered to Seller a certificate of Buyer dated as of the Closing Date to the effect that each of the conditions specified above in Sections 7.1 and 7.2 has been satisfied.
7.4.
Injunctions. No Governmental Authority will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that remains in effect and has the effect of prohibiting the consummation of the Closing.
7.5.
Payments and other Deliveries. Buyer shall have made (or caused to be made) the payments set forth in Section 2.4, and Seller shall have received each of the other items required to be delivered by Buyer in accordance with Section 2.4.
7.6.
1554 Main Lease Agreement. Seller will have received a copy of the 1554 Main Lease Agreement, duly executed by the Company.
7.7.
1293 Main Lease Agreement. Seller will have received a copy of the 1293 Main Lease Agreement, duly executed by the Company.

7.8.
Transition Services Agreement. Seller will have received a copy of the Transition Services Agreement, duly executed by the Company.
7.9.
Patch Rubber Supply Agreement. Seller will have received a copy of the Patch Rubber Supply Agreement, duly executed by the Company.
8.
COVENANTS OF THE PARTIES.
8.1.
Noncompetition and Nonsolicitation.
8.1.1.
Except as otherwise expressly set forth in this Agreement, in return for the Purchase Price, Seller agrees that, on behalf of itself and its Affiliates, during the thirty-six (36) month period following the Closing Date (the “Restricted Period”), Seller and its Affiliates will not, directly or indirectly, either for itself or for any other Person, participate in any business, entity or enterprise which engages anywhere within the world in the Business Activities.
(a)
For purposes of this Agreement, the term “Business Activities” means the Distribution of products, as conducted in the same manner as that of the Group Companies in the ordinary course of business during the twelve (12) months immediately preceding the Closing Date; provided, however, that the term “Business Activities” does not include (a) any activities not actually conducted by the Group Companies prior to the Closing Date; (b) any business activities conducted by Myers Tire Supply International and its Subsidiaries, Myers El Salvador, Myers Guatemala, or Myers Panama, solely to the extent such activities are conducted within El Salvador, Guatemala, or Panama; and (c) any activities conducted by Patch Rubber; provided that any express restrictions on Patch Rubber’s commercial activities shall be set forth in the Patch Rubber Supply Agreement. Notwithstanding the exclusion of activities conducted by Patch Rubber from the definition of “Business Activities,” Seller shall not knowingly direct, cause or use Patch Rubber or any other Affiliate for the primary purpose of evading the restrictions set forth in this Section 8.1.
(b)
For purposes of Section 8.1.1 of this Agreement, the term “participate” means to directly or indirectly engage in any ownership, management, operation, control of, or provision of material services to, any business, entity or enterprise that engages in Business Activities, whether as a shareholder, partner, member, sole proprietor, officer, director, manager, employee, independent contractor or consultant; provided, however, that the term “participate” shall not include: (i) ownership of less than 5% of the outstanding stock of any publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market; (ii) ownership of a passive interest in any investment fund, private equity fund, venture capital fund or similar investment vehicle, in each case so long as Seller does not control, manage or direct the operations of any portfolio company that engages in Business Activities; or (iii) the provision of services to, or ownership or investment in, any business, entity or enterprise to the extent such services, ownership or investment do not relate to, and are not competitive with, Business Activities.
8.1.2.
Except as otherwise expressly set forth in this Agreement, in return for the Purchase Price, Seller agrees that, on behalf of itself and its Affiliates, during the Restricted Period, Seller and its Affiliates will not, directly or indirectly, induce or attempt to (i) hire or induce any Business Employees of the Group Companies, to leave the employ of the Group Companies, or in any way interfere with the relationship between the Group Companies, and any Business Employee thereof, with the exception that this restriction does not apply to unsolicited responses to employment advertisements in general circulation, candidates presented by a recruiting agency, or candidates that submit an unsolicited application for jobs, or (ii) induce or attempt to induce any customer, vendor, supplier or subcontractor of the Group Companies doing business with the Group Companies as of the Closing Date, to cease doing business, or reduce the amount of business conducted with the Group Companies with respect to the Business Activities.
8.1.3.
Seller acknowledges and agrees that: (A) the products and services provided by the Group Companies in connection with the Business can be utilized by its customers throughout the United States without regard to the location in which such customers are located, and as a result, the Business is and can be international in scope; (B) to obtain the value of the Company Equity purchased by Buyer hereunder, it is reasonable that the geographic area of the restrictions set forth in this Section 8.1 be within the United States; (C) this Section 8.1 is necessary to protect the goodwill of the assets purchased by Buyer hereunder; (D) this Section 8.1 is reasonable with respect to its duration, geographical area and scope; and (E) but for the agreements contained in this Section 8.1, Buyer would not have entered into this Agreement.
8.1.4.
Seller, on behalf of itself and its Affiliates, covenants and agrees during the Restricted Period not to make negative public comments (including statements on social media) or otherwise disparage the Business or Buyer, or any of their respective officers, directors, employees, Affiliates (including the Group Companies), equity holders, agents or products. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).
8.1.5.
Seller agrees that Buyer would suffer irreparable harm from a breach by Seller or any of its Affiliates of any of the covenants or agreements contained in this Section 8.1. In the event of an alleged or threatened breach by Seller or any of its Affiliates of any of the provisions of this Section 8.1, Buyer or its successors or assigns may, in addition to all other rights and remedies existing in its favor, and without posting bond or other security, apply to any court of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof.
8.1.6.
In the event that any covenant contained in this Section 8.1 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant will be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 8.1 and each provision of this Agreement are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written will not invalidate or render unenforceable the remaining covenants or provisions of this Agreement, and any such invalidity or unenforceability in any jurisdiction will not invalidate or render unenforceable such covenant or provision in any other jurisdiction. In addition, in the event of any breach of this Section 8.1, the Restricted Period will automatically be extended for a period equal to the length of time such breach existed.
8.1.7.
Notwithstanding anything to the contrary in this Agreement, no third party acquiror of Seller or any of Seller’s Affiliates (or any portion thereof or of their respective businesses or assets) or any Affiliate of any such acquiror (other than Seller and its Subsidiaries) shall be deemed to be a party to this Agreement or subject to the restrictions set forth in this Section 8.1; provided, however, that the foregoing shall not limit, waive, release, modify or otherwise affect the obligations of Seller or its controlled Affiliates, and Seller shall not, and shall cause its controlled Affiliates not to, directly or indirectly, whether by merger, consolidation, sale of equity interests, sale or transfer of assets, reorganization, recapitalization, joint venture, contractual arrangement or otherwise, transfer, assign, convey, license, contribute or otherwise make available any contracts, customer relationships, confidential information, goodwill or other rights or assets to any Person, including any such acquiror or any of its Affiliates, in each case for the purpose of avoiding, evading or circumventing the restrictions set forth in this Section 8.1.
8.2.
Access to Premises and Information. During the period from the date hereof until the earlier of Closing or the date on which this Agreement is terminated in accordance with Article 10, upon reasonable notice from time to time prior to the Closing Date, the Company will permit Buyer and its Representatives to have reasonable access during normal operating hours to the records and books of account of the Group Companies (the “Records”) in possession of the Group Companies and to the premises of the Group Companies during normal business hours (but excluding sampling or testing of the environment or building materials without Seller’s prior written consent, not to be unreasonably withheld), in each case, to the extent they relate in any manner to the conduct or operations of the Group Companies and the Business; provided, however, that such access shall be at Buyer’s expense and Buyer and its Representatives shall not unreasonably disrupt the personnel and operations of the Business or the Group Companies or their Affiliates. Further, Seller shall provide reasonable cooperation and assistance to Buyer in connection with the arrangement of any transaction debt financing; provided, that such requested cooperation and assistance does not unreasonably interfere with the Business and does not obligate Seller or the Group Companies to incur additional material expenses in order to provide such reasonable cooperation and assistance. The foregoing cooperation of Seller, the Business, the Group Companies and their respective Representatives shall include cooperating with the prospective lenders’ business, corporate and legal due diligence to the extent customary and reasonable and upon reasonable request, agreeing to meet and discuss matters relating to the Business with Buyer’s prospective lenders, and using commercially reasonable efforts to furnish to Buyer necessary financial and operational information for interim periods ending subsequent to the Latest Financials, and prior to the Closing in connection with such financing. All information exchanged pursuant to this Section 8.2 shall be subject to the terms of that certain confidentiality letter agreement between KeyBanc Capital Markets, Inc., on behalf of Seller and Lion Equity Fund III, LP dated November 24, 2025 (the “Confidentiality Agreement”). Notwithstanding anything to the contrary contained in this Section 8.2, the Company may withhold any document (or portions thereof) or information (a) that is subject to the terms of a non-disclosure agreement or undertaking with a third party, (b) that may constitute privileged attorney-client communications or attorney work product, the transfer of which, or the provision of access to which, as determined in good faith by the Company after consultation with counsel, could reasonably be expected to constitute a waiver of such privilege, (c) if the provision of access to such document (or portion thereof) or information, as determined by the Company in good faith after consultation with counsel, could reasonably be expected to conflict with applicable Laws or (d) that is unrelated to the Business and relates solely to the business of Seller and its Subsidiaries (excluding the Group Companies).
8.3.
Conduct of Business Prior to Closing. During the period from the date hereof until the earlier of Closing or the date on which this Agreement is terminated in accordance with Article 10, except (a) as set forth on Schedule 8.3, (b) as required by applicable Law or (c) as otherwise contemplated by this Agreement, the Group Companies shall conduct the Business substantially in the Ordinary Course of the Business; provided, that, the foregoing notwithstanding, the Company may use all available cash to repay any Indebtedness or Transaction Expenses prior to the Reference Time; and provided, further, that (i) the Company may take into account the Contemplated Transactions in calculating and paying estimated Taxes; and (ii) the Company may make distributions of cash. Without limiting the generality of the foregoing, except (A) with the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed), (B) as set forth on Schedule 8.3, (C) as required by applicable Law or (D) as otherwise contemplated by this Agreement, including with respect to the Restructuring, no Group Company will:

8.3.1.
issue, sell or otherwise dispose of any Equity Interests or grant any options or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Equity Interests;
8.3.2.
acquire any business or any material assets or make any material investment, except for acquisitions in the Ordinary Course of the Business;
8.3.3.
merge or consolidate with any Person;
8.3.4.
sell, lease, license, transfer, abandon, fail to renew or otherwise dispose of any material assets except (a) pursuant to existing Material Contracts, (b) sales of inventory or sales, transfers or other dispositions of other immaterial assets or (c) non-exclusive licensing of Business Intellectual Property to a third party in the Ordinary Course of the Business;
8.3.5.
create, incur, permit, allow or take any action to create any Lien on any Real Property, or any other asset of the Group Companies or the Business, other than Permitted Liens;
8.3.6.
permit, authorize or incur any capital expenditures except: (a) pursuant to existing Material Contracts or (b) in accordance with the capital expenditures budget for the Group Companies previously provided to Buyer;
8.3.7.
make any loans, advances or capital contributions to, or investments in, any other Person or incur, issue, assume or guarantee any Indebtedness for borrowed money, in each case, except for (a) advances to Business Employees in the Ordinary Course of the Business and (b) under credit facilities in existence on the date hereof;
8.3.8.
(a) enter into any Lease or (b) enter into any Material Contract that would be required to be disclosed on Schedule 3.9.1 if such Material Contract were in place as of the date of this Agreement, other than any such Material Contract entered into in the Ordinary Course of the Business;
8.3.9.
waive, release or settle, or offer or propose to settle, any Action involving the Group Companies or the Business or relating to the Contemplated Transactions;
8.3.10.
(a) fail to prepare and timely file all Tax Returns required to be filed during such period or timely withhold and remit any employment Taxes, (b) make (other than in a manner consistent with past practices on a Tax Return filed in the Ordinary Course of the Business), change or rescind any Tax election, (c) change any annual Tax accounting period, adopt or change any method of Tax accounting, (d) amend any Tax Return or file any past-due Tax Return, (e) file any Tax Return with respect to a Group Company in a jurisdiction where such Group Company did not file a Tax Return of the same type in the immediately preceding Tax period, (f) file any Tax Return in a manner that is inconsistent with past practices, (g) request or enter into any Tax ruling or closing agreement with respect to Taxes, (h) settle or compromise any Tax claim, audit, investigation, proceeding, or assessment, (i) surrender any right to claim a Tax refund, credit or other benefit, (j) make any voluntary Tax disclosure or Tax amnesty or similar filing, (k) file any claim for refund of Taxes, or (l) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;
8.3.11.
make any change in any method of accounting or accounting practice of any Group Company or the Business, except for any such change required by reason of a change in GAAP or applicable Law;

8.3.12.
(a) negotiate or enter into any collective bargaining agreement or any employment, deferred compensation, severance, retirement or other similar agreement with or relating to any Business Employee (or any amendment to any such existing agreement), other than any employment or service agreements with Business Employees or other service providers of the Group Companies with annual base compensation that does not exceed $100,000, (b) other than as provided under any severance plan, policy or agreement in effect on the date of this Agreement that covers such Business Employee and is disclosed in the Disclosure Schedules, grant any new severance or termination pay to any Business Employee, (c) increase the compensation payable, or grant any equity-based award, or grant or pay any fringe benefit or any bonus, severance, retention or termination amount, to any Business Employee other than in connection with promotions, merit based increases and/or market adjustments in the Ordinary Course of the Business or as required by Law or the terms of any Employee Plan or other Contract in effect on the date of this Agreement (it being understood that the payment in the Ordinary Course of the Business prior to the Closing Date of any incentive, bonus, fringe benefit, severance or termination amount pursuant to the terms of an Employee Plan in effect on the date of this Agreement shall not be prohibited by this subclause (c) even though the Group Company may not be legally obligated to make such payment) or (d) hire, engage or terminate any Business Employee with annual base compensation in excess of $100,000, other than a termination for cause;
8.3.13.
amend, modify, adopt, approve, consent to or propose any change in the respective Organizational Documents of any Group Company; or
8.3.14.
agree or commit to do any of the things referred to elsewhere in this Section 8.3.

Notwithstanding the foregoing, nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control the Group Companies’ operations prior to the Closing. Prior to the Closing, each of Buyer and the Company shall exercise complete control and supervision of its and its Subsidiaries’ respective operations.

8.4.
Confidentiality.
8.4.1.
Confidentiality. The provisions of the Confidentiality Agreement, to the extent not inconsistent with the express terms of this Agreement, are hereby ratified, confirmed and agreed to as though fully set forth herein. The Confidentiality Agreement shall remain in effect until the Closing, at which point it shall terminate. Notwithstanding the termination of the Confidentiality Agreement at the Closing, from and after the Closing, (a) Buyer shall, and shall cause its Affiliates and its and their respective Representatives to, keep confidential and not use or disclose any Confidential Information and (b) Seller shall, and shall cause its controlled Affiliates and its and their respective Representatives to, keep confidential and not disclose documents and information relating solely to Buyer and its Affiliates (and not of the Group Companies or the Business of the Group Companies). Notwithstanding the provisions of this Section 8.4.1, on and after the Closing Date, Seller and its Affiliates and Buyer and its Affiliates will be permitted to disclose any information previously provided as part of a press release or public announcement issued or made with the prior written consent of Buyer and Seller, which disclosure may be accompanied by the logo of the Company and its Subsidiaries.
8.4.2.
Announcements. Subject to Section 8.4.3, any public announcements, reports, statements or press releases by any party hereto or any of its Affiliates or Representatives regarding the Contemplated Transactions must be approved in advance (as to form, content, timing and manner of distribution) by each of Buyer, the Company and Seller, which approval shall not be unreasonably withheld, conditioned or delayed.
8.4.3.
Permitted Disclosures. No provision of this Section 8.4 will be construed to prohibit (a) disclosures by any Group Company or the Business to suppliers, customers, lenders, employees, agents and independent contractors of such Group Company or the Business to the extent reasonably necessary or desirable, in such Group Company’s or the Business’s good faith judgment, to preserve the Business or to facilitate the Contemplated Transactions, (b) confidential disclosures to legal counsel, accounting advisors and financial advisors, (c) disclosures pursuant to the requirements of a Governmental Order or securities listing exchange, (d) disclosures required in connection with legal proceedings between the parties, including to the extent reasonably necessary to enforce the parties’ respective rights hereunder, or (e) disclosures of information that is publicly available other than as a result of disclosures made in breach hereof.
8.5.
Preparation for Closing. Subject to the terms and conditions hereof, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the Contemplated Transactions as promptly as practicable, including preparing and filing as promptly as practicable with the applicable Governmental Authorities all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Contemplated Transactions. In furtherance (and not in limitation) of the foregoing:
8.5.1.
Buyer Transactions. Buyer will not enter into any transaction, or any contractual arrangement or other agreement, whether oral or written, to effect any transaction (including any merger or acquisition) that might reasonably be expected to make it more difficult, or to increase the time required, to: (a) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the Contemplated Transactions; or (b) obtain all authorizations, consents, orders and approvals of Governmental Authorities necessary for the consummation of the Contemplated Transactions.
8.5.2.
Certain Filings, Etc. Each of Buyer, Seller, and the Company shall cooperate with one another in a commercially reasonable manner: (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from third parties to any Leases or Material Contracts, in connection with the consummation of the Contemplated Transactions; and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.
8.6.
Business Records. Buyer acknowledges that Seller may from time to time for at least seven (7) years following the Closing Date require access to the Records, and agrees that during such period, upon reasonable prior notice, it will, and will ensure that the Group Companies will, during normal business hours, provide Seller and its Representatives with either access to or copies of the Records. Notwithstanding anything to the contrary contained in this Section 8.6, Buyer and the Group Companies may withhold any document (or portions thereof) or information (a) that is subject to the terms of a non-disclosure agreement or undertaking with a third party, (b) that may constitute privileged attorney-client communications or attorney work product, the transfer of which, or the provision of access to which, as determined in good faith by Buyer after consultation with counsel, could reasonably be expected to constitute a waiver of such privilege, or (c) if the provision of access to such document (or portion thereof) or information, as determined by Buyer in good faith after consultation with counsel, could reasonably be expected to conflict with applicable Laws; provided that prior to withholding any access or information pursuant to the foregoing, Buyer shall notify Seller in writing of the nature of the information being withheld and shall use commercially reasonable efforts to take any actions as may reasonably be requested by Seller to implement alternate arrangements in order to allow Seller and its Representatives such access or information to the extent reasonably practicable under the circumstances.
8.7.
Employees. From the Closing Date until the first anniversary of the Closing Date (or, if shorter, the applicable employee’s period of employment), Buyer will provide each Business Employee who continues to be employed by a Myers Subsidiary, Buyer, or any of their Affiliates (a “Continuing Employee”) following the Closing with (a) the Continuing Employee’s base salary or hourly wage rate, as applicable, and short-term target cash incentive opportunities at the same level or greater than those provided to such Continuing Employee immediately prior to the Closing Date, (b) group health plan benefits that are no less favorable in the aggregate than the group health plan benefits provided by the Group Companies to such Continuing Employee immediately prior to the Closing Date, and (c) employee benefits, other than group health plan benefits, that are no less favorable in the aggregate than the employee benefits, other than group health plan benefits, provided by the Group Companies to such Continuing Employee immediately prior to the Closing Date.
8.7.1.
Buyer agrees that, from and after the Closing Date, Buyer will grant all Continuing Employees credit for any service with the Group Companies, Seller, or any of their Affiliates earned or accrued prior to the Closing Date: (i) for eligibility and vesting purposes; and (ii) for purposes of vacation and other paid leave accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Buyer, the Group Companies or any of their Affiliates on or after the Closing Date (collectively, the “Buyer Plans”). In addition, Buyer will use commercially reasonable efforts to (A) cause to be waived all preexisting condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any Buyer Plans to the extent waived or satisfied by a Continuing Employee under any Employee Plan as of the Closing Date; and (B) cause any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Closing Date by any Continuing Employee (or covered dependent thereof) under an Employee Plan to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable Buyer Plan in the year of initial participation.
8.7.2.
As soon as commercially reasonable and administratively practicable following the Closing Date, Buyer shall, or shall cause its applicable Affiliate to, adopt a tax-qualified defined contribution plan with a cash or deferred arrangement under Section 401(k) of the Code (the “Buyer 401(k) Plan”). The Buyer 401(k) Plan shall (a) cover all Continuing Employees as of the Closing Date and (b) permit and accept (i) a spin-off from the Myers Industries, Inc. Profit Sharing and 401(k) Plan (the “Seller 401(k) Plan”) of the portion of the Seller 401(k) Plan attributable to participants in the Seller 401(k) Plan who are Continuing Employees as of the Closing Date and (ii) a direct trustee-to-trustee transfer to the Buyer 401(k) Plan of the assets and liabilities of such spun-off accounts, including the transfer of outstanding participant loans (such spin-off and transfer, collectively, the “Seller 401(k) Plan Spin-Off”). Buyer shall provide Seller with evidence reasonably satisfactory to Seller that the Buyer 401(k) Plan has been duly adopted and that Buyer has taken all actions reasonably necessary to permit the Buyer 401(k) Plan to accept the Seller 401(k) Plan Spin-Off. As soon as commercially reasonable and administratively practicable following the establishment of the Buyer 401(k) Plan, Seller shall effect the Seller 401(k) Plan Spin-Off to the Buyer 401(k) Plan; provided, however, that Seller shall have no obligation to effect the Seller 401(k) Plan Spin-Off unless Buyer has satisfied the requirements set forth above in this Section 8.7.2 on or before December 31, 2026 (or such later date as Buyer and Seller may agree in writing). Buyer and Seller shall use commercially reasonable efforts to cooperate to effectuate the

Seller 401(k) Plan Spin-Off, including, as necessary, (A) causing the Seller 401(k) Plan to be amended to permit the Seller 401(k) Plan Spin-Off, (B) Seller providing or causing to be provided to Buyer and Buyer providing or causing to be provided to Seller such participant data and other information as are reasonably necessary to effectuate the Seller 401(k) Plan Spin-Off, (C) Seller executing or causing to be executed such documents and taking or causing to be taken such other actions as are reasonably necessary to effectuate the Seller 401(k) Plan Spin-Off, and (D) Buyer executing or causing to be executed such documents and taking or causing to be taken such other actions as are reasonably necessary to effectuate the Seller 401(k) Plan Spin-Off. Notwithstanding anything in this Section 8.7.2 to the contrary, Buyer, Seller and their Affiliates, shall not be required to take any action that would reasonably be expected to (w) adversely affect the tax-qualified status of either the Buyer 401(k) Plan or the Seller 401(k) Plan, (x) violate applicable Law, (y) increase Buyer’s or its Affiliates’ out-of-pocket costs, except to the extent reimbursed by Seller in advance or as otherwise agreed by Buyer in writing, other than out-of-pocket costs related to the start-up of the Buyer 401(k) Plan and the routine administration and operation of the Buyer 401(k) Plan, and any out-of-pocket costs of the Seller 401(k) Plan Spin-Off of Buyer or charged to Buyer by the service providers of the Buyer 401(k) Plan, or (z) increase Seller’s or its Affiliates’ out-of-pocket costs, except to the extent reimbursed by Buyer in advance or as otherwise agreed by Seller in writing, other than out-of-pocket costs related to the routine administration and operation of the Seller 401(k) Plan and any out-of-pocket costs of the Seller 401(k) Plan Spin-Off of Seller or charged to Seller by the service providers of the Seller 401(k) Plan.
8.7.3.
Nothing contained in this Agreement, express or implied, is intended to confer upon any employee of the Group Companies, Seller or any of their Affiliates, including any Business Employee, any right to continued employment for any period or continued receipt of any specific employee benefit, or will constitute the establishment of or an amendment to or any other modification of any Buyer Plan, Employee Plan, or any other employee benefit plan, program, policy, agreement or arrangement of Buyer, Seller, any Group Company, or any of their respective Affiliates.
8.7.4.
Buyer does not currently plan or contemplate any facility closings, reductions in force, or terminations of employees of any Group Company within the twelve (12) month period immediately following the Closing Date that, in the aggregate, would trigger the WARN Act or any other similar Law, rule or regulation of any Governmental Authority, and Buyer agrees not to take any similar action with respect to the employees of any Group Company within the twelve (12) month period immediately following the Closing Date that would trigger the WARN Act or any other similar Law, rule or regulation of any Governmental Authority.
8.8.
Tax Matters.
8.8.1.
Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, excise, conveyance, recording and other similar Taxes and fees (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with any of the Contemplated Transactions, if any, shall be paid by Seller when due, whether levied on Buyer, any Group Company, or Seller, and Seller shall timely file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes.
8.8.2.
Purchase Price Allocation. Within ninety (90) days after the final determination of the Purchase Price pursuant to Section 2.5, Buyer shall prepare or cause to be prepared and delivered to Seller a draft allocation of the Purchase Price (and all other taxable consideration for U.S. federal income Tax purposes) among the assets of the Group Companies (the “Purchase Price Allocation”) in accordance with the methodology set forth on Schedule 8.8.2(a). Seller shall have the right to review and comment on the draft Purchase Price Allocation within thirty (30) days following delivery of the draft Purchase Price Allocation. Seller and Buyer shall negotiate in good faith to resolve any disputes within thirty (30) days following submission of Seller’s comments. To the extent Seller and Buyer agree on a final Purchase Price Allocation or items thereof following such good faith negotiation, such Purchase Price Allocation shall be final. The Designated Accounting Firm shall resolve any items that remain in dispute following such good faith negotiation in accordance with the principles of Section 2.5.3, applied mutatis mutandis. The Designated Accounting Firm’s decision as to such disputed items shall be final, and the Purchase Price Allocation as determined in accordance with the Designated Accounting Firm’s decision shall be final. The parties and their Affiliates shall file all Tax Returns (including IRS Forms 8594) and report the Contemplated Transactions for all applicable Income Tax purposes in a manner consistent with the Purchase Price Allocation finalized pursuant to this Section 8.8.2, unless otherwise required by a final determination under Section 1313 of the Code or pursuant to a good faith resolution or settlement of a Tax audit or similar Action relating to Taxes. The parties shall promptly advise one another of any Tax audit or other Action related to the Purchase Price Allocation. Buyer shall prepare or cause to be prepared adjustments to the Purchase Price Allocation as necessary to account for any payment made after the Closing treated as an adjustment to the Purchase Price pursuant to this Agreement in a manner consistent with the Purchase Price Allocation finalized prior to such adjustment.
8.8.3.
Tax Returns.
(a)
Seller shall prepare and timely file, or cause to be prepared and timely filed, all Income Tax Returns required to be filed by any Group Company for a taxable period ending on or prior to the Closing Date (each, a “Pre-Closing Income Return”); provided that, (a) each such Pre-Closing Income Return shall be prepared in a manner consistent with the past practices of the applicable Group Companies (including with respect to the jurisdictions in which such Tax Returns are filed), except (i) as provided by this Agreement or the Contemplated Transactions, or (ii) to the extent that such position is contrary to applicable Law applying a “more likely than not” level of confidence), and (b) except with respect to Pre-Closing Income Returns for taxable periods ending on or prior to December 31, 2025 (each, a “2025 Income Return”), Seller shall provide a draft of each such Pre-Closing Income Return, together with sufficient supporting documentation and workpapers for Buyer to review such Pre-Closing Income Return, to Buyer no later than the date that is thirty (30) days prior to the due date for such Pre-Closing Income Return (taking into account extensions), or, if such due date is within thirty (30) days after the Closing Date, as soon as reasonably practicable, for Buyer’s review and comment. Buyer shall have fifteen (15) days to provide its written comments on such Pre-Closing Income Return and any comments will be resolved in accordance with Section 8.8.3(c). With respect to any 2025 Income Return, Buyer shall file, or cause to be filed, such 2025 Income Tax Return reflecting Seller’s initial draft; provided, that each such 2025 Income Return shall be prepared in a manner consistent with the past practices of the applicable Group Companies (including with respect to the jurisdictions in which such Tax Returns are filed), except to the extent that such position is contrary to applicable Law applying a “more likely than not” level of confidence). Seller shall provide sufficient supporting documentation and workpapers for Buyer to review such 2025 Income Return, and Buyer shall have fifteen (15) days to provide its written comments on such 2025 Income Return after the filing thereof, with any comments and proposed amendments to be resolved in accordance with Section 8.8.3(c).

(b)
Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Group Companies for any Pre-Closing Tax Period or Straddle Period that are due after the Closing Date, excluding any Pre-Closing Income Return (each, a “Pre-Closing Other Return”); provided that, (a) each such Pre-Closing Other Return shall be prepared in a manner consistent with the past practices of the applicable Group Companies (including with respect to the jurisdictions in which such Tax Returns are filed), except (i) as provided by this Agreement or the Contemplated Transactions, or (ii) to the extent that such position is contrary to applicable Law applying a “more likely than not” level of confidence), and (b) Buyer shall provide a draft of each such Pre-Closing Other Return, together with sufficient supporting documentation and workpapers for Seller to review such Pre-Closing Other Return, to Seller as soon as reasonably practicable, for Seller’s review and comment. Seller shall have fifteen (15) days (or, in the case of a Tax Return filed more frequently than quarterly (such Tax Return, a “Speedy Return”), five (5) days) to provide its written comments on such Pre-Closing Other Return and any comments will be resolved in accordance with Section 8.8.3(c).
(c)
In the event that Buyer or Seller provides comments to a Pre-Closing Income Return or Pre-Closing Other Return under Section 8.8.3(a) or (b), respectively, then Buyer and Seller shall negotiate in good faith to resolve any disputes within fifteen (15) days following such comments (or five (5) days for a Speedy Return), and to the extent Buyer and Seller resolve such disputes within such period, such Tax Return as modified in accordance with such resolution shall be final. If and to the extent Buyer and Seller are unable to resolve such disputes within such period, the Designated Accounting Firm shall resolve any disputed items prior to the due date of such Pre-Closing Return in accordance with the principles of Section 2.5.3, applied mutatis mutandis. The Designated Accounting Firm’s decision shall be final, and such Tax Return as determined in accordance with the Designated Accounting Firm’s decision shall be final. If the Tax Return is a 2025 Income Returns, or any Pre-Closing Income Return or Pre-Closing Other Return is otherwise due (taking into account extensions) prior to the finalization of such Tax Return pursuant to this Section 8.8.3, Buyer shall file, or cause to be filed, such Tax Return reflecting the preparing party’s initial draft, with any changes requested by the other party with which such preparing party agreed. Thereafter, the preparing party shall amend and file, or cause to be amended and filed, such Tax Return as modified to reflect the final Tax Return as determined pursuant to this Section 8.8.3. Seller shall remit to Buyer the amount of any Indemnified Taxes due and payable with any Tax Return prepared and filed, as finally determined pursuant to this Section 8.8.3 no later than ten (10) days after Buyer delivers notice to Seller of such amount due. To the extent that the amount of any Taxes included in the Closing Net Working Capital Amount, Closing Indebtedness or Transaction Expenses as finally determined pursuant to this Agreement is greater than a Group Company’s actual liability for such Taxes as reflected on a Pre-Closing Income Return or Pre-Closing Other Return filed pursuant to this Section 8.8.3 (with such Taxes actually due for a Pre-Closing Income Return being calculated using the same principles for calculating Accrued Income Taxes, as set forth in the definition thereof), Buyer shall remit to Seller the amount of such excess no later than ten (10) days after filing the relevant Tax Return. For the avoidance of doubt, this Section 8.8.3 shall not apply to any Tax Returns of Seller or the Seller Group.
8.8.4.
Straddle Period. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes attributable to a Straddle Period, the portion of any Tax (or refund or credit) for such Straddle Period which relates to the portion of such Straddle Period ending at the end of the day on the Closing Date shall be, (a) in the case of any real property, personal property and similar ad valorem Taxes, determined based on the total amount of such Taxes or Tax refunds for the Straddle Period, multiplied by the number of days elapsed in the Straddle Period through and including the Closing Date, divided by the number of total days in the Straddle Period, and (b) in the case of any other Taxes (including Taxes based on or measured by income, sales, gross receipts, payroll, wages, capital expenditures or expenses), deemed equal to the amount computed via a deemed closing of the books as of the end of the Closing Date (and for such purposes, the Tax period of the Group Companies shall be deemed to end at the end of the day on the Closing Date).
8.8.5.
Tax Sharing Agreements. Any and all Tax allocation and Tax sharing agreements between the Group Companies and the Seller Group or between the Group Companies and any other Person (excluding commercial contracts entered into in the Ordinary Course of the Business with unrelated Persons not primarily related to Taxes) will be terminated as of the Closing Date and will have no further effect after the Closing Date.
8.8.6.
Post-Closing Transactions. Neither Buyer nor any of its Affiliates (including the Group Companies) shall take any action outside the Ordinary Course of the Business and not contemplated by this Agreement or the Transaction Documents on the Closing Date after the Closing that would result in a reduction of the Purchase Price pursuant to Section 2.5 or that could otherwise be reasonably expected to increase Taxes imposed on or with respect to the Group Companies for any Pre-Closing Tax Period.
8.8.7.
Certain Other Tax Matters. Unless consented to in writing by Seller (which consent shall not be unreasonably withheld, conditioned or delayed), after the Closing, Buyer shall not, and shall cause the Group Companies not to, (a) file any amended Tax Returns filed by the Group Companies for any Pre-Closing Tax Period (other than such amendment pursuant to Section 8.8.3(c)), (b) make or change any Tax election on or with respect to any Tax Return of a Group Company that has retroactive effect to any Pre-Closing Tax Period, (c) extend any statute of limitations with respect to Tax Returns or Taxes of any Group Company for any Pre-Closing Tax Period, (d) make any voluntary Tax disclosure, Tax amnesty, or similar filing with respect to any Pre-Closing Tax Period that could reasonably be expected to increase Taxes imposed on or with respect to the Group Companies for any Pre-Closing Tax Period, in each case, other than in connection with Section 8.8.11.
8.8.8.
Cooperation. Buyer and Seller shall promptly furnish to each other such information as the other party may reasonably request with respect to Tax matters relating to the Group Companies for any Pre-Closing Tax Period or Straddle Period, including by providing access to relevant books and records and making employees of Buyer, the Group Companies, Seller or its Affiliates available to provide additional information and explanation of any materials provided hereunder. Specifically and without limiting the generality of the foregoing, Seller shall provide Buyer with access to Seller’s books and records (including all applicable Tax files, ledgers, internal and accountant work papers, and financial statements) that are reasonably necessary for Buyer to prepare any Tax Return to be filed by Buyer under Section 8.8.3(b) and shall cooperate in connection with such preparation and filing. The parties hereto shall retain all books and records with respect to Tax matters pertinent to the Group Companies relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (taking into account any extensions thereof) applicable to such taxable periods, and to abide by all record retention agreements of which they are aware that were entered into with any Governmental Authority. Notwithstanding anything herein to the contrary, except to the extent contemplated by this Agreement or the Transaction Documents, Seller shall not be required to provide any Tax records, Tax Returns or any other information relating to Taxes to Buyer or its Affiliates which includes any information relating to any member of the Seller Group (other than the Group Companies or as relates to the Business). In the event any party hereto or any of its respective Affiliates receives any document with respect to the Tax matters of any Group Company that could affect any other parties hereto, the party receiving such document (whether directly or through any Affiliate) shall supply a copy of such document to the potentially affected party promptly after receipt. For this purpose, such Tax documents shall include requests for information, notices of proposed adjustments, revenue agent’s reports or similar reports, notices of deficiency, and other notices pertaining to Taxes issued by any Governmental Authority with respect to any Group Company. Any information provided or obtained under this Section 8.8.8 shall be kept confidential, except as may otherwise be necessary in connection with the filing of a Tax Return, refund claims, Tax audits, Tax claims or Tax controversies or as required by applicable Law.
8.8.9.
Tax Claims. To the extent that there is any conflict between Section 9.5 and this Section 8.8.9, the provisions of this Section 8.8.9 shall control.
(a)
Each party will promptly notify the other party in writing upon receipt by such party (or any of its Affiliates) of notice of any pending or threatened Action conducted before, or brought by, a Governmental Authority with respect to Tax Returns or Taxes of the Group Companies for any Pre-Closing Tax Period (a “Tax Claim”); provided that any failure to so notify the other party shall not alter the rights and obligations of the other party hereunder (including any obligations of Seller to indemnify Buyer under this Agreement), except to the extent such party was materially prejudiced as a result thereof.
(b)
Seller shall have the right to control (at the sole cost and expense of Seller) the conduct, defense and settlement, compromise or other disposition of any Tax Claim relating solely to a Tax period ending on or prior to the Closing Date; provided, however, that Seller will promptly notify Buyer of Seller’s intent to control such Tax Claim, and to the extent Seller controls such Tax Claim, Seller (i) must promptly notify Buyer of such Tax Claim and keep Buyer reasonably informed of all material developments in such Tax Claim, (ii) must, to the extent permitted under applicable Law, afford Buyer the reasonable opportunity to participate in (at the sole cost and expense of Buyer) the conduct and resolution of such Tax Claim, and (iii) may not settle, compromise or resolve any such Tax Claim without the written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.
(c)
Buyer shall have the right to control the conduct, defense and settlement, compromise or other disposition of any Tax Claim that (i) does not relate solely to a Tax period ending before the Closing Date, or (ii) relates solely to a Tax period ending before the Closing Date but with respect to which Seller did not elect to control pursuant to Section 8.8.9(b); provided, however, that, with respect to any such Tax Claim that relates to a Pre-Closing Tax Period (including the portion of any Straddle Period ending on the day immediately prior to the Closing Date) and could reasonably be expected to give rise to Indemnified Taxes hereunder, Buyer (x) must promptly notify Seller of such Tax Claim and must keep Seller reasonably informed of all material developments in such Tax Claim, (y) must, to the extent permitted under applicable Law, afford Seller with the reasonable opportunity to participate in (at the sole cost and expense of Seller) the conduct and resolution of such Tax Claim, and (z) may not settle, compromise or otherwise dispose of such Tax Claim without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

8.8.10.
Tax Refunds. If, after the Closing Date, Buyer receives a refund of Tax paid by Seller or any of its Affiliates with respect to a Pre-Closing Tax Period (including any credit against Taxes elected in lieu of a refund) other than a Tax refund set forth on Schedule 8.8.10, then Buyer will promptly pay to Seller the amount of such refund received or credit utilized, reduced by any out-of-pocket expenses and Taxes incurred by Buyer and its Affiliates in obtaining such refund or credit, except to the extent the amount of such Tax refund was included in the Closing Net Working Capital Amount, Closing Indebtedness, or Transaction Expenses as finally determined pursuant to this Agreement. No amount shall be payable to Seller to the extent any refund or credit is attributable to the carryback to a Pre‑Closing Tax Period of any Tax attribute arising in (or properly allocable to) any Tax period or portion thereof commencing after the Closing Date. In the event that any refund or credit paid to Seller pursuant to this Section 8.8.10 is subsequently determined by a Governmental Authority to be less than the amount originally received or utilized by Buyer, Seller shall promptly pay to Buyer the amount of any such disallowed refund or credit (including any interest or penalties in respect of such disallowed amount owed) within ten (10) Business Days after Seller is notified of such denial or reduction.
8.8.11.
Identified Filings.
(a)
After the Closing Date, Seller shall cause to be undertaken and prosecuted a voluntary disclosure procedure (or similar process) for MTS Distribution in the State of Hawaii with respect to the Hawaii General Excise Tax for all open Pre-Closing Tax Periods (the “Identified Filing”). Subject to Section 8.8.11(b), Seller shall control the initiation, prosecution, settlement and resolution of the Identified Filing (such control, “VDA Control”); provided that Seller shall (i) consult with Buyer in respect of all material decisions affecting the Identified Filing and otherwise keep Buyer reasonably informed of the status thereof, including by providing Buyer with copies of all material correspondence relating thereto, (ii) diligently and in good faith prosecute the Identified Filing to completion, (iii) provide Buyer with the opportunity to participate in (but not control) any conferences and communications relating to the Identified Filing, and (iv) not enter into, settle or compromise the Identified Filing without Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Seller shall pay all VDA Costs as Indemnified Taxes to the applicable Taxing Authority or, to the extent paid or borne by Buyer or any Group Company, to such Person as reimbursement, in either case no later than ten (10) days following written request therefor.
(b)
Seller shall cause the Identified Filing to be fully and finally resolved with the applicable Taxing Authority, including the execution of a voluntary disclosure agreement (or similar arrangement), the filing of all Tax Returns required in connection therewith and the payment of all Taxes due with respect thereto, no later than one hundred twenty (120) days following the Closing Date (the “VDA Completion Deadline”). If the Identified Filing has not been so resolved on or prior to the VDA Completion Deadline, then Buyer may, at any time thereafter in its sole discretion and upon written notice to Seller, assume VDA Control; provided that, for the avoidance of doubt, if Buyer does not elect to assume VDA Control, Seller shall continue to have VDA Control and shall remain obligated to cause the Identified Filing to be fully and finally resolved as promptly as practicable in accordance with this Section 8.8.11. If Buyer assumes VDA Control, the provisos set forth in Section 8.8.11(a) shall not apply, Seller’s VDA Control shall terminate and Seller shall promptly deliver to Buyer copies of all submissions, correspondence, workpapers and other materials relating to the Identified Filing. Seller shall remain liable for all VDA Costs, including those incurred by Buyer or any Group Company in completing the Identified Filing. Buyer, the Group Companies and Seller shall reasonably cooperate with respect to the Identified Filing, including by executing any powers of attorney or other documents reasonably requested by the party then having VDA Control. In the event of any conflict between the other provisions of this Agreement and this Section 8.8.11, the provisions of this Section 8.8.11 shall control.
8.9.
Reserved.
8.10.
Notification of Certain Matters. Subject to applicable Laws, the Company shall give prompt notice to Buyer (with respect to the conditions set forth in Sections 6.1 and 6.2), and Buyer shall give prompt notice to the Company (with respect to the conditions set forth in Sections 7.1 and 7.2) after becoming aware of the occurrence or nonoccurrence of any event whose occurrence or non-occurrence would be reasonably likely to cause any such condition to the Contemplated Transactions to be unsatisfied at the Closing; provided, however, that the delivery of any notice pursuant to this Section 8.10 shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice.
8.11.
Representation and Warranty Policies. Buyer will, at its sole cost and expense, obtain the RWI Policy, effective as of the Closing and such policy shall provide that (i) the insurer shall have no, and shall waive and not pursue, any and all subrogation rights against Seller or any of its Affiliates and (ii) Seller and its Affiliates are third party beneficiaries of such waiver. Following the Closing, Buyer shall not amend the RWI Policy in any manner adverse to Seller (including with respect to the subrogation provisions or the exclusion provisions) without Seller’s express written consent.
8.12.
Reserved.
8.13.
Termination of Affiliate Contracts. The Company will terminate, or will cause to be terminated (except to the extent that any such Agreement provides for provisions that survive any termination thereof, in which case, such provisions shall survive in accordance with the terms of the terminated agreements), as of Closing, all Related Party Arrangements, including (but not limited to) those set forth on Schedule 8.13.
8.14.
Exclusive Dealing. From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article 10, the Company shall not take, nor shall it permit any Group Company or any of their respective Affiliates or Representatives to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement (whether or not binding) with any Person (other than Buyer and/or its Affiliates and representatives) concerning any purchase of any of the Group Companies’ equity securities or any merger, sale of substantial assets or similar transaction involving the Group Companies (other than the exercise of outstanding options and other than assets sold in the Ordinary Course of the Business) (each such acquisition transaction, an “Acquisition Transaction”) and each of the Group Companies and their respective Affiliates and Representatives shall immediately cease and cause to be terminated all existing discussions, negotiations and other communications with any Person previously conducted with respect to any such Acquisition Transaction.
8.15.
Wrong Pockets. If, following the Closing, Seller or any of its Affiliates discovers that it possesses any right, asset or payment that was intended to be owned by a Group Company, but is held or received by Seller or such Affiliate as a result of an inadvertent administrative error or similar mistake, then Seller shall transfer or cause to be transferred such right or asset, free and clear of all Liens (other than Permitted Liens), to the appropriate Group Company, and Buyer shall cause such Group Company to accept and assume any such right or asset for no additional consideration other than as previously paid as provided in this Agreement. If, following the Closing, Seller or any of its Affiliates receives any payment that was intended to be paid to a Group Company, but is received by Seller or such Affiliate as a result of an inadvertent administrative error or similar mistake, then Seller shall promptly remit (or cause to be promptly remitted), or deliver (or cause to be delivered), such payment to such Group Company for no additional consideration other than as previously paid as provided in this Agreement.

If, following the Closing, Buyer, any Group Company or any of their respective Affiliates discovers that it possesses any right, asset or payment that was intended to be owned by Seller or any of its Affiliates, but is held or received by Buyer, such Group Company or such Affiliate as a result of an inadvertent administrative error or similar mistake, then Buyer shall transfer or cause to be transferred such right or asset, free and clear of all Liens created by Buyer, the Group Companies or their respective Affiliates after the Closing (other than Permitted Liens), to Seller or the applicable Affiliate of Seller, and Seller shall cause Seller or such applicable Affiliate to accept and assume any such right or asset for no additional consideration other than as previously paid as provided in this Agreement. If, following the Closing, Buyer, any Group Company or any of their respective Affiliates receives any payment that was intended to be paid to Seller or any of its Affiliates, but is received by Buyer, such Group Company or such Affiliate as a result of an inadvertent administrative error or similar mistake, then Buyer shall promptly remit (or cause to be promptly remitted), or deliver (or cause to be delivered), such payment to Seller or such applicable Affiliate for no additional consideration other than as previously paid as provided in this Agreement.

For the avoidance of doubt, (i) this Section 8.15 shall not apply to, and shall not modify, supersede or otherwise affect the allocation, retention, transfer, use, access, payment or other treatment of any asset, right, payment, record, service, liability or other matter expressly addressed in this Agreement or any other Transaction Document; and (ii) Seller and Buyer shall cause their respective controlled Affiliates to comply with the provisions of this Section 8.15.

8.16.
Payment of Bonuses. Buyer shall cause the Group Companies to pay to the Continuing Employees the bonuses set forth on Schedule 8.16 through the Company’s payroll (subject to any required Tax withholdings), in each case, on or prior to March 15, 2027; provided, that no Continuing Employee shall be entitled to receive any such bonus unless such Continuing Employee remains continuously employed by a Group Company and in good standing through the date of payment.
9.
INDEMNIFICATION.

9.1. Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties (together with the Buyer Indemnitee’s or Seller’s right to assert a claim for indemnification under this Article 9, as applicable) contained in this Agreement will survive the Closing and will remain in full force and effect until the date that is 18 months from the Closing Date; provided, however, (a) the Seller Fundamental Representations and the Buyer Fundamental Representations will survive for a period of 72 months from the Closing Date and (b) any claim for or based on Fraud in any representation or warranty of Seller and/or the Company in this Agreement or any other Transaction Document shall survive indefinitely. All covenants and agreements of the parties contained herein will survive the Closing indefinitely or for the period explicitly specified therein or if not so specified, until they have been satisfied in full. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the party seeking indemnification to the party from whom indemnification is sought prior to the expiration date of the applicable survival period will not thereafter be barred by the expiration of the relevant representation or warranty and such claims will survive until finally resolved.

9.2. Indemnification by Seller. From and after the Closing, Seller will indemnify, defend and hold harmless Buyer and its shareholders, members, managers, officers, employees, Affiliates and agents (each a “Buyer Indemnitee”, and collectively, the “Buyer Indemnitees”) against and in respect of all Losses incurred by such Persons arising from or relating to: (a) inaccuracy or breach of any of the representations or warranties made by Seller and/or the Company in this Agreement or any other Transaction Document or any other agreement, document or instrument delivered by Seller and/or the Company in connection with the Closing (but expressly excluding the Transition Services Agreement, the Trademark License Agreement, the 1293 Main Lease Agreement, the 1554 Main Lease Agreement, the Patch Rubber Supply Agreement and the International Supply Agreements); (b) any breach of the covenants and agreements made by Seller and/or the Company in this Agreement or any other Transaction Document or any other agreement, document or instrument delivered by Seller and/or the Company in connection with the Closing (but expressly excluding the Transition Services Agreement, the Trademark License Agreement, the 1293 Main Lease Agreement, the 1554 Main Lease Agreement, the Patch Rubber Supply Agreement and the International Supply Agreements); (c) any Indemnified Taxes, Indebtedness, and Transaction Expenses, in each case, to the extent not paid at the Closing; and (d) any liability relating to the matters disclosed on Schedule 9.2(d).

9.3. Indemnification by Buyer. From and after the Closing, Buyer will indemnify, defend and hold harmless Seller and its officers, employees, Affiliates and agents (each, a “Seller Indemnitee” and collectively, the “Seller Indemnitees”) against and in respect of all Losses incurred by such Persons arising from or relating to: (a) any inaccuracy or breach of any of the representations or warranties made by Buyer in this Agreement (without regard to any materiality qualification contained in any such representation or warranty); and (b) any breach of the covenants and agreements made by Buyer in this Agreement.

9.4. Certain Limitations.

9.4.1.
Subject to Section 9.4.2, the right to indemnification provided in Section 9.2 and Section 9.3 will be subject to the following limitations:
(a)
Seller will not be liable to any Buyer Indemnitee for indemnification under clause (a) of Section 9.2 (other than for breaches of Seller Fundamental Representations) until the aggregate amount of all Losses in respect of indemnification under clause (a) of Section 9.2 exceeds $67,500.
(b)
Seller’s aggregate liability for indemnification pursuant to clause (a) of Section 9.2 (other than for breaches of Seller Fundamental Representations) shall not exceed $67,500.
9.4.2.
The limitations on the indemnification obligations of Seller that are set forth in Section 9.4.1 shall not apply to:
(a)
any claim for indemnification made by any Buyer Indemnitee pursuant to clause (a) of Section 9.2 with respect to Seller Fundamental Representations;
(b)
any claim for indemnification made by any Buyer Indemnitee pursuant to clauses (b) through (d) of Section 9.2; or
(c)
any claim for or based on Fraud in any representation or warranty of Seller in this Agreement or any other Transaction Document.

9.4.3.
In furtherance of the foregoing, except in the case of Fraud in any representation or warranty of Seller and/or the Company in this Agreement or any other Transaction Document, the Buyer Indemnitees’ sole and exclusive remedy with respect to Losses for which they may be entitled to indemnification pursuant to clause (a) of Section 9.2 (except for the Seller Fundamental Representations) shall be to satisfy the amount of such Losses directly from Seller until the amount of Losses equals the retention amount of the RWI Policy, in which case Seller and Buyer shall each be responsible for 50% of such retention amount, and then from the RWI Policy.
9.4.4.
Notwithstanding anything to the contrary set forth in this Agreement, except in the case of Fraud in any representation or warranty of Seller and/or the Company in this Agreement or any other Transaction Document, Seller’s aggregate liability for indemnification with respect to Losses for which the Buyer Indemnitees may be entitled pursuant to (i) clause (a) of Section 9.2 solely with respect to the Seller Fundamental Representations and (ii) clauses (b) through (d) of Section 9.2 shall be an amount up to the total Purchase Price received by Seller.
9.4.5.
Subject to the terms and conditions of this Article 9, Buyer agrees that, with respect to any Losses for which Buyer or any other Buyer Indemnitees would otherwise be entitled to indemnification under Section 9.2(a) with respect to the Seller Fundamental Representations, after Seller has satisfied its portion of the retention under the RWI Policy for such breach, Buyer shall submit a claim under the RWI Policy in accordance with the terms thereof before seeking additional indemnification directly from Seller pursuant to this Article 9; provided, however, Buyer and the other Buyer Indemnitees shall be entitled to seek indemnification directly from Seller under this Article 9 without first submitting a claim under the RWI Policy, in any of the following circumstances: (i) the Losses arise out of, relate to, or result from Fraud; (ii) the Losses relate to any matter that is excluded from coverage under the RWI Policy, whether as a result of a specific exclusion negotiated during the underwriting process or a general policy exclusion; or (iii) Buyer reasonably determines, based on the advice of outside legal counsel, that submitting a claim under the RWI Policy would be futile or that the RWI Policy does not provide coverage for the applicable Losses.
9.4.6.
Buyer shall not be entitled to recover any Losses relating to any matter arising under this Agreement to the extent that Buyer has already recovered Losses with respect to such matter.
9.4.7.
For purposes of (a) determining whether any inaccuracy in or breach of any representation or warranty of the Company or Seller set forth in this Agreement (other than the Seller Fundamental Representations) has occurred and (b) calculating the amount of any Losses resulting therefrom for which any Buyer Indemnitee is entitled to indemnification under this Article 9, any materiality, “Material Adverse Effect” or similar qualification contained in such representations and warranties shall be disregarded and given no effect.
9.4.8.
Notwithstanding anything to the contrary contained in this Agreement, in no event shall any Indemnitor be liable to any Indemnitee under this Agreement for any punitive or exemplary damages, except, in each case, to the extent such damages are actually awarded and paid to a third party in connection with a Third Party Claim for which such Indemnitee is otherwise entitled to indemnification hereunder; provided, however that no Indemnitor shall be liable to any Indemnitee under this Agreement for any consequential, incidental, special or indirect damages, or lost profits with respect to any claim for indemnification made by any Indemnitee pursuant to clauses (c) and (d) of Section 9.2 except, in each case, to the extent such damages are actually awarded and paid to a third party in connection with a Third Party Claim for which such Indemnitee is otherwise entitled to indemnification hereunder.

9.5. Indemnification Procedures for Third Party Claims.

9.5.1.
The rights and obligations of a Buyer Indemnitee or Seller Indemnitee claiming a right of indemnification hereunder (each, an “Indemnitee”) from a party (each, an “Indemnitor”) in any way relating to a claim made by a third party (each, a “Third Party Claim”) will be governed by the following:
(a)
The Indemnitee will give prompt written notice to the Indemnitor of the commencement of any Third Party Claim, or any threat thereof, or any state of facts which Indemnitee reasonably determines will give rise to a claim by the Indemnitee against the Indemnitor based on the indemnity agreements contained in this Agreement setting forth, in reasonable detail, the nature and basis of the claim and the estimated amount thereof, to the extent known, and any other relevant information in the possession of the Indemnitee (a “Notice of Claim”). The Notice of Claim will be accompanied by any relevant documents in the possession of the Indemnitee, to the extent not privileged, relating to the claim (such as copies of any summons, complaint or pleading which may have been served and any written demand or document evidencing the same). No failure to give a Notice of Claim will affect, limit or reduce the indemnification obligations of an Indemnitor hereunder, except to the extent such failure actually materially prejudices such Indemnitor’s ability to successfully defend the Third Party Claim giving rise to the indemnification claim.
(b)
In the event that an Indemnitee furnishes an Indemnitor with a Notice of Claim, then upon the written acknowledgment by the Indemnitor given to the Indemnitee within thirty (30) days of receipt of the Notice of Claim, stating that the Indemnitor is undertaking and will prosecute the defense of the Third Party Claim under such indemnity agreements (an “Indemnification Acknowledgment”), then the Third Party Claim covered by the Notice of Claim may be defended by the Indemnitor, at the sole cost and expense of the Indemnitor; provided, however, that the Indemnitee shall have the sole right to conduct and control, through counsel of its choosing (and the Indemnitor shall have no right to control), the defense, compromise and settlement of any Third Party Claim (i) that seeks as a remedy an injunction or other equitable relief against the Indemnitee, or (ii) that arises or relates to any criminal action. However, in the event that the Indemnitor does not furnish an Indemnification Acknowledgment that complies with the foregoing, the Indemnitee may, upon written notice to the Indemnitor, assume the defense (with legal counsel chosen by the Indemnitee) and defend the Third Party Claim, at the sole cost and expense of the Indemnitee. Notwithstanding receipt of an Indemnification Acknowledgment, the Indemnitee will have the right to employ its own counsel in respect of any such Third Party Claim, but the fees and expenses of such counsel will be at the Indemnitee’s own cost and expense, unless (A) the employment of such counsel and the payment of such fees and expenses will have been specifically authorized by the Indemnitor in connection with the defense of such Third Party Claim or (B) the Indemnitee will have reasonably concluded based upon the advice of outside counsel that there are specific defenses available to the Indemnitee which create a conflict of interest between the Indemnitee and the Indemnitor, in which case the costs and expenses incurred by the Indemnitee directly related to such specific defenses will be borne by the Indemnitor.
(c)
The Indemnitee or the Indemnitor, as the case may be, who is controlling the defense of the Third Party Claim, will keep the other fully informed of such Third Party Claim at all stages thereof, whether or not such party is represented by counsel. The parties agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such Third Party Claim. Subject to the Indemnitor furnishing the Indemnitee with an Indemnification Acknowledgment in accordance with Section 9.5.1(b), the Indemnitee will cooperate with the Indemnitor and provide such assistance, at the sole cost and expense of the Indemnitor, as the Indemnitor may reasonably request in connection with the defense of any such Third Party Claim, including providing the Indemnitor with access to and use of all relevant company records (other than privileged materials) and making available its officers and employees for depositions, pre-trial discovery and as witnesses at trial, if requested. In requesting any such cooperation, the Indemnitor will have due regard for, and attempt to not be disruptive of, the business and day to day operations of the Indemnitee and will follow the requests of the Indemnitee regarding any documents or instruments which the Indemnitee believes should be given confidential treatment.
9.5.2.
The Indemnitor will not make or enter into any settlement of any Third Party Claim which Indemnitor has undertaken to defend, without the Indemnitee’s prior written consent (which consent will not be unreasonably conditioned, withheld or delayed), unless (i) there is no obligation, directly or indirectly, on the part of the Indemnitee to contribute to any portion of the payment for any of the Losses, (ii) the Indemnitee receives a general and unconditional release with respect to the claim (in form, substance and scope reasonably acceptable to the Indemnitee), and (iii) there is no finding or admission of any violation of Law by, or effect on any other claim that may be made against, the Indemnitee.
9.5.3.
Any claim for indemnification that may be made under Section 9.2(a) and another clause under Section 9.2 shall first be made under Section 9.2(a).

9.6. Indemnification Procedure for Claims Between the Parties. Upon obtaining knowledge of a Loss that will entitle Indemnitee to indemnification, Indemnitee will promptly deliver a Notice of Claim to Indemnitor, provided that no failure to give a Notice of Claim will affect, limit or reduce the indemnification obligations of an Indemnitor hereunder, except to the extent such failure actually materially prejudices such Indemnitor. The Notice of Claim will state in reasonable detail the nature and estimated amount of any such Loss, to the extent known, giving rise to the right of indemnification hereunder (the “Claimed Amount”). The Indemnitor will have forty-five (45) days after receipt of a Notice of Claim to respond to such Notice of Claim stating whether or not it disputes its Liability or the amount thereof, and its basis for any objection. If the Indemnitor rejects such Notice of Claim and the claimed Loss, in whole or in part, the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement. If the Indemnitor fails to respond to such Notice of Claim within such forty-five (45) day period, the Indemnitor will be deemed to have acknowledged its responsibility for the Loss specified in the Notice of Claim, and in such event, or if the Indemnitor does not dispute its Liability for such Loss, then the Indemnitor will promptly pay and discharge in full any such Loss which is not contested within forty-five (45) days after receipt of such Notice of Claim.

9.7. Tax Treatment of Indemnification Payments. All indemnification payments under this Agreement will be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

9.8. Sole and Exclusive Remedy. Except (a) in the case of Fraud in any representation or warranty of Seller and/or the Company in this Agreement or any other Transaction Document, or (b) with respect to claims for specific performance or other equitable relief, the rights to indemnification and payment of Losses set forth in this Article 9 shall be the sole and exclusive remedies of the parties and their respective Affiliates and Representatives for any and all claims or causes of action that any such Person may have against any other party or its Affiliates or their respective Representatives, arising out of or relating to this Agreement, the other Transaction Documents, the Contemplated Transactions, or any other matter relating to the subject matter of this Agreement, whether based in contract, tort, statute or otherwise. Without limiting the foregoing and notwithstanding anything to the contrary in this Agreement, Buyer and the other Buyer Indemnitees shall have no recourse against Seller or any of its Affiliates or Representatives for any Environmental Liabilities, Environmental Conditions, violations of Environmental Laws, or other environmental matters, whether known or unknown, suspected or unsuspected, and Buyer’s sole recourse with respect thereto shall be its own due diligence and any insurance policy obtained by Buyer (including the RWI Policy), except in the case of Fraud.

10.
TERMINATION.
10.1.
Termination. The parties may not terminate this Agreement other than as follows:
10.1.1.
This Agreement may be terminated at any time prior to the Closing by written consent of Buyer and Seller.
10.1.2.
Buyer may terminate this Agreement by delivering written notice to Seller at any time prior to the Closing in the event that (a) Seller or the Company is in material breach of this Agreement, (b) Buyer has notified Seller of such breach in reasonable detail in writing, (c) there is a reasonable likelihood that such breach will result in the failure of any condition set forth in Section 6.1 or 6.2 to be satisfied at Closing and (d) such breach is incapable of cure, constitutes a breach of the obligation to consummate the Closing at the time established for the Closing pursuant to Section 2.3 or is not cured prior to the earlier of (i) 30 days after delivery of such notice of breach and (ii) the Expiration Date; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.1.2 if Buyer is then in material breach of this Agreement.
10.1.3.
Seller may terminate this Agreement by delivering written notice to Buyer at any time prior to the Closing in the event: (a) Buyer is in material breach of this Agreement, (b) Seller has notified Buyer of such breach in reasonable detail in writing, (c) there is a reasonable likelihood that such breach will result in the failure of any condition set forth in Section 7.1 or 7.2 to be satisfied at Closing and (d) such breach is incapable of cure, constitutes a breach of the obligation to consummate the Closing at the time established for the Closing pursuant to Section 2.3 or is not cured prior to the earlier of (i) 30 days after delivery of such notice of breach and (ii) the Expiration Date; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 10.1.3 if Seller is then in material breach of this Agreement; provided further, that the failure by Buyer to deliver the payments under Sections 2.4.1 and 2.4.2 shall not be subject to cure hereunder, unless otherwise agreed to in writing by Seller.
10.1.4.
Buyer, on the one hand, or Seller, on the other hand, may terminate this Agreement by providing written notice to the other at any time on or after 30 days from the date hereof (the “Expiration Date”) if the Closing shall not have occurred by the Expiration Date; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.1.4 if the Company or Seller is actively pursuing specific performance of Buyer’s obligations hereunder; and provided, further, that no party may terminate this Agreement pursuant to this Section 10.1.4 if the failure of the Closing to occur by the Expiration Date is the result of a breach of this Agreement by such party.

10.1.5.
Buyer or Seller may terminate this Agreement by delivering written notice to the other if any Governmental Authority issues an order, decree, ruling or other action permanently enjoining, restraining or otherwise prohibiting the Contemplated Transactions and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the Person seeking to terminate this Agreement pursuant to this Section 10.1.5 (or, in the case where Seller is seeking to terminate, the Company) has fully complied with its obligations under Section 8.5.
10.2.
Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, all rights and obligations of the parties hereunder will terminate without any liability of any party, any Affiliate thereof or any controlling Person, partner, member, equity holder or Representative of any party or any Affiliate thereof; provided, however, that (a) the rights and obligations of the parties under Section 8.4 (Confidentiality), this Section 10.2 (Effect of Termination), Article 1 (Definitions) and Article 11 (Miscellaneous) will survive termination of this Agreement and (b) nothing herein will relieve any party to this Agreement from liability for Fraud or any Willful Breach of this Agreement by such party prior to such termination.
11.
MISCELLANEOUS.
11.1.
Notices. All notices, requests, demands, claims and other communications required or permitted hereunder must be in writing and must be delivered by nationally recognized overnight courier, registered mail, certified mail or e-mail. Any notice, request, demand, claim, or other communication required or permitted hereunder will be deemed duly given, as applicable, (a) 1 Business Day following the date sent when sent by overnight delivery, (b) on the day when sent by e-mail, if no indication of non-delivery has been received by the sender or (c) upon personal delivery, addressed as set forth on Schedule 11.1. Any party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by providing to the other parties notice in the manner herein set forth.
11.2.
Expenses of Transaction. Whether or not the Contemplated Transactions are consummated, except as otherwise specifically provided for in this Agreement, each of the parties hereto will assume and bear all expenses, costs and fees (including legal and accounting fees and expenses) incurred by such party in connection with the preparation, negotiation and execution and performance of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions.
11.3.
Entire Agreement. The agreement of the parties that is comprised of this Agreement and the other Transaction Documents sets forth the entire agreement and understanding between the parties and their respective Affiliates with respect to the subject matter thereof and supersedes any and all prior agreements, understandings, negotiations and communications (other than the Confidentiality Agreement prior to the Closing), whether oral or written, relating to the subject matter of this Agreement and any other Transaction Documents.
11.4.
Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or under public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic and legal substance of the Contemplated Transactions are not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, Seller and Buyer will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that the Contemplated Transactions are fulfilled in accordance with the terms hereof to the greatest extent possible. Notwithstanding the foregoing, in no event shall the provisions contained in Section 11.16 be terminated or affected by any such determination and the parties shall proceed under the Agreement as if such provisions are in full force and effect.
11.5.
Amendment. This Agreement may be amended or modified, but only by an instrument in writing executed by Seller and Buyer.
11.6.
Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns in accordance with Section 11.7, and except as provided in Section 11.16 and Section 11.20, nothing in this Agreement, express or implied, is intended to or will be construed to or will confer upon any other Person any right, claim, cause of action, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including by way of subrogation.
11.7.
Assignment. This Agreement and any rights and obligations hereunder may not be assigned, hypothecated or otherwise transferred by any party hereto (by operation of law or otherwise) without the prior written agreement of Seller and Buyer; provided that following the Closing, Buyer shall be permitted to assign its rights and remedies under this Agreement and other Transaction Documents (i) to any lender for Buyer or its Affiliates in respect of financing arrangements entered into in connection with the Contemplated Transactions or refinancings thereof, or (ii) to any of its Affiliates, but no such assignment shall relieve any such assignor of its obligations under this Agreement. Any purported assignment in breach of this Section 11.7 shall be null and void.
11.8.
Governing Law. This Agreement, the Contemplated Transactions and all claims arising in whole or in part out of, related to, based upon, or in connection herewith or the subject matter hereof will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
11.9.
Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, hereby (a) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware for the purpose of any and all Actions arising in whole or in part out of, related to, based upon or in connection with this Agreement, the Contemplated Transactions or the subject matter hereof, (b) waives to the extent not prohibited by applicable Laws, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) agrees not to commence any such Action other than before one of the above-named courts nor to make any motion or take any other Action seeking or intending to cause the transfer or removal of any such Action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, any party may bring an Action in a court other than one of the above-named courts, to enforce the judgment of the above-named courts. Each party hereby (i) consents to service of process in any such Action in any manner permitted by the Laws of the State of Delaware; (ii) agrees that service of process made in accordance with clause (i) or made pursuant to Section 11.1, will constitute good and valid service of process in any such Action; and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or clause (ii) does not constitute good and valid service of process.

11.10.
Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND AGREES TO CAUSE EACH OF ITS SUBSIDIARIES, IF ANY, TO WAIVE, AND COVENANTS THAT NEITHER IT NOR ANY OF ITS SUBSIDIARIES, IF ANY, SHALL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS OR THE SUBJECT MATTER OF SUCH AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE CONTEMPLATED TRANSACTIONS OR THEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
11.11.
Reliance. Each of the parties hereto acknowledges that it has been informed by each other party that the provisions of Sections 11.9 and 11.10 constitute a material inducement upon which such party is relying and will rely in entering into this Agreement, and each such party agrees that any breach by such party of any of the provisions of Sections 11.9 or 11.10 above would constitute a material breach of this Agreement.
11.12.
Specific Enforcement. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or violated. Accordingly, each of the parties agrees that, without posting bond or similar undertaking, each of the other parties shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to the remedy of specific performance of this Agreement and the terms and provisions hereof in any Action instituted in any court having jurisdiction over the parties and the matter in addition to any other remedy to which such party may be entitled, at law or in equity. Each party further agrees that, in the event of any Action for specific performance in respect of such breach or violation, it shall not assert the defense that a remedy at law would be adequate. For the avoidance of doubt, in no event shall the exercise of the Company’s or Seller’s right to seek specific performance pursuant to this Section 11.12 reduce, restrict or otherwise limit Seller’s right to terminate this Agreement pursuant to Section 10.1 and/or pursue all applicable remedies at law.
11.13.
No Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), or shall constitute a continuing waiver unless otherwise expressly provided. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party against whom such waiver is intended to be effective.
11.14.
Negotiation of Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.15.
Disclosure Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. No reference to or disclosure of any information in the Disclosure Schedules shall be construed as an admission or indication that such information is material or that such information is required to be referred to or disclosed in the Disclosure Schedules nor shall such information be deemed to establish a level or standard of materiality for purposes of this Agreement. The Company may, at its option, include in the Disclosure Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any reference to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. The Disclosure Schedules are arranged in sections corresponding to the sections contained in this Agreement merely for convenience, and the disclosures made in any single disclosure schedule shall be incorporated by this reference in each of the other disclosure schedules attached to this Agreement to the extent that it is reasonably apparent that such incorporated disclosure relates to the subject matter of the disclosure schedule into which it is being incorporated pursuant to this sentence. Accordingly, and subject to the foregoing sentence, any indicated response of “None” as to any single disclosure schedule shall not in any way limit or qualify the effect of the foregoing sentence.
11.16.
Non-Recourse. Notwithstanding anything to the contrary contained herein and other than in connection with the RWI Policy, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Contemplated Transactions, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling Persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling Person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or Liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Contemplated Transactions or in respect of any representations made or alleged to be made in connection herewith. Notwithstanding the foregoing, nothing in this Section 11.16 shall (A) preclude any party to any Transaction Document from making any claim thereunder, to the extent permitted therein and pursuant to the terms thereof (and subject to the applicable limitations set forth therein) or (B) limit or prevent any legal proceedings, or rights or obligations under the RWI Policy or in respect of claims for Fraud against any party hereto. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.
11.17.
DISCLAIMER. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT: (A) THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER AND EXPRESSLY SET FORTH IN ARTICLE 3 AND ARTICLE 4 RESPECTIVELY, HEREOF AND IN THE CERTIFICATES DELIVERED PURSUANT TO SECTION 6.3, ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES TO BUYER IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS, AND (B) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (A) ABOVE, NONE OF SELLER, ANY GROUP COMPANY NOR ANY NON-RECOURSE PARTY HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE, OWNERSHIP, USE, ZONING, EXISTENCE OF LATENT DEFECTS OR ANY OTHER ASPECT OF THE BUSINESS OR THE ASSETS OF THE GROUP COMPANIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN

THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3 AND ARTICLE 4 HEREOF AND IN THE CERTIFICATES DELIVERED PURSUANT TO SECTION 6.3, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY, LEGAL OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE, OWNERSHIP, USE, ZONING, EXISTENCE OF LATENT DEFECTS OR ANY OTHER ASPECT OF THE BUSINESS OR THE ASSETS OF THE GROUP COMPANIES, ARE HEREBY EXPRESSLY DISCLAIMED. BUYER REPRESENTS, WARRANTS, COVENANTS AND AGREES, ON BEHALF OF IT AND ITS AFFILIATES, THAT IN DETERMINING TO ENTER INTO AND CONSUMMATE THIS AGREEMENT AND THE CONTEMPLATED TRANSACTIONS, IT IS NOT RELYING UPON ANY REPRESENTATION OR WARRANTY MADE OR PURPORTEDLY MADE BY OR ON BEHALF OF ANY PERSON, OTHER THAN THOSE EXPRESSLY MADE BY THE COMPANY AND SELLER AS SET FORTH IN ARTICLE 3 AND ARTICLE 4, RESPECTIVELY, HEREOF AND IN THE CERTIFICATES DELIVERED PURSUANT TO SECTION 6.3, THAT BUYER SHALL ACQUIRE THE GROUP COMPANIES AND THEIR RESPECTIVE ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OTHER THAN THOSE EXPRESSLY MADE BY THE COMPANY AND SELLER AS SET FORTH IN ARTICLE 3 AND ARTICLE 4, RESPECTIVELY, HEREOF AND IN THE CERTIFICATES DELIVERED PURSUANT TO SECTION 6.3, THAT BUYER IS PURCHASING THE RESPECTIVE ASSETS OF THE GROUP COMPANIES ON AN “AS IS, WHERE IS” BASIS AND THAT BUYER IS PURCHASING SUCH ASSETS AT ITS OWN RISK.

Without limiting the generality of the immediately preceding paragraph, it is understood and agreed by Buyer, on behalf of it and its Affiliates, that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any memoranda and materials provided by the Group Companies, the Business, Seller or any of their respective Representatives, are not and shall not be deemed to be or to include representations or warranties, except to the extent explicitly set forth in Article 3 and Article 4 hereof and in the certificates delivered pursuant to Section 6.3 as a representation and warranty by (and only by) the Company or Seller, as applicable.

11.18.
Due Diligence Review. Buyer acknowledges, covenants and agrees, on behalf of itself and its Affiliates: (a) that it has completed to its satisfaction its own due diligence investigation, and based thereon, formed its own independent judgment with respect to the Group Companies; (b) that it has been furnished with or given full access to such documents and information about the Group Companies and the Business and operations as it and its Representatives and advisors have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the Contemplated Transactions; (c) that in entering into this Agreement, it has relied solely upon its own investigation and analysis and the representation, warranties, covenants and agreements set forth in this Agreement; and (d) that (i) no representation or warranty has been or is being made by the Company or any other Person as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its Representatives and (ii) there are uncertainties inherent in attempting to make estimates, projections, forecasts, plans, budgets and similar materials and information, Buyer is familiar with such uncertainties, Buyer is taking full responsibility for making its own evaluations of the adequacy and accuracy of any and all estimates, projections, forecasts, plans, budgets and other similar materials or information that may have been delivered or made available to it or any of its respective agents or Representatives, Buyer has relied or will rely on such information, and Buyer will not assert, and will cause its Affiliates not to assert, any claims against any Group Company (or against the Non-Recourse Parties) with respect thereto.

11.19.
Attorney-Client Privilege and Waiver of Conflicts. Buyer hereby waives and agrees to not assert, and agrees to cause the Group Companies to waive and not assert, any actual or potential conflict of interest arising out of or relating to the representation, after the Closing Date, of Seller in any dispute with Buyer or the Group Companies or any other matter involving the Contemplated Transactions (each, a “Post-Closing Representation”), by Vorys, Sater, Seymour and Pease LLP, or any other internal or external legal counsel currently representing the Group Companies (each, a “Prior Company Counsel”) in connection with the Contemplated Transactions (“Pre-Closing Representation”). Buyer further waives and agrees to not assert, and agrees to cause each Group Company to waive and not assert, in connection with any Post-Closing Representation, any attorney-client privilege with respect to any privileged communication between any Prior Company Counsel and Seller, such Group Company and/or any officer, employee or manager of the Group Company that relates to the Pre-Closing Representation (it being the intention of the parties hereto that all rights to such attorney-client privilege, including the right to control such attorney-client privilege, shall be held by Seller); provided, however, that Buyer and the Group Companies shall retain all attorney-client privilege with respect to any communications that relate to matters other than the Contemplated Transactions or relate to disputes or claims arising post-Closing that do not involve the Contemplated Transactions. Recognizing that Prior Company Counsel has acted as legal counsel to the Group Companies, certain of the direct and indirect holders of Company Equity and certain of their respective Affiliates prior to the date hereof, and that Prior Company Counsel intends to act as legal counsel to Seller and certain of the direct and indirect holders of Company Equity and their respective Affiliates (which will no longer include the Group Companies) after the Closing, each of Buyer and the Company hereby waives, on its own behalf and agrees to cause its Affiliates and the Subsidiaries to waive, any conflicts that may arise in connection with Prior Company Counsel representing Seller or any direct or indirect holders of the Company Equity or their Affiliates after the Closing as such representation may relate to Buyer, the Group Companies or the Contemplated Transactions. In addition, all privileged communications between direct and indirect holders of Company Equity, the Group Companies and their respective Affiliates, on the one hand, and Prior Company Counsel, on the other hand, related solely to the sale of the Company Equity shall be deemed to be attorney-client confidences that belong solely to the direct and indirect holders of Company Equity and their respective Affiliates (and not the Group Companies) (the “Seller Pre-Closing Communications”). Accordingly, the Group Companies shall not have access to any such Seller Pre-Closing Communications or to the files of Prior Company Counsel relating to such engagement from and after the Closing, and all Records and other materials of the Group Companies in any medium (including electronic copies) containing or reflecting any of Seller Pre-Closing Communications or the work product of legal counsel with respect thereto, including any related summaries, drafts or analyses, and all rights with respect to any of the foregoing, are hereby assigned and transferred to Seller effective as of the Closing. Seller shall cause such material and information to be excluded from the transfer contemplated by this Agreement and shall be distributed to Seller immediately prior to Closing with no copies thereof retained by the Company, Buyer or any of their respective Subsidiaries or Representatives. From and after the Closing, Buyer and the Company shall maintain the confidentiality of all such material and information. From and after the Closing, none of Buyer, the Company or their respective Subsidiaries, Affiliates or Representatives shall access or in any way, directly or indirectly, use or rely upon any such materials or information. To the extent that any such materials or information are not delivered to Seller they will be held for the benefit of Seller, and Buyer, the Company and their respective Subsidiaries will deliver all such material and information to Seller promptly upon discovery thereof, without retaining copies thereof. Without limiting the generality of the foregoing, from and after the Closing, (a) the direct and indirect holders of Company Equity and their respective Affiliates (and not the Group Companies) shall be the sole holders of the attorney-client privilege with respect to the Seller Pre-Closing Communications, and no Group Company shall be a holder thereof, (b) to the extent that files of Prior Company Counsel in respect of such engagement constitute property of the client, only the direct and indirect holders of Company Equity and their respective Affiliates (and not the Group Companies) shall hold such property rights and (c) Prior Company Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any Group Company by reason of any attorney-client relationship between Prior Company Counsel and any Group Company or otherwise. Each of Buyer and the Company hereby acknowledges and confirms that it has had the opportunity to review and obtain adequate information regarding the significance and risks of the waivers and other terms and conditions of this Section 11.19, including the opportunity to discuss with counsel such matters and reasonable alternatives to such terms. This Section 11.19 is for the benefit of Seller and each Prior Company Counsel, and Seller and each Prior Company Counsel are intended third party beneficiaries of this Section 11.19. This Section 11.19 may not be amended or modified without the prior written consent of Buyer, Seller and the Prior Company Counsel affected thereby. The covenants and obligations set forth in this Section 11.19 shall survive for ten (10) years following the Closing Date.
11.20.
Release.
11.20.1.
Effective as of the Closing Date (but only if the Closing actually occurs), except for any rights or obligations under this Agreement and the other Transaction Documents, the Company, on behalf of itself and each of its current and former Subsidiaries (including for the avoidance of doubt the Group Companies) and each of its current and former Representatives, partners, members, successors, and assigns (collectively, the “Company Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Seller, its Affiliates and each of their respective current and former Representatives, partners, members, successors, and assigns (collectively, the “Seller Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise) which the Company Releasing Parties may have against each of the Seller Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to the Business, the Company, or any of its current or former Subsidiaries or any actions taken or failed to be taken by any of the Seller Released Parties in any capacity related to the Business, the Company, or any of its current or former Subsidiaries occurring or arising on or prior to the Closing Date; provided, that the foregoing waiver and release shall not apply to (a) any claim for enforcement of any covenants in this Agreement that contemplate performance, in whole or in part, after the Closing, (b) any claim for Fraud, (c) any rights or Claims with respect to any services provided by any Seller Released Party to the Company or any Group Company following the Closing Date pursuant to any Transaction Document (including, for the avoidance of doubt, the Transition Services Agreement). The provisions of this Section 11.20.1 are intended to be for the benefit of, and enforceable by the Seller Released Parties referenced in this Section 11.20.1 and each such Person shall be a third-party beneficiary of this Section 11.20.1.
11.20.2.
Effective as of the Closing Date (but only if the Closing actually occurs), except for any rights or obligations under this Agreement, Seller, each on behalf of itself and each of its respective Subsidiaries and Affiliates and each of its respective current and former Representatives, partners, members, successors, and assigns (collectively, the “Seller Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Business, the Group Companies, their respective Affiliates, and each of their respective current and former Representatives, partners, members, successors, and assigns (collectively, the “Company Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise) which the Seller Releasing Parties may have against each of the Company Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to the Company or any of its current or former Subsidiaries or any actions taken or failed to be taken by any of the Company Released Parties in any capacity related to the Company or any of its current or former Subsidiaries occurring or arising on or prior to the date of this

Agreement; provided, that the foregoing waiver and release shall not apply to (a) any claim arising under this Agreement and the agreements to be entered into hereunder or any agreements, arrangements or understandings contemplated by the foregoing, (b) any claim for Fraud, or (c) any claims arising from any Seller Releasing Party’s employment with any Group Company, including any Seller Releasing Party’s rights under any Employee Plan. The provisions of this Section 11.20.2 are intended to be for the benefit of, and enforceable by the Company Released Parties referenced in this Section 11.20.2 and each such Person shall be a third-party beneficiary of this Section 11.20.2.
11.21.
Headings. The headings contained in this Agreement are inserted only for reference as a matter of convenience and in no way define, limit or describe the scope or intent of this Agreement, and will not affect in any way the construction, meaning or interpretation of this Agreement.
11.22.
Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which will be deemed an original for all purposes and all of which together will constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, or in any manner complying with U.S. Federal ESIGN Act of 2000 or similar provisions of state law such as digital signatures provided by DocuSign or any other digital signature provider (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party, each other party shall re execute the original form of this Agreement and deliver such form to all other parties. No party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[The remainder of this page is intentionally blank. Signatures follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal by their respective duly authorized officers as of the day and year first written above.

BUYER:	TAPS HOLDINGS, LLC

	By:	/s/ Ari J. Silverman
	Name:	Ari J. Silverman
	Title:	Managing Partner

[Signature Page to Membership Interest Purchase Agreement]

THE COMPANY:	MYERS TIRE SUPPLY, LLC

By:	/s/ Samantha Rutty
Name:	Samantha Rutty
Title:	Executive Vice President and Chief Financial Officer

SELLER:	MYERS INDUSTRIES, INC.

By:	/s/ Aaron Schapper
Name:	Aaron Schapper
Title:	President and Chief Executive Officer

[Signature Page to Membership Interest Purchase Agreement]

Exhibit A

Form of 1293 Main Lease Agreement

[Attached]

Exhibit B

Form of 1554 Main Lease Agreement

[Attached]

Exhibit C

Form of Transition Services Agreement

[Attached]

Exhibit D

Form of Patch Rubber Supply Agreement

[Attached]